      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998
                                                     REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                            ACME METALS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                         6719                        36-3802419
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
             of                 Classification Code Number)        Identification No.)
      incorporation or
        organization)

                             13500 S. Perry Avenue
                         Riverdale, Illinois 60827-1182
                                 (708) 849-2500
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                          ---------------------------

                               Stephen D. Bennett
                     President and Chief Executive Officer
                            Acme Metals Incorporated
                             13500 S. Perry Avenue
                         Riverdale, Illinois 60827-1182
                                 (708) 849-2500
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                          ---------------------------

                                WITH COPIES TO:

                           James T. Easterling, Esq.
                               Ungaretti & Harris
                        3500 Three First National Plaza
                            Chicago, Illinois 60602
                          ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTERED          PER UNIT(1)             PRICE          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
10 7/8% Senior Notes due
  2007........................     $200,000,000           99.251%            $198,502,000         $58,558.09
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).
                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                         10 7/8% SENIOR NOTES DUE 2007
                  ($200,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                         10 7/8% SENIOR NOTES DUE 2007
                                       OF

                            ACME METALS INCORPORATED
                         ------------------------------
                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                       ON JUNE 18, 1998, UNLESS EXTENDED
                         ------------------------------
     Acme Metals Incorporated, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and, together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 7/8% Senior Notes due December 15, 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 10 7/8% Senior Notes due December 15, 2007 (the "Old Notes"), of which $200 million principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be June 18, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof.

     The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following the completion of the Exchange Offer, (i) the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof; (ii) the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them; and (iii) neither the New Notes nor the Old Notes will be entitled to the contingent increase in interest rate provided for pursuant to the Old Notes. See "The Exchange Offer." The Exchange Offer is being made pursuant to the terms of the Registration Rights Agreement (the "Registration Rights Agreement") dated as of December 18, 1997 among the Company, Morgan Stanley & Co. Incorporated, Salomon Brothers Smith Barney, First Chicago Capital Markets, Inc. and Nesbitt Burns Securities Inc. (the "Placement Agents"), pursuant to the terms of the Placement Agreement dated as of December 16, 1997 among the Company and the Placement Agents.

     The New Notes will bear interest from December 18, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from December 18, 1997, or the most recent Interest Payment Date (as defined herein) to which interest has been paid, to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998, accruing from December 18, 1997, or the most recent Interest Payment Date to which interest has been paid, at a rate of 10 7/8% per annum.
  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN
                  INVESTMENT IN THE NEW NOTES OFFERED HEREBY.
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998.

     The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, at any time prior to December 15, 2000, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds from one or more Public Equity Offerings (as defined herein) at a redemption price of 110.0% of the principal amount of the Notes, plus accrued interest to the date of redemption; provided that after any such redemption at least $125 million aggregate principal amount of Notes remains outstanding.

     Old Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A promulgated under the Securities Act) and other institutional Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) were represented by a single, global Note in definitive fully registered form without coupons, registered in the name of a nominee of the Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for Old Notes represented by the global Note will be represented by a single, global
Note in definitive fully registered form without coupons, registered in the name of the nominee of DTC, as depositary, unless the beneficial holders thereof request otherwise. The global New Note will be exchangeable, in accordance with the DTC's rules and procedures, for New Notes in definitive fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. See "Description of New Notes--Book-Entry Delivery and Form."

     The Old Notes are, and the New Notes will be, unsubordinated and unsecured indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsubordinated and unsecured indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of March 29, 1998, the Company had (on an unconsolidated basis and excluding intercompany payables) $216.4 million of indebtedness other than the Old Notes, all of which is secured indebtedness. The Old Notes are, and the New Notes will be, guaranteed on a senior unsecured basis by Acme Steel Company, a Delaware corporation and a wholly-owned subsidiary of the Company ("Acme Steel"). The Company, however, is a holding company and the Old Notes were, and the New Notes will be, effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries other than Acme Steel. As of March 29, 1998, the subsidiaries of the Company had $188.9 million of liabilities excluding intercompany payables (including $6.0 million of indebtedness), none of which is secured.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS OR EXCHANGES FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The New Notes are a new issue of securities for which there is currently no trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. The Placement Agents have advised the Company that they currently intend to make a market in the Old Notes and the New Notes. However, they are not obligated to do so, and any market making activity with respect to the Old Notes and the New Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Notes and the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     No person has been authorized to give any information or make any representation not contained in this Prospectus and the accompanying Letter of Transmittal in connection with the matters referred to herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Exchange Agent (as hereinafter defined). Neither this Prospectus nor the accompanying Letter of Transmittal constitutes an offer to sell any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy any securities covered by this Prospectus or a solicitation of a proxy to or by any person in any Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create an implication that there has been no change in the information contained herein since the date hereof.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   12
The Exchange Offer..........................................   19
Use of Proceeds.............................................   27
Capitalization..............................................   28
Selected Financial Data.....................................   29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   31
Business....................................................   42
Management..................................................   63
Description of New Notes....................................   66
Description of Certain Indebtedness.........................   93
Certain United States Income Tax Considerations.............   94
Plan of Distribution........................................   99
Legal Matters...............................................  100
Independent Accountants.....................................  100
Available Information.......................................  100
Incorporation by Reference..................................  101
Index to Consolidated Financial Statements..................  F-1

     The Indenture pursuant to which the Old Notes are, and the New Notes will be, issued (the "Indenture") requires the Company, and the Company intends, to distribute the holders of Notes annual reports containing consolidated financial statements of the Company audited by its independent accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE STATEMENTS OF THE COMPANY'S FUTURE FINANCIAL RESULTS, FINANCIAL POSITION, BUSINESS STRATEGY, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS ARE BASED UPON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. IN ADDITION, WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH IN THIS PROSPECTUS AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY. FOR A MORE DETAILED DISCUSSION OF THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO VARY, SEE "RISK FACTORS."

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" are to Acme Metals Incorporated, a Delaware corporation ("Acme Metals"), and its wholly-owned subsidiaries, Acme Steel Company, a Delaware corporation ("Acme Steel"), and its wholly-owned subsidiary, Alabama Metallurgical Corporation, and Acme Packaging Corporation, a Delaware corporation ("Acme Packaging"), and its wholly-owned subsidiaries, Universal Tool & Stamping Company, Inc. ("Universal"), until March 9, 1998, when Universal was sold, Alpha Tube Corporation ("Alpha Tube") and Acme Steel Company International, Inc. References to fiscal periods herein are references to the Company's fiscal periods which end on the last Sunday of the related calendar period.

                                    BUSINESS

     Acme Metals, based in Riverdale, Illinois, is a fully integrated manufacturer and marketer of steel, steel strapping and strapping tools and steel tubing. Acme Metals' operations are divided into two primary segments, the Steel Making Segment and the Steel Fabricating Segment. The Steel Making Segment's operations are conducted through Acme Steel, which accounted for 42% of the Company's total sales in 1997, and the Steel Fabricating Segment's operations are conducted through Acme Packaging and Alpha Tube, which together accounted for 50% of the Company's total sales in 1997. On March 9, 1998, the Company sold Universal, a manufacturer of automotive and light truck jacks, which accounted for 8% of the Company's total sales in 1997. See "Business--Recent Developments."

     In September 1996, the Company completed construction of a new continuous thin slab caster/hot strip mill complex at Acme Steel's Riverdale, Illinois plant. This complex was referred to in the Company's previous filings as the "Modernization and Expansion Project" and is herein referred to as the "New Facility." The New Facility, which cost approximately $400 million (excluding capitalized interest and certain internal costs), allows Acme Steel to build on its strengths as a low cost producer of high quality liquid steel by significantly increasing its overall efficiency and reducing its finished steel production costs. The Company continued to run its old ingot making operations while the New Facility was being brought on line. In June 1997, the Company completed the decommissioning of its ingot making operations. The Company anticipates that the New Facility, when fully operational, will reduce Acme Steel's 1996 cash manufacturing costs by approximately 19%, or $70 per shipped ton, and will increase Acme Steel's ongoing planned shipping capability to 970,000 tons per year. The New Facility has reduced the average production time for transforming raw steel into flat rolled steel coils from ten days to 90 minutes by eliminating the extra heating and rolling necessary in the old ingot-based process. During the quarter ended March 29, 1998, the New Facility operated on average at approximately 87% of its planned production levels. The New Facility has incurred, and is expected to continue to incur, ongoing cost inefficiencies due to, among other factors, a higher than expected rate of unplanned delays and a slower than expected improvement in material yield performance (i.e. raw liquid steel to finished steel coil). See "Risk Factors--Performance of New Facility."

     In February 1996, Acme Steel and its joint venture partner began construction of a $30 million state-of-the-art steel coil processing plant (the "NACME Facility"). Acme Steel has a 40% equity position in the entity owning the NACME Facility ("NACME"). The NACME Facility pickles, oils, slits and packages wide steel coils produced by the New Facility. The NACME Facility will enhance Acme Steel's ability to provide precise customer specifications of superior quality steels with highly competitive lead times. Pickling operations at the NACME Facility began in December 1996 and slitting operations began late in the second quarter of 1997. The ramp up of the slitting of high carbon products has been slower than expected, and, during the first quarter of 1998, the NACME Facility operated on average at approximately 60% of its planned slitting capability. See "Risk Factors--NACME Facility."

     The Company has pursued a downstream integration strategy intended to enhance both the value and margins of its steel products through its Steel Fabricating Segment, comprised of Acme Packaging, Alpha Tube and, until March 9, 1998, Universal. See "--Recent Developments." Acme Packaging is one of the two major domestic producers of steel strapping and strapping tools in the United States and, by management estimates, shares approximately 80% of the domestic market equally with its primary competitor. Alpha Tube is a leading producer of high quality, welded carbon steel tubing used for furniture, recreational, contractors' and automotive applications.

     The downstream integration strategy has helped to moderate the impact of fluctuating steel demand on Acme Steel's operations by creating captive businesses which consumed approximately 30% to 40% of Acme Steel's steel production and, with the New Facility's increased production capability, are expected to consume 20% to 30% of Acme Steel's steel production. See "Business--Steel Making Segment."

BUSINESS STRATEGY

     Acme Metals' strategy is to enhance its position as a high quality, low cost producer of hot rolled sheet and strip steel and related value-added products and to achieve future profitable growth. The key elements of this strategy include maximizing the performance of the New Facility, continuing to focus on downstream integration, improving product quality and customer service and pursuing growth opportunities.

     MAXIMIZE THE PERFORMANCE OF THE NEW FACILITY

     The Company's objective is to achieve the expected benefits from its investment in the New Facility thereby enhancing its status as a preeminent supplier of flat rolled carbon, alloy and HSLA steels in custom sizes and grades. Key strategic elements to accomplish this objective include the following:

     - Reduce Manufacturing Cost. Acme Steel is a low cost producer of liquid steel. The Company believes the New Facility, when fully operational, will enable Acme Steel to significantly reduce finished steel manufacturing costs and improve operating efficiency. When the New Facility reaches planned production levels, the Company estimates it will provide cash savings in manufacturing costs (based on full utilization of its expanded shipping capability of approximately 970,000 tons per year) of approximately $70 per shipped ton as compared to 1996 manufacturing costs. See "Risk Factors--Performance of New Facility."

     - Increase Shipping Capability. As a result of the completion of the New Facility, by the end of 1998 management expects the ongoing shipping capability of Acme Steel to increase to approximately 970,000 tons, on an annualized basis. The New Facility's yield from raw liquid steel to finished coils is currently 86% and is expected to increase to over 90% when the New Facility achieves planned production levels.

     - Increase Sales of Specialty Steels to Niche Markets. Acme Steel expects to regain and expand its sales of value-added specialty steels to its niche markets as the New Facility ramps up to planned production levels. Acme Steel's focus has been and continues to be to produce more value-added specialty grades of steel, including high and mid carbon, alloy and HSLA steel. The New Facility produces wider sheets and thinner gauges than the old ingot-based facility, thus expanding Acme Steel's product range and allowing the Company to increase sales to its existing customer base. See "Risk Factors--Niche Customers."

     CONTINUE TO FOCUS ON DOWNSTREAM INTEGRATION

     The Company has pursued a downstream integration strategy to enhance both the value and margins of its products by maximizing the benefits of the New Facility and pursuing additional value-added product lines.

     - Maximize Benefits of New Facility. The steel provided by the New Facility will enable the Company's Steel Fabricating Segment to reduce its production costs because the wider, larger coils supplied by the New Facility will reduce changeover costs, improve yields and improve productivity.

     - Pursue Additional Value-Added Product Lines. The Company continually reviews opportunities to expand its product lines in areas which add value. Examples of recent initiatives include the following:

        (i) Acme Packaging recently invested in plastic strapping manufacturing equipment that is expected to be operational in the second half of 1998. This investment is in an area that represents a growing segment of the overall strapping industry. See "Business--Steel Fabricating Segment."

        (ii) As part of a consolidation of Alpha Tube's slitting and tube making operations into a new, larger facility, Alpha Tube is upgrading the production capability of two of its five tube mills, which will give Alpha Tube additional capability to meet growth opportunities in the higher-margin, larger-diameter tube markets and will allow for greater overall utilization of all five tube mills. The consolidation is expected to be completed in the second quarter of 1998. See "Business--Properties."

     IMPROVE PRODUCT QUALITY AND CUSTOMER SERVICE

     The Company strives to offer high-quality products to all of its customers and plans to maintain its commitment to superior customer service and product quality. The New Facility has improved Acme Steel's product quality and allows it to meet the requirements of customers that demand continuously cast steel products and tighter dimensional and physical properties in the finished products. See "Risk Factors--Niche Customers." In addition, the New Facility has reduced the average production time for transforming raw steel into flat rolled steel coils from ten days to 90 minutes, thereby improving Acme Steel's customer lead times. The fabricating businesses were QS-9000 or ISO-9002 certified in 1997.

     PURSUE GROWTH OPPORTUNITIES

     The Company plans to pursue growth opportunities through existing capacity expansion or possible acquisitions to secure the long-term future growth and profitability of the Company. For example, the Company believes that the flat rolled steel making capability of the New Facility can be increased by up to one million tons annually through the addition of additional steel making facilities, a second caster, a second tunnel furnace and related machinery and equipment.

RECENT DEVELOPMENTS

     On December 18, 1997, in order to take advantage of current interest rates and to improve its flexibility for future modernization, the Company consummated a financing plan (the "Financing Plan") comprised of the following elements: (i) a tender offer for the Company's outstanding 12 1/2% Senior Secured Notes due 2002 (the "Senior Secured Notes") and 13 1/2% Senior Secured Discount Notes due 2004 (the "Senior Secured Discount Notes") (the Senior Secured Notes and the Senior Secured Discount Notes being collectively referred to herein as the "1994 Notes"), (ii) a new $175 million Senior Secured Credit Agreement with Morgan Stanley Senior Funding, Inc., as syndication agent and arranger, and Bankers Trust Company, as administrative agent (the "Senior Secured Credit Agreement"),
(iii) a modification of the Company's existing $80 million working capital facility with Harris Trust and Savings Bank, as agent (the "Working Capital Facility"), (iv) repayment of the Company's $50 million term loan facility (the "Term Loan") and (v) the offering of $200 million principal amount of the Old Notes. See "Business--Recent Developments" and "Description of Certain Indebtedness."

     On March 9, 1998, the Company sold its wholly owned subsidiary, Universal, a manufacturer of automotive and light truck jacks. The sale of Universal generated proceeds to the Company of approximately $18.0 million and a gain of $12.0 million (approximately $7.8 million, net of tax). Proceeds from the sale of Universal are restricted by the Indentures pursuant to which the 1994 Notes were issued (the "1994 Indentures"), and net proceeds of $17.1 million have been deposited with the trustee under the 1994 Indentures. The Company is permitted to apply the proceeds to related business investments or to offer to redeem, on a pro rata basis, the remaining 1994 Notes. To the extent an offer to redeem the 1994 Notes is not accepted, the proceeds become unrestricted.

                          TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $200 million aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof (and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto). See "Description of New Notes."

Exchange Offer..................   $1,000 principal amount of New Notes will be
                                   issued in exchange for each $1,000 principal amount of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $200 million in aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to tendering holders of Old Notes promptly after the Expiration Date.
                                   See "Exchange Offer--Termination."

                                   Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences, and will be subject to the limitations applicable thereto, under the Indenture governing the Old Notes and the New Notes. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on the transfer thereof, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided to the holders of the Old Notes pursuant to the Registration Rights Agreement.

Resale..........................   Based on interpretations by the staff of the
                                   Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by any holder thereof (other than broker-dealers, to the extent set forth below, and any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without registration or any prospectus delivery requirement under the Securities Act, provided that such Notes are acquired in the ordinary course of business of such holder and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an "affiliate" of the Company may not rely upon such interpretations of the staff of the Commission and, in the absence of an exemption under the Securities Act, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in any such instance may result in such holder incurring liabilities under the Securities Act for which such holder is not indemnified by the

                                   Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer--General" and "Plan of Distribution."

Expiration Date.................   5:00 p.m., New York City time, on June 18,
                                   1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange
                                   Offer--Expiration Date; Extensions;
                                   Amendments."

Accrued Interest on the New
Notes and the Old Notes.........   The New Notes will bear interest from
                                   December 18, 1997. Holders of Old Notes whose
                                   Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from December 18, 1997, or the most recent Interest Payment Date to which interest has been paid, to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New
                                   Notes will receive the same interest payment on December 15, 1998 (the first interest payment date with respect to the Old Notes and the New Notes) as they would have received had they not accepted the Exchange
                                   Offer. See "The Exchange Offer--Interest on the New Notes."

Termination of the Exchange
Offer...........................   The Company may terminate the Exchange Offer
                                   if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation or if the Company deems it advisable to terminate the Exchange
                                   Offer. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the
                                   Company fail to consummate the Exchange
                                   Offer. See "The Exchange Offer--Termination" and "Description of New Notes--Registration
                                   Rights."

                                   No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

Procedure for Tendering Old
Notes...........................   Each holder of Old Notes wishing to accept
                                   the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required document to Harris Trust and Savings Bank, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer
                                   --Procedures for Tendering."

Special Procedures for
Beneficial Holders..............   Any beneficial holder whose Old Notes are
                                   registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his or its behalf. If such beneficial holder wishes to tender on his or its own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his or its Old Notes, either make appropriate arrangements to register ownership of the Old
                                   Notes in such holder's name or obtain a
                                   properly completed bond power from the
                                   registered holder. The transfer of record ownership may take considerable time. See
                                   "The Exchange Offer--Procedures for
                                   Tendering."

Guaranteed Delivery
Procedures......................   Holders of Old Notes who wish to tender their
                                   Old Notes and whose Old Notes are not
                                   immediately available or who cannot deliver their Old Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                                   Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                                   Exchange Offer--Guaranteed Delivery
                                   Procedures."

Withdrawal Rights...............   Tenders of Old Notes may be withdrawn at any
                                   time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration
                                   Date unless previously accepted for exchange.
                                   See "The Exchange Offer--Withdrawal of
                                   Tenders."

Acceptance of Old Notes and
Delivery of New Notes...........   Subject to certain conditions (as summarized
                                   above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                                   Offer--Termination"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration
                                   Date. See "The Exchange Offer--General."

Certain Federal Income Tax
  Considerations................   The exchange pursuant to the Exchange Offer
                                   will generally not be a taxable event for federal income tax purposes. See "Certain
                                   United States Income Tax
                                   Considerations--Sale, Exchange and Retirement of Notes."

Exchange Agent..................   Harris Trust and Savings Bank, the trustee
                                   under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. See "The
                                   Exchange Offer--Exchange Agent."

Use of Proceeds.................   There will be no cash proceeds payable to the
                                   Company from the issuance of the New Notes pursuant to the Exchange Offer. Net proceeds received by the Company from the sale of the Old Notes of approximately $198.5 million were used, together with a portion of the proceeds from the Senior Secured Credit
                                   Agreement, to repay approximately $107.4 million principal amount of 12 1/2% Senior
                                   Secured Notes due 2002 and approximately
                                   $117.3 million principal amount of 13 1/2%
                                   Senior Secured Discount Notes due 2004,
                                   pursuant to a tender offer by the Company consummated on December 18, 1997. See "Use of
                                   Proceeds" and "Business--Recent
                                   Developments."

                       SUMMARY OF TERMS OF THE NEW NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of Old Notes. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that: (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding.

Issuer..........................   Acme Metals.

Securities Offered..............   $200 million aggregate principal amount of
                                   10 7/8% Senior Notes Due 2007 (the "New
                                   Notes").

Maturity........................   December 15, 2007.

Interest........................   Payable semi-annually in cash on June 15 and
                                   December 15 of each year (the "Interest
                                   Payment Dates"), commencing on December 15,
                                   1998.

Optional Redemption.............   The New Notes may be redeemed at any time on
                                   or after December 15, 2002, at the option of the Company, in whole or in part, at 105.438% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on and after December 15, 2004. In addition, at any time prior to December 15, 2000, the Company may redeem up to 35% of the principal amount of the New Notes with the proceeds from one or more Public Equity Offerings at 110.0% of the principal amount of the New
                                   Notes, plus accrued interest; provided that after any such redemption at least $125 million aggregate principal amount of New
                                   Notes remains outstanding. See "Description of New Notes--Optional Redemption."

Change of Control...............   Upon a Change of Control (as defined herein),
                                   the Company will be required to make an offer to purchase the New Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment
                                   (including repurchase of the New Notes). See
                                   "Description of New Notes--Repurchase of
                                   Notes Upon a Change of Control."

Guaranty........................   The Notes will be guaranteed on a senior,
                                   unsecured basis by Acme Steel.

Ranking.........................   The New Notes will be senior unsecured
                                   indebtedness of the Company ranking pari passu with the Company's other senior unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. As of March 29, 1998, the
                                   Company had (on an unconsolidated basis and excluding intercompany payables) approximately $216.4 million of indebtedness other than the Old Notes, all of which is secured. The New Notes will be guaranteed on a senior, unsecured basis by Acme Steel. The
                                   Company, however, is a
                                   holding company and the New Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries, other than Acme Steel. As of March 29, 1998 the subsidiaries of the Company had approximately
                                   $188.9 million of liabilities excluding
                                   intercompany payables (including $6.0 million of indebtedness), none of which is secured.
                                   See "Risk Factors--Substantial Indebtedness;
                                   Covenant Restrictions; Access to Capital and
                                   Holding Company Structure; Priority of
                                   Secured Debt."

Certain Covenants...............   The Indenture contains certain covenants
                                   that, among other things, limit the ability of the Company to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with shareholders and affiliates, create liens, sell assets and engage in mergers and consolidations.
                                   However, these limitations are subject to a number of important qualifications and exceptions. See "Description of New
                                   Notes--Covenants."

Governing Law...................   The Indenture and the Notes are governed by,
                                   and construed in accordance with, the laws of the State of New York.

Trustee, Paying Agent and
Registrar.......................   Harris Trust and Savings Bank.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN MATTERS RELATING TO AN INVESTMENT IN THE NEW NOTES. SEE "RISK FACTORS."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary financial data of the Company for the years ended December 31, 1995, December 29, 1996 and December 28, 1997 and the three months ended March 30, 1997 and March 29, 1998. The historical financial data for each of the three years in the period ended December 28, 1997 have been derived from the audited Consolidated Financial Statements of the Company. The financial data for the three months ended March 30, 1997 and March 29, 1998 have been derived from the Company's unaudited Consolidated Financial Statements. The following information should be read in conjunction with the "Selected Financial Data" and the Company's Consolidated Financial Statements and notes thereto presented elsewhere in this Prospectus. Operating results for interim periods are not necessarily indicative of the results that might be expected for an entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         YEAR ENDED                       THREE MONTHS ENDED
                                        --------------------------------------------    ----------------------
                                        DECEMBER 31,    DECEMBER 29,    DECEMBER 28,    MARCH 30,    MARCH 29,
                                            1995            1996            1997          1997         1998
                                        ------------    ------------    ------------    ---------    ---------
                                                            (IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF OPERATIONS DATA:
Net sales.............................    $521,619        $498,242        $488,030      $125,331     $144,996
Gross margin..........................      84,448          50,465           4,151        (4,317)       5,838
Income (loss) before income taxes,
  cumulative effect of change in
  accounting principle and
  extraordinary loss(1)...............      44,135           5,093         (76,642)      (24,041)      (2,575)
Income tax provision (benefit)........      15,889           2,426         (29,124)       (8,174)        (900)
Net income (loss) before extraordinary
  loss and cumulative effect of a
  change in accounting principle......      28,246           2,667         (47,518)      (15,867)      (1,675)
Extraordinary loss, net of tax(2).....                                     (23,411)
Cumulative effect of change in
  accounting principle, net of
  tax(3)..............................                                      (6,276)
Net income (loss).....................      28,246           2,667         (77,205)      (15,867)      (1,675)
OTHER FINANCIAL DATA:
Net cash provided by (used for)
  operating
  activities..........................      59,541          46,034         (60,712)      (23,865)      22,949
Net cash used for investing
  activities..........................     (83,547)        (85,562)        (28,599)         (873)     (27,946)
Net cash provided by financing
  activities..........................         410          19,709          62,541           355       13,212
Net increase (decrease) in cash and
  cash equivalents....................     (23,596)        (19,819)        (26,770)      (24,383)       8,215
EBITDA(4).............................      64,271          22,257           3,892        (4,373)      17,689
Capital expenditures..................     244,374         199,122          45,929        12,459        6,219
Ratio of earnings to fixed
  charges(5)..........................         1.8x

                                                                DECEMBER 28, 1997    MARCH 29, 1998
                                                                -----------------    --------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................        $  6,454            $ 14,669
Total assets................................................         829,081             818,116
Long term debt (including current maturities)...............         424,743             420,933
Shareholders' equity........................................         186,343             185,132

-------------------------
(1) Income before income taxes and extraordinary loss and cumulative effect of a change in accounting principle for the year ended December 29, 1996 includes pre-tax charges for training and pre-start-up costs relating to the New Facility of $9.9 million.

(2) Includes a pre-tax charge of $37.6 million, $23.4 million after tax, for the costs, expenses and unamortized financing fees relating to the early retirement of the debt pursuant to the Financing Plan.

(3) Cumulative effect of changes in accounting principle, net of taxes, includes the effects of adopting EITF No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract for an Internal Project that combines Business Process Reengineering and Information Technology Transformation." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recently Issued Accounting Pronouncements."

(4) EBITDA represents earnings (losses) before interest, income taxes, depreciation, amortization and cumulative effect of a change in accounting principle and the extraordinary loss. EBITDA for the three months ended March 29, 1998 includes a $12.0 million gain on the sale of Universal. See "Business--Recent Developments." EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures.

(5) Earnings were insufficient to cover fixed charges by approximately $26.3 million, $76.2 million, $24.0 million and $3.0 million for the year ended December 29, 1996, year ended December 28, 1997, the three months ended March 30, 1997 and the three months ended March 29, 1998, respectively. Earnings consist of income before income taxes less earnings for unconsolidated subsidiaries accounted for under the equity method, plus fixed charges, except where capitalized. Fixed charges consist of interest charges and amortization of debt issuance costs, in each case whether expensed or capitalized, and lease expense under operating leases representing interest.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully review the following risk factors.

PERFORMANCE OF NEW FACILITY

     In September, 1996, the Company completed construction of the New Facility, which combines highly efficient mini-mill casting and rolling technology with the traditional high quality liquid steel produced via the blast furnace/basic oxygen furnace technology. The Company is in the process of ramping up the New Facility to planned shipping levels of 970,000 tons per year. The New Facility, however, has incurred, and is expected to continue to incur, cost inefficiencies due to, among other things, a higher than expected rate of unplanned delays and a slower than expected improvement in material yield performance (raw liquid steel to finished steel coils). These factors have adversely affected the financial performance of Acme Steel and the consolidated results of Company during 1997 and the first quarter of 1998. Although the Company anticipates it will be able to satisfactorily address these cost and operational matters and the planned cost savings and production levels will be realized by the end of 1998, there can be no assurance that the Company will be able to address these matters within that time frame.

NICHE CUSTOMERS

     Historically, the Company has benefited from a higher average flat rolled carbon steel selling price per ton for external customer sales than the industry's average selling price per ton for such products. See "Business--Overview." Due to the slow ramp-up at the New Facility and the delays in ramping up the slitting operations at the NACME Facility, in 1997 and the first quarter of 1998 deliveries to customers were delayed. As a result of the delays in shipments, the Company has experienced a substantial reduction in orders from its niche customers in the higher margin markets for high and mid carbon, alloy, HSLA and processed value-added products and an increase in shipments of lower margin low carbon steel products (i.e., an unfavorable mix). See "Business--Overview." Due to the reduction in niche customer orders, the Company has had a substantial reduction in the average selling price per ton for sales to external customers, which has had a material adverse effect on the Company's gross margins during 1997 and the first quarter of 1998. In 1997, Acme Steel shipped 120,000 fewer tons of its traditional higher margin niche products than in 1996. The late deliveries continue to have an adverse effect on customer orders, particularly for high margin, value-added processed steel products.

     Acme Steel continues to work to improve the operating performance of the New Facility and to work with the management of the NACME Facility to improve its slitting performance. These actions should improve delivery performance to the traditional, higher margin, niche product customers and gradually improve the product mix margins. Although the Company is aggressively pursuing these improvements in operations and delivery performance, there can be no assurances the Company will achieve these improvements as quickly as necessary, or if achieved, that the Company will be able to regain or increase orders for higher margin, niche products.

RECENT LOSSES

     The Company reported a consolidated net loss of $77.2 million on consolidated net sales of $488.0 million for the fiscal year ended December 28, 1997. (The net loss for the fiscal year ended December 28, 1997 included an extraordinary loss and change in accounting principle amounting to $29.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations.") The financial performance of the Company, and in particular Acme Steel, was adversely affected by, among other factors, the ongoing inefficiencies of operating the New Facility at less than planned production levels, lower material yield performance of the New Facility, slower than expected ramp up of slitting capabilities of the NACME Facility. These factors in combination have resulted in delayed deliveries, higher inventories, lower sales volume, and an adverse mix of lower margin products. See "Risk Factors--Performance of New Facility,"

"--Niche Customers," and "--NACME Facility," "Management's Discussion And Analysis Of Financial Condition And Results Of Operations" and
"Business--Overview."

     The Company reported a consolidated net loss of $1.7 million on consolidated net sales of $145.0 million for the fiscal quarter ended March 29, 1998 and expects to continue recognizing losses during 1998 as it aggressively works to optimize the operating performance and cash manufacturing costs of the New Facility, cooperate with the management of the NACME Facility to achieve planned slitting capabilities, increase orders for niche products, and improve deliveries to the higher margin niche product customers. Should the Company incur greater than anticipated losses in 1998, the Company would be at risk of breaching certain of the financial covenants in its loan agreements which may result in an event of default under its loan agreements, and absent relief from its lenders, the Company would have to consider financial alternatives to enable it to adequately fund its operations and meet all of its obligations. See "Risk Factors--Substantial Indebtedness; Covenant Restrictions; Access to Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Although the Company is addressing the foregoing issues, there can be no assurances the Company will be able to satisfactorily resolve all of these concerns in the near term. No assurances can be given that the Company will not continue to experience operational difficulties, will achieve the projected cost benefits, will improve deliveries, or increase sales, to its traditional niche market customers, or that financing will be available if required, or if available, such financing will be on terms satisfactory to the Company.

SUBSTANTIAL INDEBTEDNESS; ACCESS TO CAPITAL; COVENANT RESTRICTIONS

     At December 28, 1997 and March 29, 1998, the Company's debt as a percentage of total capitalization was 69%, representing on a consolidated basis (excluding intercompany payables) $424.7 million and $420.9 million, respectively, of indebtedness (including current maturities of long-term indebtedness). The level of indebtedness may pose risks to holders of the New Notes, including the possibility the Company may not generate sufficient cash flow to make the principal and interest payments on the New Notes when due and may preclude the Company from obtaining additional capital, if needed.

     The Company believes its existing cash balances, future internally generated funds and amounts available under its Working Capital Facility will be sufficient to fund the Company's anticipated capital and other expenditures and meet its fixed charge requirements for the foreseeable future. In the event the Company is unable to accomplish its objectives in a timely manner or there are economic and market conditions adversely affecting the Company, there can be no assurance that the amounts available from such sources will be sufficient for such purposes. The Company may be required to seek additional capital financing from a variety of potential sources, including additional bank financing and/or equity or debt securities offerings. No assurance can be given that such sources of funding will be available if required or, if available, will be on terms satisfactory to the Company.

     In addition, the instruments governing the indebtedness of the Company impose significant operating and financial restrictions on the Company. See "Description of Certain Indebtedness." Such restrictions will affect, and in many respects limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its maturity, sell assets or engage in mergers or acquisitions. These restrictions could also affect the ability of the Company to effect future financing, make needed capital expenditures, withstand a future downtown in the Company's business or the economy in general or otherwise conduct necessary corporate operations. A failure of the Company to comply with covenant restrictions could lead to a default under the terms of such indebtedness. In an event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto to be due and payable, together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance it would be on terms that are favorable or acceptable to the Company.

NACME FACILITY

     Construction of the NACME Facility was completed in December 1996. Partial operations (pickling, oiling, and packaging) commenced shortly thereafter; however, due to late equipment delivery, slitting operations began late in the second quarter of 1997 and ramp up of the slitting of high carbon products has been slower than expected. The late and slow ramp up of the slitting operations at the NACME Facility led to Acme Steel partially relying upon outside processors for slitting services in 1997. NACME and Acme Steel are cooperating in efforts to improve the performance of the slitting operations at the NACME Facility. While the Company anticipates the NACME's Facility's management, with Acme Steel's assistance, will be able to achieve the planned levels of slitting capability in the second half of 1998, there can be no assurances of the NACME Facility's ability to do so in the near term. See "Risk Factors -- Possible Fluctuations in Service Providers, Raw Materials and Energy Costs."

CYCLICALITY OF STEEL INDUSTRY AND END USER MARKETS; VARIABILITY OF FINANCIAL RESULTS

     The steel industry is highly cyclical in nature and sensitive to general economic conditions. The financial condition and results of operations of companies in the steel industry are generally affected by macroeconomic fluctuations in the U.S. and global economies. The consolidated financial performance of the Company, and in particular of its subsidiary, Acme Steel, has been affected by, among other things, the cyclical nature of the steel industry. For the years 1995, 1996 and 1997, Acme Steel shipped 619,052, 611,882 and 629,212 net tons of flat rolled steel, respectively, with an average realized price per ton of approximately $479, $458, and $422, respectively. As a result, in part, of the impact of these changes in shipment volumes and steel prices, the Company's consolidated net sales for the years 1995, 1996 and 1997 were $521.6 million, $498.2 million and $488 million, respectively, and its consolidated net income (loss) was $28.2 million, $2.7 million and $(77.2) million, respectively. During the second half of 1997, the steel industry, including Acme Steel, experienced generally declining prices.

     In the early 1980s, U.S. integrated steel producers incurred significant restructuring charges associated with efforts to reduce excess capacity. Significant losses, and bankruptcies in certain cases, occurred as a result of a number of factors, including worldwide production overcapacity, increased U.S. and global competition, low levels of steel demand, substitution of alternative materials for steel, high labor costs, inefficient plants and the strength of the U.S. dollar relative to other currencies. In the late 1980s, earnings of U.S. steel producers benefited from improved industry conditions. During the 1990 to 1992 downturn, substantial excess worldwide manufacturing capacity for steel products, combined with a worldwide economic slowdown, resulted in a substantial decrease in the demand for steel products, increased competition and a decline in financial performance for the steel industry.

     Although demand for steel products recovered from the 1992 downturn and the profitability of the industry has improved recently, there can be no assurance that economic conditions will remain favorable to the steel industry. Future economic downturns, a stagnant economy or currency fluctuations may adversely affect the Company's business, results of operations and financial condition. The Company is particularly sensitive to trends in the agricultural equipment, automotive component, industrial equipment, industrial fastener, pipe and tube processor and tool manufacturing industries, because these industries are significant markets for the Company's products and are highly cyclical.

COMPETITION

     Competition within the steel industry is intense. The Company competes primarily on the basis of price, quality, and the ability to meet customers' product specifications and delivery schedules. The Company's competitors are integrated steel producers, mini-mills and foreign producers, many of which are larger and have substantially greater capital resources. The Company also competes with steel service centers purchasing imported and domestic steel. Recently developed thin slab casting technologies, such as that utilized in the New Facility, have allowed some mini-mill producers to enter certain sectors of the flat rolled market which have traditionally been supplied by integrated producers. Technological innovation is likely to continue in the steel industry and producers will be required to achieve significant, sustainable cost reductions to succeed. The

Company's investment of approximately $400 million (excluding capitalized interest and certain internal costs) in the New Facility is expected to enable it to compete. However, there can be no assurance that the Company will be able to compete effectively in the future.

     Over the last decade, extensive downsizings necessitated costly restructuring charges that, when combined with highly competitive market conditions, resulted at times in substantial losses for some U.S. integrated steel producers. A number of U.S. integrated steel producers went through bankruptcy reorganization. These reorganizations resulted in somewhat reduced capital costs for these producers and may permit them to price their steel products at levels below those that they could have otherwise maintained.

     U.S. steel producers face significant competition from certain non-U.S. steel producers who may have lower labor costs. In addition, U.S. steel producers may be adversely affected by fluctuations in the relationship between the U.S. dollar and non-U.S. currencies. Furthermore, some non-U.S. steel producers have been owned, controlled or subsidized by their governments, and their decisions with respect to production and sales may be, or may have been in the past, influenced more by political and economic policy considerations than by prevailing market conditions. Some non-U.S. producers of steel and steel products have continued to ship into the U.S. market despite decreasing profit margins or losses, including steel companies affected by the Asian economic downturn. If certain relevant U.S. trade laws are weakened, world demand for steel eases or the U.S. dollar strengthens, an increase in the market share of imports may occur, which could adversely affect the pricing of the Company's products. The costs for current and future environmental compliance may place U.S. steel producers, including the Company, at a competitive disadvantage with respect to non-U.S. steel producers, which are not subject to environmental requirements as stringent as those in the United States.

     Over the long-term, steel prices will be set by the lowest cost producers and the lowest costs will be attained through the implementation of new technologies. The flat rolled steel market provides strong evidence of this downward trend in real steel prices due in part to decreasing costs. The highly competitive nature of the industry, combined with excess production capacity in some products, may continue to exert downward pressure on prices for the Company's products. In addition, in the case of certain product applications, steel competes with other materials, including plastics, aluminum, graphite composites, ceramics, glass, wood and concrete.

HOLDING COMPANY STRUCTURE; PRIORITY OF SECURED DEBT

     Acme Metals is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. The Company is dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of interest and principal on the New Notes. The Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the New Notes or to make any funds available therefor, whether by dividends, loans or other payments which may be restricted under the terms of certain debt instruments. Because the Company's subsidiaries, other than Acme Steel, have not guaranteed the payment of the principal or interest on the New Notes, any right of the Company to receive assets of any of such subsidiaries upon its liquidation or reorganization (and consequent right of holders of the New Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary held by other creditors. At March 29, 1998, the subsidiaries of the Company had approximately $188.9 million of liabilities excluding intercompany payables, including $6.0 million of indebtedness, none of which is secured.

     The New Notes are unsecured and therefore will be effectively subordinated in right of payment to any secured indebtedness of the Company to the extent of such pledged collateral. At March 29, 1998, the Company had on an unconsolidated basis (excluding intercompany payables) approximately $216.4 million of outstanding secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be available for satisfaction of any amounts owed under the New Notes. In addition, to the extent such assets did not satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would be pari passu (or effectively senior if the indebtedness were incurred by a subsidiary other than Acme Steel) with the New Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the New Notes upon an acceleration of the New Notes.

POSSIBLE FLUCTUATIONS IN SERVICE PROVIDERS, RAW MATERIAL AND ENERGY COSTS

     The Company's operations at its Acme Steel subsidiary are heavily dependent on the supply of various materials, including iron ore pellets, coal, scrap and energy. Acme Steel is contractually obligated to purchase, at the higher of production cost or market price, its proportionate share of the iron ore produced at the Wabush Mines, a joint venture project in which Acme Steel has an approximate 15.1% interest. In fiscal 1996 and 1997, Acme Steel acquired approximately 41% and 37%, respectively, of its iron ore pellet requirements from this venture. Production costs at Wabush Mines currently approximate market price; however, there can be no assurance that the mines' cost structure will not result in above world market prices in the future.

     The Company's interest in NACME requires Acme Steel to comply with certain tonnage provision guarantees and cost plus return on investment payments. Due to a delay in reaching full operating levels, NACME was not in compliance with certain financial covenants and obtained a waiver and negotiated modification of those covenants under its financing arrangements with its lending institution. NACME currently meets the requirements of its modified financial covenants. However, there are no assurances NACME will continue to maintain such compliance, or, if it fails to do so, that it will be able to negotiate further waivers or amendments of its covenants. Currently, the Company is unable to determine whether such failure would have an adverse effect on Acme Steel's operations.

     Acme Steel purchases electrical energy from Commonwealth Edison under long term contracts, a portion of the supply is fixed and the balance is subject to interruption. The balance of Acme Steel's iron ore pellet needs and all of its coal, scrap and natural gas needs are generally obtained at market prices. Supply interruptions or cost increases, to the extent that Acme Steel could not pass on these costs to its customers, could adversely affect the future consolidated results of operations of the Company and its subsidiaries.

ENVIRONMENTAL COMPLIANCE AND ASSOCIATED COSTS

     U.S. steel producers, including Acme Steel, are subject to stringent federal, state and local environmental laws and regulations concerning, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. U.S. steel producers, including Acme Steel, have spent and can be expected to spend in the future, substantial amounts for compliance with these environmental laws and regulations. The costs of environmental compliance may place U.S. steel producers at a competitive disadvantage (1) to foreign steel producers, who may not be subject to environmental requirements as stringent as those in the United States and (2) to producers of materials that compete with steel, who may not be required to bear equivalent costs in producing their products.

     The Company, on a consolidated basis, has incurred substantial costs in complying with federal, state and local environmental laws and regulations. The Company's capital expenditures related to environmental compliance were $1.3 million in 1995, $.8 million (exclusive of any such expenditures related to the New Facility) in 1996 and $4.7 million in 1997. The Company currently estimates that capital expenditures for environmental compliance will be approximately $3.9 million in fiscal year 1998. The Company believes that it is currently in substantial compliance with the various environmental regulations applicable to its businesses and, in particular, that its coke ovens currently are in compliance with Clean Air Act standards anticipated to be in effect through 2010.

     Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances (or liability for known environmental claims) will not have a material adverse affect on the Company's business, financial condition or results of operations. However, future events, such as changes in existing laws and regulations or interpretation thereof, may give rise to additional compliance costs or liabilities that could have a material adverse affect on the Company's business, financial condition and results of operations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures by the Company that may be material.

CERTAIN INDEMNIFICATION ARRANGEMENTS

     In connection with the spin-off of Acme Steel from The Interlake Corporation ("Interlake") in 1986 (the "1986 Reorganization"), Interlake entered into a cross-indemnification agreement with Acme Steel relating to any claims arising out of pre spin-off businesses and properties (excluding on-going Acme Steel businesses and properties). Acme Steel and Interlake also entered into a tax indemnification agreement which governs the handling of pre spin-off federal and state tax matters and provides for Interlake to indemnify Acme Steel for certain of these tax matters. To date, Interlake has met all of its obligations under such agreements. In the event Interlake for any reason were unable to fulfill its obligations under such agreements, the Company could have significant increased future liabilities.

UNIONIZED WORKFORCE

     Substantially all hourly employees of Acme Steel and Acme Packaging are covered by a collective bargaining agreement with United Steelworkers which expires in 1999 and includes a no-strike provision. The Company has not experienced any work stoppages in the last ten years and considers its relationship with its employees to be good. However, strikes or work stoppages and the resultant adverse impact on its relationship with its customers could have a material adverse effect on the Company's business, financial condition or results of operations.

FRAUDULENT CONVEYANCE

     If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for its incurrence of indebtedness, including the Notes, and that, at the time of such incurrence, the Company (i) was insolvent,
(ii) was rendered insolvent by reason of such incurrence or grant, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then such court, subject to applicable statutes of limitation, could void the Company's obligations under the Notes, recover payments made under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

     The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if the Company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the New Notes, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds. The Company believes that it (i) is in possession of sufficient capital to run its business effectively and (ii) is incurring debts within its ability to pay as the same mature or become due.

     There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" upon the sale of the Notes or whether, regardless of the method of valuation, a court would not determine that the Company was insolvent upon consummation of the sale of the Notes.

CHANGE OF CONTROL

     Upon a Change of Control (as defined herein), each holder of New Notes will have the right to require the Company to repurchase all or any part of such New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The holders of the 1994 Notes will also have the right to require the Company to repurchase all or any part of such 1994 Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, the occurrence of a Change of Control may constitute a default under the Company's Senior Secured Credit Agreement, and the lenders under the Working Capital Facility will have the right to require the repayment of the loans thereunder upon a change of control. The inability to repay the indebtedness under the 1994 Notes, the Working Capital Facility and the Senior Secured Credit Agreement, if accelerated, would also constitute an event of default under the Indenture and the indentures pursuant to which the 1994 Notes were issued (the "1994 Indentures"), which could have adverse consequences for the Company and the holders of the New Notes. In the event of a Change of Control, there can be no assurance the Company would have sufficient financial resources available to satisfy all of its obligations under the 1994 Notes, the Working Capital Facility, the Senior Secured Credit Agreement and the New Notes. See "Description of New Notes--Change of Control." A change of control could also adversely affect the ability of the Company or an acquiror to utilize net operating losses accumulated prior to such change of control.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment will continue to be subject to existing restrictions on the transfer thereof and will have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but not accepted Old Notes could be adversely affected due to the limited amount, or "float," of the Old Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement.

ABSENCE OF PUBLIC TRADING MARKET FOR THE NEW NOTES

     The New Notes are new issues of securities for which there is currently no established market, and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. If any of the New Notes are traded after their initial issuance, they may trade at a discount from the initial offering price, depending upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and the financial condition of, performance of, and prospects of the Company. The Company has been advised by the Placement Agents that, following the completion of the Exchange Offer, they presently intend to make a market in the New Notes; however, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Therefore, there can be no assurance that an active market for the New Notes will develop. If a market for the New Notes develops, any such market may cease at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                               THE EXCHANGE OFFER

GENERAL

     The Old Notes were sold by the Company on December 18, 1997 to the Placement Agents in reliance on Section 4(2) of the Securities Act. The Placement Agents offered and sold the Old Notes (A) within the United States only to (i) "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) and (ii) other institutional "Accredited Investors" (as defined in Rule 501 (a)(1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of the Old Notes, delivered to the Placement Agents a letter containing certain representations and agreements and (B) outside the United States in compliance with Regulation S under the Securities Act.

     In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights (the "Registration Rights"). Pursuant to the agreement governing the Registration Rights (the "Registration Rights Agreement"), the Company agreed to use its reasonable best efforts, at its cost, to file and cause to become effective a registration statement with respect to the Exchange Offer to exchange the Old Notes for the New Notes. Upon such registration statement being declared effective, the Company has agreed to offer the New Notes in return for surrender of the Old Notes. For each Old Note surrendered to the Company under the Exchange Offer, the holder thereof will receive a New Note of equal principal amount. Interest on each New Note will accrue from December 18, 1997 or the most recent Interest Payment Date to which interest has been paid. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or under certain other circumstances, the Company has agreed, at its cost, to use its reasonable best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Old Notes and to keep such registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all Old Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company shall, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes.

     In the event that the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to June 18, 1998, the annual interest rate borne by the Old Notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

     In the event that the Exchange Offer is consummated, the Company will not be required under the Registration Rights Agreement to file the Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 10 7/8%. Holders of Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for Old Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange Old Notes."

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on such interpretation by the staff of the Commission and, in the absence of an exemption under the Securities Act, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in the holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder; (ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for the Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; (iv) if the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making activities or other trading activities, such holder will agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes; and (v) it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date of this Prospectus, $200 million aggregate principal amount of Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A promulgated under the Securities Act.

     This Prospectus, together with the accompanying letter of transmittal (the "Letter of Transmittal"), is being sent to all registered holders of Old Notes as of May 5, 1998 (the "Record Date").

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to Harris Trust and Savings Bank (the "Exchange Agent"). See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on June 18, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

     The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable, by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service, unless otherwise required by applicable law or regulation.

     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of the Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if the Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest from December 18, 1997, payable semiannually on June 15 and December 15, of each year commencing on December 15, 1998, at the rate of 10 7/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from December 18, 1997, or the most recent Interest Payment Date to which interest has been paid, until the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on December 15, 1998 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING

     The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by: (i) completing, signing and dating the Letter of Transmittal, or a facsimile thereof, having the signatures thereon guaranteed if required by the Letter of Transmittal, and mailing or otherwise delivering such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date or
(ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     The Company understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Old Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with the DTC's ATOP procedures for transfer. However, the exchange of the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) or (ii) a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter of facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys in fact, officers of corporations or others acting in a fiduciary or representative capacity, such evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

     If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above and under the heading "The Exchange Offer--General."

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Notes in the Exchange Offer, the person who deposited the Old Notes to be withdrawn (the "Depositor") must submit a written or facsimile transmission notice of withdrawal to the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the Depositor, (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer, (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or
(iii) the Company reasonably deems it advisable to terminate the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holder of the Old Notes, if the Exchange Offer would otherwise expire during such period. See "Description of New Notes -- Registration Rights Agreement."

EXCHANGE AGENT

     Harris Trust and Savings Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail:
                                               Harris Trust and Savings Bank
                                               c/o Harris Trust Company of New York
                                               P.O. Box 1010
                                               Wall Street Station
                                               New York, NY 10268
                                               Attention: Mark Zimkind
By Hand or Overnight Courier:
                                               Harris Trust and Savings Bank
                                               c/o Harris Trust Company of New York
                                               77 Water Street
                                               4th Floor
                                               New York, NY 10004
                                               Attention: Mark Zimkind
Facsimile Transmission:                        (212) 701-7636
Confirm by Telephone:                          (212) 701-7624

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     Other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated by this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds received by the Company from the offering of the Old Notes were approximately $198.5 million. The net proceeds received by the Company from the sale of the Old Notes were used, together with a portion of the proceeds from the Senior Secured Credit Agreement, to repay approximately $107.4 million principal amount of Senior Secured Notes due 2002 and approximately $117.3 million principal amount of Senior Secured Discount Notes due 2004, pursuant to a tender offer by the Company consummated on December 18, 1997. See "Business--Recent Developments."

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company at March 29, 1998. This presentation should be read in conjunction with the "Selected Financial Data," the Consolidated Financial Statements of the Company and the notes thereto incorporated by reference in this Prospectus, and other information included elsewhere in this Prospectus or incorporated by reference in this Prospectus.

                                                              MARCH 29, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................     $ 14,669
                                                                 ========
Long-term debt:
  Note payable, 6.5% to 6.75%, due 1998-2008(1).............     $  6,000
  Senior Secured Notes due 2002.............................       17,623
  Senior Secured Discount Notes due 2004....................          669
  Environmental Improvement Bond 7.95% due 2025.............       11,345
  Environmental Improvement Bond 7.90% due 2024.............        8,585
  Working Capital Facility, expires in 2002.................
  10 7/8% Senior Unsecured Notes (net of original issue
     discount)..............................................      198,544
  Senior Secured Credit Agreement...........................      174,750
  Other long-term debt......................................        3,417
                                                                 --------
       Total long-term debt.................................      420,933
                                                                 --------
Shareholders' equity:
  Preferred stock, $1 par value, 2,000,000 shares
     authorized, no shares issued...........................           --
  Common stock, $1 par value, 20,000,000 shares authorized,
     11,680,164 issued and outstanding(2)...................       11,680
  Retained earnings.........................................       19,754
  Additional paid-in capital................................      166,017
  Accumulated other comprehensive loss(3)...................      (12,319)
                                                                 --------
       Total shareholders' equity...........................      185,132
                                                                 --------
          Total capitalization..............................     $606,065
                                                                 ========

-------------------------
(1) Note payable, 6.5% to 6.75%, due 1998-2008 reflects amounts due in connection with an industrial revenue bond financing completed prior to the 1986 Reorganization. The proceeds from the issuance of the note payable were used to fund pollution control facilities at Acme Steel's Riverdale, Illinois plant.

(2) As of March 29, 1998, the Company had 715,650 options outstanding, of which 592,150 were exercisable.

(3) The amount relates to the minimum pension liability. See Retirement Benefit Plans in the notes to the Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA

     The following table presents summary historical consolidated financial data of the Company for the years ended December 26, 1993, December 25, 1994, December 31, 1995, December 29, 1996 and December 28, 1997 and the three months ended March 30, 1997 and March 29, 1998. The historical consolidated financial data for each of the five years in the period ended December 28, 1997 have been derived from the audited Consolidated Financial Statements of the Company. The historical consolidated financial data for the three months ended March 30, 1997 and March 29, 1998 have been derived from the Company's unaudited Consolidated Financial Statements. The following information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto presented elsewhere in this Prospectus. Operating results for interim periods are not necessarily indicative of the results that might be expected for an entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           YEAR ENDED                              THREE MONTHS ENDED
                                  ------------------------------------------------------------   -----------------------
                                  DEC. 26,    DEC. 25,     DEC. 31,     DEC. 29,     DEC. 28,    MARCH 30,    MARCH 29,
                                    1993        1994         1995         1996         1997         1997         1998
                                  --------    --------     --------     --------     --------    ---------    ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales.......................   $457,406   $ 522,880     $521,619     $498,242     $488,030     $125,331     $144,996
Gross margin....................     45,223      76,288       84,448       50,465        4,151       (4,317)       5,838
Income (loss) before income
  taxes, extraordinary loss and
  cumulative effect of changes
  in accounting principle(1)....     10,432      28,693       44,135        5,093      (76,642)     (24,041)      (2,575)
Income tax provision
  (benefit).....................      4,173       9,935       15,889        2,426      (29,124)      (8,174)        (900)
Net income (loss) before
  extraordinary loss and
  cumulative effect of changes
  in accounting principle.......      6,259      18,758       28,246        2,667      (47,518)     (15,867)      (1,675)
Extraordinary loss related to
  prepayment of debt, net of
  tax(2)........................                 (1,787)                               (23,411)
Cumulative effect of change in
  accounting principle, net of
  tax(3)........................                                                        (6,276)
Net income (loss)...............      6,259      16,971       28,246        2,667      (77,205)     (15,867)      (1,675)
PER SHARE DATA--DILUTED:(4)
Income (loss) before
  extraordinary loss and
  cumulative effect of changes
  in accounting principle.......   $   1.15   $    2.38     $   2.44     $    .23     $  (4.09)      $(1.36)      $(0.14)
Extraordinary loss, net of
  tax...........................                   (.22)                                 (2.01)
Cumulative effect of change in
  accounting principle..........                                                          (.54)
Net income (loss)...............       1.15        2.16         2.44          .23        (6.64)       (1.36)       (0.14)
Shareholders' equity............      15.39       19.31        21.42        22.45        16.02
Weighted average shares
  outstanding (in thousands)....      5,439       7,873       11,596       11,663       11,628       11,661       11,680
BALANCE SHEET:
Current assets..................   $170,394   $ 273,842     $258,787     $182,837     $192,443     $158,950     $165,759
Property, plant and equipment,
  net...........................    115,539     148,829      379,178      560,725      550,350      563,017      547,245
Total assets....................    333,869     682,330      754,743      805,749      829,081      787,973      818,116
Current liabilities.............     77,197      81,391      108,330      115,940      100,300      103,044       93,714
Long-term debt..................     49,333     265,055      276,831      310,085      424,743      313,723      419,433
Shareholders' equity(5).........     83,203     223,278      248,111      260,701      186,343      245,189      185,132
CASH FLOWS:
Net cash provided by (used for)
  operating activities..........   $ 16,041   $  47,422     $ 59,541     $ 46,034     $(60,712)    $(23,865)     $22,949
Net cash used for investing
  activities....................    (11,749)   (334,124)     (83,547)     (85,562)     (28,599)        (873)     (27,946)
Net cash provided by (used for)
  financing activities..........     (3,072)    312,897          410       19,709       62,541          355       13,212
Net increase (decrease) in cash
  and cash equivalents..........      1,220      26,195      (23,596)     (19,819)     (26,770)     (24,383)       8,215
EBITDA(6).......................     29,479      50,526       64,271       22,257        3,852       (4,373)      17,689

                                                           YEAR ENDED                              THREE MONTHS ENDED
                                  ------------------------------------------------------------   -----------------------
                                  DEC. 26,    DEC. 25,     DEC. 31,     DEC. 29,     DEC. 28,    MARCH 30,    MARCH 29,
                                    1993        1994         1995         1996         1997         1997         1998
                                  --------    --------     --------     --------     --------    ---------    ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
RATIO ANALYSIS:
Gross margin....................        9.9%       14.6%        16.2%        10.1%          .8%        (3.4)%        4.0%
Pre-tax margin..................        2.3         5.5          8.5          1.0        (15.6)       (19.1)        (1.8)
Net income (loss) margin........        1.4         3.3          5.4           .5         (9.7)       (12.6)        (1.2)
Return on shareholders'
  equity(5).....................        7.3        11.1         12.0          1.1        (34.5)        (6.3)         (.9)
Debt as a percentage of
  capitalization................         40          54           53           54           69           56           69
Ratio of earnings to fixed
  charges(7)....................        2.5x        2.6x         1.8x          --           --           --           --
ADDITIONAL INFORMATION:
Depreciation....................   $ 15,234   $  15,514     $ 13,613     $ 16,591     $ 39,410     $ 10,151     $  9,466
Capital expenditures............     11,749      56,339      244,374      199,122       45,929       12,459        6,219
Working capital.................     93,197     192,451      150,457       66,897       92,143       55,906       72,045

------------------------
(1) Income before income taxes, extraordinary loss and cumulative effect of changes in accounting principle for the year ended December 29, 1996 includes pre-tax charges for training and pre-start-up costs relating to the New Facility of $9.9 million.

(2) The year ended December 25, 1994 includes a pre-tax charge of $3.0 million, $1.8 million after tax, for the costs, expenses and unamortized financing fees relating to the early retirement of the $50.0 million 9.35% senior notes of the Company due 1994-1999. The year ended December 28, 1997 includes a pre-tax charge of $37.8 million, $23.4 million net of tax, in connection with the early retirement of debt pursuant to the Financing Plan.

(3) Cumulative effect of changes in accounting principle, net of taxes, includes the effects of adopting EITF No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract for an Internal Project that combines Business Process Reengineering and Information Technology Transformation." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recently Issued Accounting Pronouncements."

(4) Earnings per share is presented on a fully-diluted basis, as the difference in earnings per share information under the basic method for the years presented is immaterial.

(5) The years ended December 26, 1993, December 25, 1994, December 31, 1995, December 29, 1996 and December 28, 1997 include a $13.1 million reduction, a $.7 million increase, a $3.8 million reduction, a $9.5 million increase and a $2.6 million increase, respectively, in shareholders' equity related to a minimum pension liability adjustment.

(6) EBITDA represents earnings (losses) before interest, income taxes, depreciation, amortization, the extraordinary item and cumulative effect of a change in accounting principle. EBITDA is provided because it is a measure commonly used in the industry. EBITDA for the three months ended March 29, 1998 includes a $12.0 million gain on the sale of Universal. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures.

(7) Earnings were insufficient to cover fixed charges by approximately $26.3 million, $76.2 million, $24.0 million and $3.0 million for the year ended December 29, 1996, year ended December 28, 1997, the three months ended March 30, 1997 and the three months ended March 29, 1998, respectively. Earnings consist of income before income taxes, less earnings for unconsolidated subsidiaries accounted for under the equity method, plus fixed charges, except where capitalized. Fixed charges consist of interest charges and amortization of debt issuance costs, in each case whether expensed or capitalized, and lease expense under operating leases representing interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus or incorporated by reference in this Prospectus. Unless otherwise noted, dollar amounts have been rounded.

OVERVIEW

     The Company's operations are divided into two segments, the Steel Making Segment and the Steel Fabricating Segment. The Steel Making Segment consists of Acme Steel and includes all of the facilities used in the manufacturing and finishing of flat rolled steel. The Steel Fabricating Segment includes the operations of Acme Packaging and Alpha Tube, both of which use flat rolled steel in their respective fabricating processes. Universal, which was sold on March 9, 1998, was an operating subsidiary within the Steel Fabricating Segment prior to that date.

     Steel Making Segment. In September 1996, Acme Steel completed construction of the New Facility. The New Facility, which cost approximately $400 million (excluding capitalized interest and certain internal costs), allows Acme Steel to build on its strengths as a low cost producer of high quality liquid steel by increasing its overall efficiency and reducing its finished steel production costs. The first coil was produced at the New Facility on October 3, 1996. The New Facility is the world's first complex to produce hot rolled steel products by combining highly efficient mini-mill casting and rolling technology with the traditional high quality liquid steel produced via the blast furnace/basic oxygen furnace technology.

     In February 1996, Acme Steel and its joint venture partner began construction of the NACME Facility, adjacent to the New Facility. NACME pickles, oils, slits and packages steel coils produced by the New Facility. Pickling operations at the NACME Facility began in December 1997. Due to a five-month delay in delivery of the slitting equipment to NACME Facility, slitting operations did not begin until late in the second quarter of 1997.

     Commencing in the fourth quarter of 1996, Acme Steel began phasing in the New Facility and concurrently phasing out the redundant ingot-based operations. The decommissioning of Acme Steel's old ingot-based steel making facility was completed in June 1997. During the first quarter of 1998, the New Facility operated on average at approximately 87 percent of its planned production levels. As part of ramping up the New Facility, Acme Steel has successfully produced 99 percent of the steel grades comprising Acme Steel's intended product mix.

     In the second half of 1997, Acme Steel's ability to produce flat rolled steel outpaced steel finishing capability. A contributing factor was the delayed start-up of NACME's slitting equipment which resulted in a reliance on outside processors and adversely affected on-time shipping capabilities and results of operations. Acme Steel continues to work with NACME and other outside processors to improve slitting productivity and increase shipping capability.

     During 1997 and the first quarter of 1998, Acme Steel's product mix was, and it continues to be, adversely affected by a substantial reduction of orders from its traditional niche customers in the high and mid-carbon, alloy, HSLA and processed, value-added steel product markets principally due to production start-up issues at the New Facility and the late delivery and slower than anticipated ramp-up of the slitting capabilities at the NACME Facility. As a result, in 1997 Acme Steel shipped 120,000 fewer tons of its traditional higher margin niche products compared to 1996.

     The Company had significant net losses in 1997 due to, among other factors, ongoing production cost inefficiencies resulting from the New Facility operating at less than planned production levels (as a result of, among other factors, higher than anticipated unplanned delay rates and a slower than expected improvement in material yield performance), an adverse mix of products resulting in lower selling prices, operational issues at the NACME Facility which led to reduced shipments and higher than desired inventory levels and increased depreciation and interest expense related to the New Facility. The production inefficiencies and the inventory buildup significantly reduced cash flow from operations. The production inefficiencies of the New

Facility and adverse mix of products sold in 1997 are expected to continue throughout 1998, adversely affecting the Company's results of operations and cash flow. See "--Outlook."

     Steel Fabricating Segment. The Steel Fabricating Segment recorded strong operating results. The operating income of these companies partially offset the operating losses of Acme Steel during the ramp-up at the New Facility and was relatively unaffected by the transitional issues faced by the Steel Making Segment.

RESULTS OF OPERATIONS

                                                   FOR THE THREE
                                                   MONTHS ENDED                      FOR THE YEARS ENDED
                                               ---------------------      ------------------------------------------
                                               MARCH 29,   MARCH 30,      DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                                 1998        1997             1997           1996           1995
                                               ---------   ---------      ------------   ------------   ------------
Net Sales....................................    100.0%      100.0%          100.0%         100.0%         100.0%
                                                 -----       -----           -----          -----          -----
Costs and Expenses:
  Cost of products sold......................     89.6        95.4            91.3           86.7           81.3
  Depreciation expense.......................      6.4         8.0             7.9            3.2            2.5
                                                 -----       -----           -----          -----          -----
Gross margin.................................      4.0        (3.4)            0.8           10.1           16.2
  Training and Pre-start-up--New Facility....                                                 2.0
  Selling and administrative expense.........      6.8         8.1             8.0            7.1            6.8
                                                 -----       -----           -----          -----          -----
Operating income (loss)......................     (2.8)      (11.5)           (7.2)           1.0            9.4
  Interest expense, net......................     (7.5)       (7.6)           (8.4)          (0.1)          (1.3)
  Other non-operating income, net............      8.5                                        0.1            0.3
Income tax (benefit) provision...............     (0.6)       (6.5)           (5.9)           0.5            3.0
                                                 -----       -----           -----          -----          -----
Income (loss) before extraordinary item and
  cumulative effect of a change in accounting
  principle..................................     (1.2)      (12.6)           (9.7)           0.5            5.4
Extraordinary item, net of taxes.............                                 (4.8)
Cumulative effect of a change in accounting
  principle, net of tax......................                                 (1.3)
                                                 -----       -----           -----          -----          -----
Net income (loss)............................     (1.2)%     (12.6)%         (15.8)%          0.5%           5.4%
                                                 =====       =====           =====          =====          =====

FIRST QUARTER 1998 AS COMPARED TO FIRST QUARTER 1997

     NET SALES. Consolidated net sales of $145.0 million for the first quarter of 1998 were $19.7 million higher than the prior year. An increase in flat rolled product shipments as compared to the prior year was the primary reason for the increase in sales.

     Steel Making Segment. In the first three months of 1998, net sales for the Steel Making Segment were $101.9 million, a $22.8 million or 29 percent increase over last year. Sales to unaffiliated customers increased 42 percent or $23.0 million while intersegment sales of $24.5 million were consistent with the first quarter of 1997. The increase in the unaffiliated shipments of flat rolled products was partially offset by lower selling prices and an adverse product mix in 1998 versus the prior year. See "--Outlook--Customers and Product Mix."

     Steel Fabricating Segment. The Steel Fabricating Segment net sales of $67.6 million in 1998 were $3.4 million, or 5 percent below the comparable period in the prior year. A decrease in sales volume for the fabricating businesses, primarily as a result of the sale of Universal on March 9, 1998, was somewhat offset by slightly higher selling prices.

     GROSS MARGIN. The gross margin for the first quarter of 1998 was $5.8 million which was $10.1 million higher than the gross loss of $4.3 million recorded during last year's comparable period. The increase in gross margin was due primarily to increased sales volume of flat rolled products, and lower operating costs at the Steel Making segment.

     SELLING AND ADMINISTRATIVE EXPENSE. Selling and administrative expense was $9.9 million in the first quarter of 1998, $0.3 million lower than the prior year. Selling and administrative expenses represented approximately 7 percent of net sales in 1998 compared to 8 percent for the comparable period in 1997.

     OPERATING INCOME/LOSS. The operating loss for the Company in the first quarter of 1998 of $4.0 million represents a $10.5 million improvement from the $14.5 million loss recorded during the same period in 1997.

     Steel Making Segment. The Steel Making Segment recorded a $10.4 million loss from operations in the first quarter of 1998, which was $9.5 million less than the loss recorded in the comparable period in 1997 when Acme Steel was operating both the New Facility and the old ingot based operations.

     The decreased loss in the first quarter of 1998 as compared to 1997 was due to increased flat rolled shipments combined with lower operating costs. The decrease in operating costs resulted from improved efficiency and increased production utilization at the New Facility along with the shut-down of Acme Steel's old ingot based primary rolling and hot-strip mill in mid-year 1997. Approximately 77 percent of steel shipments and 68 percent of gross margin in 1998 was attributable to external customers, as compared to 62 percent of shipments and 60 percent gross margin in the prior year. The remainder of sales in both periods was generated by sales to the Steel Fabricating Segment. See "--Outlook--Operating Losses."

     Steel Fabricating Segment. The Steel Fabricating Segment's operating income of $6.4 million for the first quarter of 1998 was $1.0 million higher than in last year's comparable period, due primarily to lower raw material costs.

     OTHER NON-OPERATING INCOME. Other non-operating income in March 1998 includes the stock sale of Universal, generating proceeds to the Company of $18.0 million and a gain of $12.0 million (included in the account caption as "other-net" on the income statement). Proceeds from the sale of assets are restricted by the 1994 Indentures and the Senior Secured Credit Agreement and have been deposited with the trustee. Net proceeds from asset sales (including the Universal proceeds) of $17.4 million have been classified as restricted cash on the balance sheet at March 29, 1998. The Company is permitted to apply such proceeds to related business investments or to offer to redeem, on a pro rata basis, the remaining 1994 Notes. To the extent an offer to redeem the 1994 Notes is not accepted, such proceeds become unrestricted.

     INTEREST INCOME. The decrease of $0.2 million in interest income is the result of reduced cash and investment balances.

     INTEREST EXPENSE. Interest expense of $10.9 million for the three months ended March 29, 1998 was $1.1 million higher compared to the same period of the prior year. The higher interest expense in the first quarter of 1998 resulted from increased long term debt over the prior period, partially offset by lower interest rates.

     INCOME TAXES. Income tax benefits from operations recorded in the first quarter of 1998 totaled $0.9 million based on an effective tax rate of 35 percent as compared to $8.2 million of tax benefit in the first quarter 1997, based on a 34 percent effective tax rate.

     NET INCOME (LOSS). The Company recorded a loss of $1.7 million, or $0.14 per share in the first quarter of 1998 versus a loss of $15.9 million, or $1.36 per share, recorded in the first quarter of the prior year. Per share amounts for 1998 and 1997 are based on the weighted average number of common shares calculated on both the basic and fully diluted methods, which are equivalent in amount. Excluding a gain on sale of assets of $12.0 million ($7.8 million net of tax), or $0.67 per share, the net loss for the first quarter of 1998 would have been $9.5 million or $0.81 per share. See "Sale of Universal Tool & Stamping Company, Inc." in Notes to Unaudited Consolidated Financial Statements.

FISCAL 1997 AS COMPARED TO FISCAL 1996

     NET SALES. Consolidated net sales of $488.0 million for the year ended December 28, 1997 were $10.2 million lower than the prior year. An unfavorable change in product mix and a decrease in non-flat roll product shipments as compared to the prior year were partially offset by increased sales volume by the Steel Fabricating Segment.

     Steel Making Segment. In 1997, net sales for the Steel Making Segment were $299.6 million, a $35.8 million, or 11 percent, decrease from last year. Sales to unaffiliated customers decreased 9 percent or

$20.3 million while intersegment sales of $97.2 million fell below the prior year level by 14 percent. Decreases in the affiliate shipments, an unfavorable product mix, lower sales of non-flat roll products and lower selling prices accounted for the decreased sales in 1997 versus the prior year. Sales of non-flat roll products totaled $34.1 million, which was $21.0 million lower than the prior year, due to decreased volume.

     Steel Fabricating Segment. The Steel Fabricating Segment net sales of $286.7 million in 1997 were $9.5 million, or 3 percent, above the comparable period in the prior year. Sales volume gains for the fabricating businesses along with slightly higher selling prices accounted for the improvement.

     COMPARATIVE SALES BY SEGMENT. The table below summarizes the relative sales contribution of the products comprising the Company's business segments for the past three years.

                                                                 FISCAL YEARS
                                                           ------------------------
                                                           1995      1996      1997
                                                           ----      ----      ----
Sheet and strip steel....................................  33%       33%       35%
Semi-finished steel......................................   4%        2%        1%
Iron products and other..................................   8%        9%        6%
                                                           ---       ---       ---
Total Steel Making Segment...............................  45%       44%       42%
                                                           ===       ===       ===
Steel strapping and strapping tools......................  32%       33%       33%
Welded steel tube........................................  15%       16%       17%
Auto and light truck jacks...............................   8%        7%        8%
                                                           ---       ---       ---
Total Steel Fabricating Segment..........................  55%       56%       58%
                                                           ===       ===       ===

     GROSS PROFIT. The gross profit for the year ended December 28, 1997 was $4.2 million which was $46.3 million lower than the gross profit recorded during last year's comparable period. The decrease in gross profit was due primarily to
(i) non-recurring expense relating to the phase-out of the redundant ingot-based operations (completed in June 1997); (ii) continuing product cost inefficiencies resulting from the New Facility operating at substantially less than optimal production utilization; (iii) lower revenues and margins associated with an unfavorable product mix; (iv) lower shipments to affiliates; and (v) delayed start-up and related operational issues at NACME which have led to reduced shipments and higher inventory levels. Also, increased depreciation expense related primarily to the New Facility further reduced gross margin in the year ended December 28, 1997. The gross profit, as a percentage of sales, was 0.8 percent in 1997 compared to 10.1 percent for the comparable period in 1996.

     SELLING AND ADMINISTRATIVE EXPENSE. Selling and administrative expense was $39.2 million in the year ended December 28, 1997, $3.7 million higher than the prior year. Selling and administrative expenses represented approximately 8 percent of net sales in 1997 compared to 7 percent for the comparable period in 1996. The increased expense was principally due to costs related to the upgrade of the Company's management information systems.

     OPERATING INCOME/LOSS. The operating loss for the Company in 1997 of $35.1 million was $40.1 million lower than the $5.0 million of income recorded during the same period in 1996.

     Steel Making Segment. The Steel Making Segment recorded a $61.9 million loss from operations in the year ended December 28, 1997, an additional loss of $47.0 million compared to the loss recorded in the comparable period in 1996.

     The significant decline in earnings in the year ended December 28, 1997 was the result of (i) non-recurring expense relating to the phase-out of the redundant ingot-based operations (completed in June 1997); (ii) continuing product cost inefficiencies resulting from the New Facility operating at substantially less than optimal production utilization; (iii) lower revenues and margins associated with an unfavorable product mix; (iv) lower shipments to affiliates; (v) delayed start-up and related operational issues at NACME which have led to reduced shipments and higher inventory levels; and (vi) increased depreciation expense of $22.9 million over the prior year primarily related to the New Facility. Sales to external customers were 9 percent lower than last year's comparable period, and sales to the Steel Fabricating Segment were 14 percent lower than in the comparable period of 1996. Approximately 66 percent of steel shipments and

57 percent of gross margin in 1997 was attributable to external customers while the remainder was generated by sales to the Steel Fabricating Segment, as compared to 64 percent of steel shipments and 66 percent of gross margin in the prior year.

     Steel Fabricating Segment. The Steel Fabricating Segment's operating income of $26.8 million for the year ended December 28, 1997 was $6.9 million higher than in last year's comparable period, due primarily to a slight increase in selling prices and lower raw material costs.

     INTEREST INCOME/EXPENSE. Interest income for the year ended December 28, 1997 totaled $0.5 million, falling below the prior year's comparable period by $5.1 million. The decrease in interest income is the result of reduced cash and investment balances resulting from payments for the construction of the New Facility and increased operating requirements. Interest expense of $41.6 million for the year 1997 was $35.4 million higher compared to the same period of the prior year. During 1997, all interest costs were being charged against earnings versus 1996 when $31.3 million of these costs was capitalized as part of the New Facility. The Company ceased capitalization of interest costs relating to the New Facility mid-way through the fourth quarter of 1996.

     INCOME TAXES. Income tax benefits from operations recorded in the year ended December 28, 1997 totaled $29.1 million based on an effective tax rate of 38 percent as compared to $2.4 million of tax expense in the year ended December 29, 1996, based on a 47.6 percent effective tax rate. In addition, tax benefits related to extraordinary loss item of $14.3 million and a cumulative effect of a change in accounting principle of $3.8 million were both based on an effective tax rate of 38 percent. The Company has net operating losses available through the year 2012 to reduce the Company's future tax liability by $55.4 million.

     NET INCOME (LOSS). The Company recorded a loss of $77.2 million, or $6.64 per share in the year ended December 28, 1997 versus income of $2.7 million, or $0.23 per share, recorded in the prior year. Per share amounts for 1997 and 1996 are based on the weighted average number of common shares calculated on both the basic and fully diluted methods, which are equivalent in amount. Net income includes an extraordinary loss and cumulative effect of an accounting change. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Recently Issued Accounting Pronouncements."

FISCAL 1996 AS COMPARED TO FISCAL 1995

     NET SALES. Consolidated net sales of $498.2 million for the year ended December 29, 1996 were less than the prior year by $23.4 million. The lower sales level was a result of lower selling prices, $13.8 million, with decreased shipments accounting for the remainder.

     Steel Making Segment. In 1996, net sales for the Steel Making Segment of $335.3 million were $21.5 million, or approximately 6% below 1995. Sales to unaffiliated customers decreased 5% to $222.6 million while inter-segment sales of $112.7 million were 8% lower than in 1995. The decrease in the Steel Making Segment's net sales was the result of a 4% decrease in average selling prices and lower flat rolled and semi-finished shipments. Sales of iron products during the period of $39.6 million approximated the same amount in the prior year, while semi-finished product sales decreased $5.9 million compared to the prior year.

     Steel Fabricating Segment. Steel Fabricating Segment net sales of $277.2 million in 1996 were 4% lower than the prior year. Lower shipment volume accounted for $7.1 million of the sales decline while lower average selling prices decreased sales by $4.2 million versus last year.

     Sales of strapping and strapping tools of $163.5 million in 1996 were $3.4 million lower than sales in the previous year. Lower average selling prices decreased net sales by $1.0 million, with reduced shipment volume contributing $2.4 million to the sales decline.

     Steel tube sales for 1996 totaled $77.1 million, down 5% from the prior year. The $3.7 million reduction in sales was due almost entirely to lower average selling prices as shipments approximated the prior year. Average selling prices fell 4%, contributing to a decrease of $3.4 million in sales versus 1995.

     Sales of jacks and lifting tools for cars and light trucks totaled $36.6 million in 1996, a 10% decline from the prior year. The decrease was due almost entirely to lower sales volume, as selling prices remained consistent with the prior year.

     GROSS MARGIN. The gross margin in 1996 of $50.5 million was $34.0 million lower than 1995, primarily reflecting lower selling prices for the majority of the Company's products and significant increases in operating costs in the Steel Making Segment. Gross margin, as a percentage of net sales, was 10.1% in 1996 versus 16.2% in 1995.

     SELLING AND ADMINISTRATIVE EXPENSE. Selling and administrative expense totaled $35.5 million (7.1% of net sales) and $35.6 million (6.8% of net sales) for the years ended 1996 and 1995, respectively.

     OPERATING INCOME. Operating income in 1996 was $5.0 million compared to $48.8 million in 1995. The significant decrease of $43.8 million was primarily due to lower steel selling prices, higher Steel Making Segment operating costs, and training and pre-start-up costs related to the New Facility.

     Steel Making Segment. The Steel Making Segment recorded an operating loss of $14.9 million in 1996 compared to the $28.5 million of operating income recorded during 1995. The loss was driven by a 4% decrease in selling prices reducing results by $12.6 million as compared to the prior period. Flat rolled and semi-finished shipments to external customers were approximately 11,000 tons or 3% lower while shipments to the Steel Fabricating Segment were 13,000 tons or 5% lower than 1995. Also contributing to the Steel Making Segment's loss for 1996 were higher costs relating to the purchase and usage of natural gas and utilities and other raw material costs along with increased maintenance, repair and labor costs. Employee training and pre-start-up costs of $9.9 million and production inefficiencies related to start-up of the New Facility of $4.7 million also decreased income from operations as compared to the prior year. Finally, the Steel Making Segment began depreciating the New Facility midway through the fourth quarter of 1996 which resulted in additional depreciation expense of $3.0 million. Somewhat offsetting the decreased shipments and increased costs were increased iron product sales contributing $4.0 million of operating income in 1996 versus $2.2 million in the prior year. Approximately 64% of shipments and 66% of gross margin in 1996 were attributable to external customers while the remainder was generated by sales to the Steel Fabricating Segment. In 1995, the Steel Making Segment shipped 61% and derived 65% of its gross margin from external customers.

     Steel Fabricating Segment. Operating income for the Steel Fabricating Segment of $20.0 million in 1996 was $.4 million lower than in 1995. The slight decrease was due primarily to lower average selling prices and higher operating costs at Alpha Tube. Operating income for the remaining fabricating businesses approximated the prior year.

     INTEREST EXPENSE. Interest expense decreased $14.6 million in 1996 from the prior year. The decrease in interest expense resulted from the increased capitalization of interest costs associated with the New Facility. The Company ceased capitalization of interest cost midway through the fourth quarter of 1996 coincident with the start-up of commercial production at the New Facility and charged these interest costs to current operations. Interest costs totaled $37.5 million in 1996, compared to $35.4 million in the previous year. Interest costs of $31.3 million were capitalized as part of the New Facility in 1996, compared to $14.6 million in the prior year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources and Long-term Debt and Revolving Credit Agreement in the "Notes to the Consolidated Financial Statements incorporated by reference herein.

     INTEREST INCOME. Interest income was $8.7 million lower than in 1995 due entirely to reduced cash and investment balances resulting from progress payments for the construction of the New Facility.

     OTHER NON-OPERATING INCOME. Other non-operating income in 1996 was $.6 million which was $1.2 million lower than 1995 due primarily to a $1.6 million gain on the sale of the Company's interest in a West Virginia coal producing property during 1995.

     INCOME TAX EXPENSE. Income tax expense in 1996 totaled $2.4 million based on a 47.6% effective tax rate as compared to the $15.9 million expense in 1995, based on a 36% effective rate. The higher 1996 tax rate is attributable to increased state tax expense resulting from the distribution of 1996 earnings among the various states in which the Company conducts business. The 1995 tax rate was favorably impacted by significant earnings on tax-free investments.

     NET INCOME. The Company recorded earnings of $2.7 million, or $.23 per share in 1996 versus the $28.2 million, or $2.44 per share in 1995.

FISCAL 1995 AS COMPARED TO FISCAL 1994

     NET SALES. Consolidated net sales of $521.6 million in 1995 were essentially even with the prior year. Increased net sales from higher selling prices of $19.4 million and an increase in sales of iron products of $27.8 million were completely offset by reduced shipments.

     Steel Making Segment. In 1995, the Company continued to enjoy improved selling prices that benefited the steel industry as a whole. Net sales of the Steel Making Segment advanced slightly to $356.8 million in 1995, a 2% improvement over 1994. Sales to unaffiliated customers rose 2% to $234.9 million, while intersegment sales of $121.9 million were 3% higher than in 1994. The Steel Making Segment's net sales benefited from a 3% increase in average selling prices, resulting principally from a partial realization of price increases that were announced during 1994.

     Steel Fabricating Segment. Steel Fabricating Segment net sales of $288.4 million in 1995 were 2% lower than the prior year. Lower shipment volume accounted for $19.3 million of the sales decline, partially offset by increased average selling prices that contributed $14.3 million versus 1994.

     Sales of strapping and strapping tools of $166.8 million in 1995 matched sales in the previous year. Higher average selling prices increased net sales by $8.3 million, which was completely negated by lower shipment volume.

     Alpha Tube's sales for 1995 totaled $80.8 million, down 2% from the prior year. The $2.0 million reduction in sales was due entirely to lower shipments as average selling prices increased over last year. Average selling prices rose 10%, contributing an increase of $6.2 million in sales versus 1994. Higher selling prices were completely offset by a 12% decline in shipments, which was largely due to ongoing rationalization of the customer base towards higher margin accounts.

     Sales of jacks and lifting tools for cars and light trucks totaled $40.8 million in 1995, a 7% decline from the prior year. The decrease versus 1994 was due almost entirely to lower sales volume, as selling prices remained consistent with the prior year.

     GROSS MARGIN. The gross margin for 1995 of $84.4 million was $8.2 million higher than in 1994, primarily reflecting higher selling prices for the majority of the Company's products. Gross margin, as a percentage of net sales, was 16.2% in 1995 versus 14.6% in 1994.

     SELLING AND ADMINISTRATIVE EXPENSE. Selling and administrative expense totaled $35.6 million (6.8% of net sales) and $33.2 million (6.4% of net sales) in 1995 and 1994, respectively. The increase in expense was principally the result of higher salaries and increases in other administrative costs.

     OPERATING INCOME. Operating income in 1995 was $48.8 million compared to $33.6 million in 1994.

     Steel Making Segment. Operating income for the Steel Making Segment totaled $28.5 million in 1995, a $14.0 million improvement over 1994. Operating income in 1994 was reduced by a pre-tax $9.5 million non-cash, nonrecurring charge recorded to recognize the impairment of existing steel making facilities and contractual employee reduction costs related to the decision to proceed with the New Facility. Exclusive of this charge, 1995's operating income increased $4.5 million due almost entirely to higher average selling prices of 3% and increased sales of iron products of 194%. Offsetting a substantial portion of this benefit was a decline in shipments, increased retiree and active medical costs, increased pension expense, and higher administrative expenses. Flat rolled shipments to external customers decreased 50,000 tons compared to 1994, while shipments to the Steel Fabricating Segment were 6,000 tons lower. In 1995, approximately 61% of flat rolled sales and 65% of gross margin were attributable to external customers. The remaining sales and gross margin were generated by shipments to the Steel Fabricating Segment. In 1994, approximately 65% of sales and gross margin of the Steel Making Segment resulted from flat rolled sales to external customers, while shipments to the Fabricating Segment accounted for the remaining 35% of sales and gross margin.

     Steel Fabricating Segment. Operating income for the Steel Fabricating Segment of $20.4 million in 1995 was $1.3 million higher than 1994. The segment was aided by the continued strength of the economy and increased average selling prices in 1995, somewhat offset by lower shipment volumes. The strapping business benefited from a 6% increase in average selling prices established in December 1994 which was mostly offset by lower shipment volume. Alpha Tube's results advanced due to improved mix resulting from a shift away from commodity markets to specialty value-added tubing products. In addition, Alpha Tube's business benefited from lower raw material costs for certain of its higher margin products. Lower demand in 1995 left Universal's operating income lower than that of 1994.

     INTEREST EXPENSE. Interest expense increased $6.8 million over 1994. The increase in interest expense resulted from the issuance of $255.0 million of long-term debt in the third quarter of 1994. Interest costs totaled $35.4 million in 1995, compared to $16.0 million in 1994. Interest costs of $14.6 million were capitalized as part of the New Facility in 1995, compared to $2.0 million in the prior year. See "--Liquidity and Capital Resources" and "Long-term Debt and Revolving Credit Agreement" in the "Notes to the Consolidated Financial Statements."

     INTEREST INCOME. Interest income was $6.6 million higher than in 1994 due entirely to additional interest income earned on the net proceeds received from the issuance of debt and equity in the third quarter of 1994, less payments to the general contractor relating to the New Facility.

     OTHER NON-OPERATING INCOME. Other non-operating income in 1995 was $1.8 million due primarily to a $1.6 million gain on the sale of the Company's interest in a West Virginia coal producing property. The comparable period in 1994 included income of $1.4 million consisting principally of a refund of prior years' utility costs.

     INCOME TAX EXPENSE. Income tax expense in 1995 totaled $15.9 million based on a 36% effective tax rate as compared to the $9.9 million expense in 1994, based on a 34.6% effective rate.

     NET INCOME. The Company recorded the highest earnings level in its history posting $28.2 million, or $2.44 per share in 1995 versus the $17.0 million, or $2.16 per share, recorded in 1994. In 1994, net income per share was reduced by an extraordinary expense item of $1.8 million, net of tax, or $.22 per share related to the early extinguishment of debt in the third quarter.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's current liquidity requirements include working capital needs, cash interest payments and capital investments. The Company intends to finance its current operating and investing activities with existing cash balances, cash from operations and by borrowing against its $80 million Working Capital Facility. At March 29, 1998, the Company had no outstanding borrowings against its Working Capital Facility with $79.4 million available for borrowing.

     Operating activities provided $22.9 million of cash in the first quarter of 1998 primarily due to a combination of the receipt of an income tax refund and a reduction of inventory levels. Investing activities used $27.9 million of cash due to a reclassification to restricted cash of $17.4 million and $10.5 million of cash payments for capital expenditures during the first quarter of 1998.

     At the end of the first quarter of 1998, the Company's cash and cash equivalents balance was $14.7 million, up $8.2 million from the December 28, 1997 balance and the Company's long-term indebtedness was $420.9 million. Long-term debt decreased $3.8 million primarily due to the payment of Working Capital Facility borrowings.

     Capital expenditures totaled $6.2 million (on an accrual basis) during the first quarter of 1998. Total capital expenditures for the New Facility were $1.5 million. The remaining $4.7 million of capital expenditures were for the Acme Packaging plastic strapping lines, update of the Company's management information systems and the replacement and rehabilitation of various production facilities.

     Working capital of $72.0 million at the end of the first quarter of 1998 was $20.1 million lower than the December 28, 1997 balance. The Company currently has a Working Capital Facility through January 2001, which provides each operating subsidiary borrowing availability with an overall limitation of $80 million. The Company's ratio of debt to total capitalization as of March 29, 1998 was .69 to 1. The short-term and long-term liquidity of the Company is dependent upon several factors, including steel selling prices, availability of capital, competitive and market forces, capital expenditures and general economic conditions. Moreover, the United States steel market is subject to cyclical fluctuations which may affect the amount of cash internally generated by the Company and the ability of the Company to obtain external financing. In addition, because of the Company's current leverage position, its financial flexibility is limited.

     Since December 28, 1997, the Company and its lenders amended certain definitions and made other changes under its credit agreements to provide the Company with greater flexibility under the covenants contained in the agreements.

     Although the Company believes the anticipated cash for future operations and borrowings under the Working Capital Facility will provide sufficient liquidity for the Company to meet its debt service requirements and fund ongoing operations, including required capital expenditures, there can be no assurance these or other possible sources will be adequate. See "--Outlook--Operating Losses."

OUTLOOK

     The Company expects to continue recognizing losses during 1998 due to the operating performance of Acme Steel. Acme Steel is aggressively working to regain and improve orders from and deliveries to the higher margin niche product customers, optimize performance of the New Facility, reduce manufacturing costs and achieve design slitting capabilities at the NACME Facility.

     CUSTOMERS AND PRODUCT MIX. During 1997 and the first quarter of 1998, Acme Steel experienced a substantial reduction in the average selling price per ton for sales to external customers due to competitive pressures and a substantial reduction in orders from its traditional higher margin niche customers in the markets for high- and mid-carbon, alloy, HSLA and processed valued-added products. The loss of orders from niche customers was due, principally, to the delivery performance caused by the slow ramp-up of the New Facility and of the slitting capabilities of the NACME Facility. As a result, these customers were forced to obtain their steel from other sources. Acme Steel continues working to improve operating performance of the New Facility and slitting performance at the NACME Facility. These actions are expected to improve delivery performance to the traditional, higher margin niche product customers and gradually improve product mix and margins.

     PERFORMANCE OF NEW FACILITY. Acme Steel is in the process of ramping up the New Facility to planned shipping levels of 970,000 tons per year. The New Facility is operating at less than planned production levels and incurring ongoing cost inefficiencies due to, among other factors, a higher than expected rate of unplanned delays and a slower than expected improvement in material yield performance (raw steel to finished steel coil). These factors will continue to adversely affect the financial performance of Acme Steel and the consolidated results of the Company during 1998.

     The Company believes it will achieve a substantial portion of the projected benefits of the New Facility by the end of 1998. When the New Facility reaches planned production levels, it is expected to reduce cash manufacturing costs by approximately $70 per ton from 1996 cash manufacturing costs. As of the first quarter of 1998, the Company had achieved cash cost savings related to the New Facility of approximately half the expected $70 per ton savings, excluding additional depreciation associated with the New Facility of approximately $24 per ton.

     NACME FACILITY. During the first quarter of 1998, the NACME Facility operated, on average, at approximately 60% of its planned slitting capability. NACME and Acme Steel are cooperating in efforts to improve the performance of the slitting operations.

     OPERATING LOSSES. Should the Company incur greater than anticipated losses during 1998, the Company could be at risk of breaching certain of the financial covenants in its loan agreements (which become more restrictive in future periods), and absent relief from its lenders, the Company would have to consider financial alternatives to enable it to adequately fund its operations and meet all of its obligations.

     There can be no assurances the Company will be able to satisfactorily resolve all of these concerns in the near term. No assurances can be given that the Company will not continue to experience operational difficulties, will achieve the projected cost benefits, will improve deliveries, improve material yield performance, or increase sales to its traditional niche market customers, or that financing will be available if required, or if available, whether such financing will be on terms satisfactory to the Company.

     STEEL FABRICATING. For 1998, Steel Fabricating Segment earnings (excluding Universal) are expected to remain relatively steady. Alpha Tube expects to complete the relocation and consolidation of its tube mills in mid-1998. The consolidation project will improve material handling capability, provide increased capacity of large diameter tubing and lower operating costs. Acme Packaging anticipates installation of the new plastic strapping lines will be completed during the second quarter of 1998.

FORWARD LOOKING STATEMENTS

     Actual events might materially differ from those projected in the above forward looking statements. The timely and successful ramp-up of the New Facility and successful installation of new computer systems are important assumptions in the Company's projection of a fully operational facility and the related earnings benefits. If there are substantial unexpected production interruptions or other operating difficulties and if the New Facility fails to achieve certain production utilization and material yield goals, or NACME fails to achieve its planned slitting capabilities, the competitive and financial position of the Company could be materially adversely affected. In addition to uncertainties with respect to the New Facility, forward looking statements regarding all of the Company's businesses, but particularly the Steel Making Segment, are based on various economic assumptions. These assumptions include projections regarding: selling prices for the Company's products, costs for labor, energy, raw material, supplies, pensions and active and retiree medical care, volume or units of product sales, competitive developments in the marketplace by domestic and foreign competitors, including Asian steel companies in the midst of the current Asian economic downturn, and the competitive impact of the facilities which are expected to compete with the Company's products, general economic developments in the United States or abroad affecting the business of the Company's customers, including the strength of the U.S. dollar against other currencies and similar events which may affect the costs, price or volume of products sold by the Company.

     There can be no assurances the results of these factors will conform with the Company's assumptions and projections. If one or more of these factors fails to meet the Company's projections, the adverse impact on the Company's business and financial results could be significant. Similarly, in the event the Company's assumptions and projections are too conservative, the Company's performance may exceed these forecasts.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, "Reporting Comprehensive Income," issued in June 1997, will require the Company to disclose, in financial statement format, all non-owner changes in equity. Such disclosures include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on available-for-sale securities. This Statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. The Company expects to adopt this Statement beginning with its 1998 financial statements.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," issued in June 1997, established standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company is currently evaluating its options for disclosure and will adopt the Statement in its financial statements for the year ending December 27, 1998.

     On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board issued EITF No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract for an Internal Project that Combines Business Process Reengineering and Information Technology Transformation". EITF 97-13 requires that certain costs related to reengineering be expensed as incurred. Under the Company's previous accounting policy, a portion of such costs related to ongoing expenditures to upgrade the Company's management information system were capitalized during 1996 and 1995.

     In accordance with EITF No. 97-13, the Company recorded a cumulative effect adjustment in the fourth quarter of 1997. The Company expensed the unamortized capitalized portion of related costs as required by the EITF No. 97-13, recording a cumulative effect of a change in accounting principle of $10.1 million, $6.2 million after tax.

                                    BUSINESS

OVERVIEW

     Acme Metals, based in Riverdale, Illinois, is a fully integrated manufacturer and marketer of steel, steel strapping and strapping tools and steel tubing. Acme Metals' operations are divided into two primary segments, the Steel Making Segment and the Steel Fabricating Segment. The Steel Making Segment's operations are conducted through Acme Steel, and the Steel Fabricating Segment's operations are conducted through Acme Packaging and Alpha Tube. On March 9, 1998, the Company sold Universal, a manufacturer of automotive and light truck jacks. The table below presents the percentage make-up of the Company's net sales for the time periods indicated.

                                                                          THREE MONTHS ENDED
                                                FISCAL YEAR ENDED        ---------------------
                                           ---------------------------   MARCH 30,   MARCH 29,
                                            1995      1996      1997       1997        1998
                                            ----      ----      ----     ---------   ---------
                                                                              (UNAUDITED)
Sheet and strip steel....................    33%       33%       35%        36%         48%
Semi-finished steel......................     4         2         1          2          --
Iron products and other..................     8         9         6          5           5
                                             --        --        --         --          --
     Total Steel Making Segment..........    45%       44%       42%        43%         53%
                                             ==        ==        ==         ==          ==
Steel strapping and strapping tools......    32%       33%       33%        32%         27%
Welded steel tube........................    15        16        17         17          15
Auto and light truck jacks...............     8         7         8          8           5
                                             --        --        --         --          --
     Total Steel Fabricating Segment.....    55%       56%       58%        57%         47%
                                             ==        ==        ==         ==          ==

     Acme Steel is an integrated steel producer that primarily markets flat rolled steel products. Acme Steel utilizes the flexibility of small production quantities to focus on niche markets targeting customers with small order sizes and special metallurgical requirements such as high and mid carbon, special alloy and HSLA steels. Unlike large integrated steel producers which focus primarily on large quantities of a specified size and grade, Acme Steel's niche market focus allows it to achieve premium pricing for its specialty steels. Acme Steel's average price per ton of hot rolled sheet and strip steel for sales to external customers was $469 and $413 in 1996 and 1997, respectively, as compared to the 1996 and 1997 industry average price per ton of $325 and $342, respectively. Acme Steel's 1997 external average selling price was adversely effected by the unfavorable product mix caused by the ramp up of the New Facility. Acme Steel currently produces a wide variety of steel grades and sizes to service approximately 400 customers. The principal markets served by Acme Steel include the agricultural equipment, automotive component, industrial equipment, industrial fastener, pipe and tube, processor and tool manufacturing industries.

     In September 1996, the Company completed construction of the New Facility, a new continuous thin slab caster/hot strip mill complex at Acme Steel's Riverdale, Illinois plant. The New Facility, which cost approximately $400 million (excluding capitalized interest and certain internal costs), allows Acme Steel to build on its strengths as a low cost producer of high quality liquid steel by significantly increasing its overall efficiency and reducing its finished steel production costs. The Company continued to run the old ingot making operations while the New Facility was being brought on line. In June 1997, the Company completed the decommissioning of its ingot making operations. The Company anticipates that the New Facility, when fully operational, will reduce Acme Steel's 1996 cash manufacturing costs by approximately 19%, or $70 per shipped ton, and will increase Acme Steel's ongoing planned shipping capability to approximately 970,000 tons per year. The New Facility has reduced the average production time for transforming raw steel into flat rolled steel coils from ten days to 90 minutes by eliminating the extra heating and rolling necessary in the old ingot-based process. Through the first quarter of 1998, the New Facility operated on average at approximately 87% of its planned production levels. The New Facility, however, has incurred, and is expected to continue to incur, ongoing cost inefficiencies due to, among other factors, a higher than expected rate of unplanned delays and a slower than expected improvement in material yield performance (i.e. raw liquid steel to finished steel coil). See "Risk Factors--Performance of New Facility," "--NACME Facility" and "--Niche Customers."

     In February 1996, Acme Steel and its joint venture partner began construction of the NACME Facility, located in Chicago, Illinois adjacent to Acme Steel's Riverdale steel making operations. The NACME Facility pickles, oils, slits and packages wide steel coils produced by the New Facility. Acme Steel has a 40% equity position in NACME. The NACME Facility will enhance Acme Steel's ability to provide precise customer specifications of superior quality steels with highly competitive lead times. Pickling operations at the NACME Facility began in December 1996 and slitting operations began late in the second quarter of 1997. The ramp up of the slitting of high carbon products has been slower than expected, and, during the first quarter of 1998, the NACME Facility operated on average at approximately 60% of its planned slitting capability. See "Risk Factors--NACME Facility."

     The Company's interest in NACME requires Acme Steel to comply with certain tonnage provision guarantees and cost plus return on investment payments. Due to a delay in reaching full operating levels, NACME was not in compliance with certain financial covenants and obtained a waiver and negotiated modification of those covenants under its financing arrangements with its lending institution. NACME currently meets the requirements of the modified financial covenants. However, there are no assurances NACME will continue to maintain such compliance, or, if it fails to do so, that it will be able to negotiate further waivers or amendments of its covenants. Currently, the Company is unable to determine whether such failure would have an adverse effect on Acme Steel's operations.

     The Company has pursued a downstream integration strategy intended to enhance both the value and margins of its steel products through its Steel Fabricating Segment. Acme Packaging is one of the two major domestic producers of steel strapping and strapping tools in the United States and, by management estimates, shares approximately 80% of the domestic market equally with its primary competitor. Alpha Tube is a leading producer of high quality, welded carbon steel tubing used for furniture, recreational, contractors' and automotive applications.

     The downstream integration strategy has helped to moderate the impact of fluctuating steel demand on Acme Steel's operations by creating captive businesses which have consumed approximately 30% to 40% of Acme Steel's steel production and, with the New Facility's increased production capability, are expected to consume 20% to 30% of Acme Steel's steel production.

     The Company's principal executive offices are located at 13500 South Perry Avenue, Riverdale, Illinois 60827-1182, and the Company's telephone number is 708/849-2500. The Company's registered agent in the State of Delaware is The Corporation Trust Company, and its registered address in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

RECENT DEVELOPMENTS

     REFINANCING

     In order to take advantage of current interest rates and to improve its flexibility for future modernization, on December 18, 1997 the Company consummated the Financing Plan which was comprised of the following elements:

     - A tender offer (the "Tender Offer") for the Senior Secured Notes and the Senior Secured Discount Notes See "Description of Certain Indebtedness--Senior Secured Notes; Senior Secured Discount Notes." Holders of 86% of the outstanding Senior Secured Notes and holders of 99% of the outstanding Senior Secured Discount Notes accepted the Tender Offer for the principal amount of their respective 1994 Notes.

     - Concurrent with the Tender Offer, a solicitation of the consent of the holders of the 1994 Notes (the "Consent Solicitation") to certain amendments (the "Amendments") to the indentures pursuant to which the 1994 Notes were issued (the "1994 Indentures"), which eliminated certain restrictive covenants contained in the 1994 Indentures. The Amendments were approved by the requisite number of holders of 1994 Notes.

     - The $175,000,000 Senior Secured Credit Agreement with Morgan Stanley Senior Funding, Inc., as syndication agent and arranger, and Bankers Trust Company, as administrative agent which (a) was used to repay, among other things, the Term Loan; (b) ranks pari passu with the 1994 Notes remaining outstanding after consummation of the Tender Offer; and (c) is secured equally and ratably with such 1994 Notes by a senior security interest in certain real and personal property of Acme Steel and the stock of the Company's subsidiaries. See "Description of Certain Indebtedness--Senior Secured Credit Agreement."

     - A modification of the Company's existing $80 million Working Capital Facility with Harris Trust and Savings Bank, as agent. See "Description of Certain Indebtedness --Working Capital Facility."

     - The offering of the Old Notes.

     The following table sets forth the Company's sources and immediate uses of funds after giving effect to the Financing Plan and the application of the net proceeds therefrom as of December 18, 1997.

                                                          (IN THOUSANDS)
Sources of Funds:
  Notes.....................................................    $198,502
  Senior Secured Credit Agreement...........................     175,000
                                                                --------
     Total..................................................    $373,502
                                                                ========
Uses of Funds:
  Increase in cash and cash equivalents.....................    $    305
  Repayment of Senior Secured Notes(1)......................     122,946
  Repayment of Senior Secured Discount Notes(2).............     142,801
  Repayment of Term Loan(3).................................      50,622
  Repayment of Working Capital Facility(4)..................      45,198
  Fees and expenses(5)......................................      11,630
                                                                --------
     Total..................................................    $373,502
                                                                ========

-------------------------
(1) Repayment of Senior Secured Notes includes Senior Secured Notes prepayment consideration of $10.5 million and accrued interest through December 18, 1997 of $5.1 million.

(2) Repayment of Senior Secured Discount Notes includes Senior Secured Discount Notes prepayment consideration of $19.5 million and accrued interest through December 18, 1997 of $6.0 million.

(3) Repayment of Term Loan includes $.6 million of accrued interest through December 18, 1997.

(4) Repayment of Working Capital Facility includes $.2 million of accrued interest through December 18, 1997. At December 17, 1997, $48.0 million was outstanding under the Working Capital Facility.

(5) Fees and expenses include financing fees in connection with the Financing Plan.

     SALE OF UNIVERSAL

     In March of 1998, the Company sold its wholly owned subsidiary Universal. The sale of Universal generated proceeds to the Company of approximately $18.0 million and a gain of $12.0 million (approximately $7.8 million, net of tax). Proceeds from the sale of Universal are restricted by the 1994 Indentures and have been deposited with the trustee under the 1994 Indentures. The Company is permitted to apply the proceeds to related business investments or to offer to redeem on a pro rata basis the remaining 1994 Notes. To the extent an offer to redeem is not accepted by the holders of the 1994 Notes, the proceeds become unrestricted.

INDUSTRY

     OVERVIEW

     The steel industry has historically been and continues to be highly cyclical in nature. The industry is influenced by a combination of factors including periods of economic growth or recession, strength or weakness of the U.S. dollar, worldwide production capacity, levels of steel imports and tariffs. The industry has also been affected by other company-specific factors such as failure to adapt to technological change, plant inefficiency, and high labor costs. Steel, regardless of product type, is a commodity that responds to forces of supply and demand, and prices have been volatile and have fluctuated in reaction to general and industry-specific economic conditions. Under such conditions, a steel company must be efficient, flexible, produce quality products, and provide responsive customer service in order to be profitable. See "Risk Factors-- Cyclicality of Steel Industry and End User Markets; Variability of Financial Results." There are generally two kinds of primary steel producers, "integrated" and "mini-mill."

     Steel manufacturing by the majority of "integrated" producers involves a series of distinct but related processes, often separated in time and in plant geography. This process generally involves ironmaking followed by steel making, followed by billet or slab making, followed by reheating and further rolling into steel plate or bar, or flat rolling into sheet steel or coil. These processes may, in turn, be followed by various finishing processes (including cold rolling) or various coating processes (including galvanizing). In integrated-producer steel making, coal is first converted to coke in a coke oven, then combined in a blast furnace with iron ore (or pellets) and limestone to produce iron, and then combined with scrap in a "basic oxygen" or other furnace to produce raw or liquid steel. Once produced, the liquid steel is metallurgically refined and then transported to a continuous caster for casting into a billet or slab, which is then further shaped or rolled into its final form. Typically, though not always, and whether by design or as a result of downsizing or reconfiguration, many of these processes take place in separate facilities.

     In contrast, a mini-mill employs an electric arc furnace (EAF) to directly melt scrap steel or steel scrap substitute, thus entirely eliminating the coke making process and the blast furnace. A mini-mill incorporates the melt shop, ladle metallurgical station, casting, and rolling into a unified continuous flow. The melting process begins with the charging of a furnace vessel with scrap steel, carbon, and lime, then the vessel's top is swung into place and electrodes are lowered into the scrap through holes in the top of the furnace. Electricity is then applied to melt the scrap. The liquid steel is then checked for chemistry and the necessary metallurgical adjustments are made while the steel is still in the melting furnace or, if the plant has a separate staging area for that process, the material is transported by a ladle to an area, commonly known as a ladle metallurgy station. From there, the liquid steel is transported by ladle to a turret at the continuous caster, wherein it is then transferred into a tundish, a kind of reservoir, which controls the flow of the liquid steel into a water-cooled copper-lined mold from which it exits as an externally solid billet or slab. After a billet is cast, it is then cut to length and either shipped as billets or stored until needed for further rolling or processing (which would involve reheating) or it may be sent directly into the rolling process, after which it may then be cut to length, straightened, or stacked and bundled. In the case of thin-slab casting, however, the slabs proceed directly into a tunnel furnace, which maintains and equalizes the slab's temperature, and then after descaling, into the first stand of the rolling mill operation. In this rolling process, the steel is progressively reduced in thickness. In the case of sheet steel, it is wound into coil and may be sold either directly to end users or to intermediate steel processors or service centers, where it may be pickled, cold rolled, annealed, tempered, or galvanized.

     Thin slab continuous casting technology was one of the most significant advances in steel making in the last forty years. The thinner slab greatly reduces costs, as less reduction is necessary in the hot-strip rolling mill to create hot rolled bands or coils of steel, and there is substantially less reheating required prior to rolling. Most important, the development of thin-slab casting technology, with its lower capital cost requirement, allowed for the entry of mini-mills into the flat rolled segment of the steel market.

     The New Facility of Acme Steel is the world's first complex to produce steel by combining highly efficient mini-mill casting and rolling technology with the traditional high quality liquid steel produced via the blast furnace/basic oxygen furnace technology. The use of integrated steel making technology, with coke, iron and liquid steel, is the basis of Acme Steel's MiniGrated(TM) steel quality advantage. The following diagram illustrates the differences in production methodologies among the typical multi-step integrated mill production process, the typical continuous mini-mill melting-casting-rolling process and Acme Steel's new production methodology.

                                   Flow Chart

THE FLAT ROLLED MARKET

     The flat rolled market represents the largest steel product group, accounting for approximately 62% of the total annual U.S. steel shipments in 1997. Flat rolled products consist of hot rolled, cold rolled, and coated sheet and coil. Currently, the Company's products consist primarily of hot rolled coil. The flat rolled product group has been the fastest growing segment of the U.S. steel market over the last 40 years, amounting to approximately 65.0 million tons of shipments in 1997. The following table shows the U.S. flat rolled shipments by hot rolled, cold rolled, and coated production (as reported by the AISI) for the years 1993 through 1997.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1993   1994   1995   1996   1997
                                                              ----   ----   ----   ----   ----
                                                                     (MILLIONS OF TONS)
Hot Rolled(1)...............................................  23.0   24.9   26.8   26.7   27.8
Cold Rolled(2)..............................................  14.4   14.7   14.1   15.8   15.2
Coated(3)...................................................  18.3   20.2   19.9   20.7   22.0
                                                              ----   ----   ----   ----   ----
Total.......................................................  55.7   59.8   60.8   63.2   65.0
                                                              ====   ====   ====   ====   ====
% Total of Domestic Steel Shipments.........................  62.7%  62.9%  62.4%  62.7%  61.5%
                                                              ====   ====   ====   ====   ====

-------------------------
(1) Includes plates cut lengths, sheet, strip and plate in coils.

(2) Includes blackplate, sheet, strip and electrical.

(3) Includes tin coated, hot dipped galvanized, electrogalvanized and all other metallic coated.

     The following chart presents 1997 U.S. industry flat rolled product shipments by market segment (as reported by the AISI):

Other                                             20
Industrial Equipment/Tools                         2
Appliances                                         2
Electrical Equipment                               3
Containers/Packaging                               6
Converters/Processors                              9
Construction/Contractors' Products                 9
Automotive                                        20
Steel Service Centers                             29

     Hot Rolled Products. All coiled flat rolled steel is initially hot rolled, a process which generally consists of passing a cast slab through a multi-stand rolling mill to reduce its thickness to less than 1/2 inch and, in some mills such as Acme Steel's, to less than 1/16 inch. Hot rolled steel is minimally processed steel coil that is used in the manufacture of various non-surface critical applications such as automobile suspension arms, frames, wheels, and other unexposed parts in auto and truck bodies, agricultural equipment, construction products, machinery, tubing, pipe, tools, lawn care products and guard rails. The U.S. market for hot rolled steel in 1997 was over 27.0 million tons, excluding imports. The following chart presents 1997 U.S. industry hot rolled product shipments by market segment (as reported by the AISI):

Oil/Gas                                            1
Automotive                                        12
Converters/Processors                             16
Steel Service Centers                             32
Construction/Contractors' Products                 5
Other                                             31
Industrial Equipment/Tools                         3

     Cold Rolled Products. Cold rolled steel is hot rolled steel that has been further processed through a pickler and then processed through a rolling mill without reheating until the desired gauge (or thickness) and other physical properties have been achieved. Cold rolling reduces gauge and hardens the steel and, when further processed through an annealing furnace and a temper mill, improves uniformity, ductility and formability. Cold rolling can also impart various surface finishes and textures. Cold rolled steel is used in applications that demand higher quality or finish, such as exposed automobile and appliance panels. As a result, cold rolled prices are typically higher than hot rolled prices. The U.S. market for cold rolled steel in 1997 was approximately 15.2 million tons, excluding imports. The following chart presents 1997 U.S. industry cold rolled product shipments by market segment (as reported by the AISI):

Construction/Contractors' Products                 4
Containers/Packaging                               5
Converters/Processors                              9
Appliances                                         7
Electrical Equipment                              11
Automotive                                        18
Steel Service Centers                             34
Other                                             12

     Coated Products. Coated steel is usually cold rolled sheet that has been coated with a non-ferrous metal to render it corrosion-resistant and to improve its paintability. Hot dipped galvanized, electrogalvanized and aluminized products are types of coated steels. These are the highest value-added sheet products because they require the greatest degree of processing and tend to have the strictest quality requirements. Coated steel is used in high volume applications such as automotive components, household appliances, roofing and siding, heating and air conditioning equipment, air ducts, switch boxes, chimney flues, awnings, garbage cans and food containers. The use of coated steels in the U.S. has increased dramatically over the last 40 years. The U.S. market for coated steel in 1997 was approximately 22.0 million tons, excluding imports. The following chart presents 1997 U.S. industry coated product shipments by market segment (as reported by the AISI):

Other                                             12
Containers/Packaging                              14
Construction/Contractors' Products                17
Steel Service Centers                             22
Automotive                                        32
Electrical Equipment                               1
Appliances                                         2

BUSINESS STRATEGY

     The Company's strategy is to enhance its position as a high quality, low cost producer of hot rolled sheet and strip steel and related value-added products and to achieve future profitable growth. The key elements of this strategy include maximizing the performance of the New Facility, continuing to focus on downstream integration, improving product quality and customer service and pursuing growth opportunities.

     MAXIMIZE THE PERFORMANCE OF THE NEW FACILITY

     The Company's objective is to achieve the expected benefits from its investment in the New Facility thereby enhancing its status as a preeminent supplier of flat rolled carbon, alloy and HSLA steels in custom sizes and grades. Key strategic elements to accomplish this objective include the following:

     - Reduce Manufacturing Cost. Acme Steel is a low cost producer of liquid steel. The Company believes the New Facility, when fully operational, will enable Acme Steel to significantly reduce finished steel manufacturing costs and improve operating efficiency. When the New Facility reaches planned production levels, the Company estimates it will provide cash savings in manufacturing costs (based on full utilization of its expanded shipping capability of approximately 970,000 tons per year) of approximately $70 per shipped ton as compared to 1996 manufacturing costs. See "Risk Factors--Performance of New Facility."

     - Increase Shipping Capability. As a result of the completion of the New Facility, by the end of 1998 management expects the ongoing shipping capability of Acme Steel to increase to approximately 970,000 tons, on an annualized basis. The New Facility's yield from raw liquid steel to finished coils is 86% at the end of the first fiscal quarter of 1998 and is expected to increase to over 90% when the New Facility achieves planned production levels.

     - Increase Sales of Specialty Steels to Niche Markets. Acme Steel expects to regain and expand its sales of value-added specialty steels to its niche markets as the New Facility ramps up to planned production levels. Acme Steel's focus has been and continues to be to produce more value-added specialty grades of steel, including high and mid carbon, alloy and HSLA steel. The New Facility produces wider sheets and thinner gauges than the old ingot-based facility, thus expanding Acme Steel's product range and allowing the Company to increase sales to its existing customer base. See "Risk Factors--Niche Customers."

     CONTINUE TO FOCUS ON DOWNSTREAM INTEGRATION

     The Company has pursued a downstream integration strategy to enhance both the value and margins of its products by maximizing the benefits of the New Facility and pursuing additional value-added product lines.

     - Maximize Benefits of New Facility. The steel provided by the New Facility will enable the Company's Steel Fabricating Segment to reduce its production costs because the wider, larger coils supplied by the New Facility will reduce changeover costs, improve yields and improve productivity.

     - Pursue Additional Value-Added Product Lines. The Company continually reviews opportunities to expand its product lines in areas which add value. Examples of recent initiatives include the following:

        (i) Acme Packaging recently invested in plastic strapping manufacturing equipment that will be installed during the first half of 1998. This investment is in an area that represents a growing segment of the overall strapping industry. See "Business--Steel Fabricating Segment."

        (ii) As part of a consolidation of Alpha Tube's slitting and tube making operations into a new, larger facility, Alpha Tube is upgrading the production capability of two of its five tube mills which will give Alpha Tube additional capability to meet growth opportunities in the higher-margin, larger-diameter tube markets and will allow for greater overall utilization of all five tube mills. The consolidation is expected to be completed in the second quarter of 1998. See "Business--Properties."

     IMPROVE PRODUCT QUALITY AND CUSTOMER SERVICE

     The Company strives to offer high-quality products to all of its customers and plans to maintain its commitment to superior customer service and product quality. The New Facility is expected to improve Acme Steel's product quality and allow it to meet the requirements of customers that demand continuously cast steel products and tighter dimensional and physical properties in the finished products. See "Risk Factors--Niche Customers." In addition, the New Facility has reduced the average production time for transforming raw steel into flat rolled steel coils from ten days to 90 minutes. The fabricating businesses have been QS-9000 or ISO-9002 certified in 1997.

     PURSUE GROWTH OPPORTUNITIES

     The Company plans to pursue growth opportunities through existing capacity expansion or possible acquisitions to secure the long-term future growth and profitability of Acme Metals. For example, the Company believes that the flat rolled steel making capability of the New Facility can be increased by up to one million tons annually through the addition of additional steel making facilities, a second caster, a second tunnel furnace and related machinery and equipment.

STEEL MAKING SEGMENT

     ACME STEEL

     Acme Steel is a fully integrated producer of high quality steel products. Acme Steel concentrates on the manufacture of flat rolled steels, particularly sheet and strip steel. The flexible steel making facilities can produce liquid steel in small heats of approximately 100 tons per heat. This small production volume gives Acme Steel a competitive advantage when targeting its niche market customers who purchase small quantities of steel with special metallurgical properties. Unlike the large integrated steel producers, Acme Steel is able to economically serve these customers' special requirements. Acme Steel's focus on specialty steels, particularly mid and high carbon, HSLA, and alloy steels, allows it to achieve premium prices on its steel. Acme Steel is working to further shift its product mix toward specialty steels and to decrease its production of lower-margin, commodity hot rolled low-carbon steel.

     In August 1994, the Company commenced construction of the New Facility, a new continuous thin slab caster/hot strip mill complex at Acme Steel's Riverdale, Illinois plant. The New Facility, which cost approximately $400 million (excluding capitalized interest and certain internal costs), allows Acme Steel to build on its strengths as a low cost producer of high quality liquid steel by increasing niche market shipments, significantly increasing its overall efficiency, and reducing its finished steel production costs. Construction of the New Facility was substantially completed in September 1996, and the New Facility produced its first coil on October 3, 1996. The New Facility is the world's first complex to produce steel by combining highly efficient mini-mill casting and rolling technology with the traditional high quality liquid steel produced via the blast furnace/basic oxygen furnace technology.

     The New Facility has reduced the average production time for transforming raw steel into hot rolled steel coils from ten days to 90 minutes by eliminating the extra heating and rolling necessary in the old ingot-based process. The estimated cash cost savings from the New Facility are expected to be approximately $70 per shipped ton based on planned annual shipping levels of 970,000 tons. The New Facility, when fully operational, will allow Acme Steel to further shift its product mix away from low margin, commodity low-carbon steel to higher margin specialty steels. Finally, the New Facility is expected to increase Acme Steel's hot rolled shipping capability to approximately 970,000 tons.

     Acme Steel's old ingot-based steel-making facility was closed in June 1997, and the New Facility is expected to be fully operational by the end of 1998. As part of ramping up the New Facility, the Company has successfully tested and cast 99% of the steel grades comprising the Company's traditional product mix. The Company's seven stand hot mill produces steel sheets ranging from 35.4 to
61.5 inches in width and from .040 to .500 of an inch in thickness. In addition, the seven stand hot mill has rolled steel sheets as thin as .0295 inches and steel sheets with a combined width and thickness as wide as 53.9 inches and as thin as .0393 inches.

During the quarter ended March 29, 1998, the New Facility operated on average at approximately 87% of its planned production levels. The New Facility, however, has incurred, and is expected to continue to incur, ongoing cost inefficiencies due to, among other factors, a higher than expected rate of unplanned delays and a slower than expected improvement in material yield performance. See "Risk Factors--Performance of New Facility," "--NACME Facility" and "--Niche Customers." Once the New Facility is fully operational, the Company believes the steel making capability of the New Facility can be further increased by up to one million tons annually through the addition of an electric arc furnace, a second caster, a second tunnel furnace and related machinery and equipment.

     Product Overview. The following table sets forth the tonnage of flat rolled steel shipped by Acme Steel during the time periods indicated:

                                                                 NET TONS SHIPPED
                                ----------------------------------------------------------------------------------
                                               FISCAL YEAR ENDED                         THREE MONTHS ENDED
                                ------------------------------------------------   -------------------------------
                                     1995             1996             1997        MARCH 30, 1997   MARCH 29, 1998
                                --------------   --------------   --------------   --------------   --------------
                                 TONS       %     TONS       %     TONS       %     TONS       %     TONS       %
                                 ----       -     ----       -     ----       -     ----       -     ----       -
Specialty Products:
  High Carbon.................   46,823      7%   53,176      9%   48,711      8%   13,123      8%   17,322      7%
  Mid Carbon..................   82,018     13    84,932     14    69,157     11    19,156     12    26,928     11
  Alloy.......................   17,648      3    17,951      3    11,909      2     3,459      2     3,399      1
  HSLA........................   29,648      5    38,762      6    44,396      7     9,627      6    35,920     14
                                -------    ---   -------    ---   -------    ---   -------    ---   -------    ---
    Subtotal..................  176,137     28   194,821     32   174,173     28    45,365     28    83,569     33
                                -------    ---   -------    ---   -------    ---   -------    ---   -------    ---
Non-Specialty Products:
  Low Carbon..................  166,776     27   149,800     25   183,181     29    52,695     32    90,765     36
  Non Prime...................   11,217      2    15,115      2    51,556      8     9,214      6    21,506      8
                                -------    ---   -------    ---   -------    ---   -------    ---   -------    ---
    Subtotal..................  177,993     29   164,915     27   234,737     37    61,909     38   112,271     44
                                -------    ---   -------    ---   -------    ---   -------    ---   -------    ---
Inter-Segment Sales...........  264,922     43   252,146     41   220,302     35    57,035     34    56,891     23
                                -------    ---   -------    ---   -------    ---   -------    ---   -------    ---
Total Flat Rolled.............  619,052    100%  611,882    100%  629,212    100%  164,309    100%  252,731    100%
                                =======    ===   =======    ===   =======    ===   =======    ===   =======    ===

     Specialty Products. Acme Steel specializes in manufacturing mid and high carbon, alloy and HSLA steels and marketing these products directly to end users. Specific metallurgical requirements are met by introducing particular alloying metals such as molybdenum, manganese, chrome and vanadium at various points during the steel making process or additionally through other steel making processes such as annealing and controlled rolling.

     Non-Specialty Products. Non-specialty products include hot rolled, low carbon steel sheet and strip products sold to external customers. Low carbon steel sheet and strip is a price sensitive product used in a broad array of industrial goods. With the shutdown of the old ingot-based mill, Acme Steel no longer produces and markets semi-finished steel.

     Inter-Segment Sales. Inter-segment sales to the Steel Fabricating Segment consist primarily of low and mid carbon products and have consumed approximately 30% to 40% of Acme Steel's steel production and, with the New Facility's increased production capability, are expected to consume 20% to 30% of Acme Steel's steel production. Approximately 31% of total shipments in 1997, or 91% of inter-segment shipments, were to Acme Packaging, and consisted of cold rolled low and mid carbon steel (which has been further processed to enhance surface characteristics). The remainder of inter-segment sales were made to Alpha Tube and Universal.

     Customers. The remaining 66% of Acme Steel's shipments in 1997 was sold to a diverse group of external customers, principally in the agricultural equipment, construction, automotive components, industrial equipment, industrial fastener, conversion, tube and tool manufacturing industries. The majority of these customers are located within an approximately 500 mile radius of Acme Steel's steel making facilities.

     Acme Steel focuses on external customers whose demand levels and metallurgical requirements, as well as requirements for value-added services such as slitting, pickling, annealing and cutting-to-length, are a good match for the small production quantities and high service levels available from Acme Steel's facilities. Given the nature and quality of the products and services it provides in the niche markets it serves, Acme Steel has developed strong, long-standing relationships with its customer base. See "Risk Factors--Niche Customers."

     Acme Steel's customers generally are serviced by Acme Steel's own internal sales staff. Acme Steel's customer base is very diversified with the top 25 external customers combined accounting for only 29% of Acme Steel's 1997 total net sales. No individual external customer accounted for more than 5% of 1997 total sales.

STEEL FABRICATING SEGMENT

     ACME PACKAGING

     Products and Markets. Acme Packaging is one of the two major domestic producers of steel strapping and strapping tools in the United States and, by management estimates, shares approximately 80% of the domestic market equally with its primary competitor. Acme Packaging constituted 33% of the Company's total sales in 1997 and 1996 and approximately 32% in 1995.

     Acme Packaging manufactures three types of steel strapping: regular duty, high tensile, and SupraMet(R). High tensile steel strapping has been heat treated to provide greater strength and elasticity for shock absorption. SupraMet(R) is a high-strength steel strapping that is used to unitize heavy materials such as concrete blocks, bricks, fabricated metal products, aluminum or lead ingot, paper, glass, plastic pipe, lumber, hardboard and particle board. Acme Packaging receives all of its flat rolled steel supply from Acme Steel. During 1998, Acme Packaging will broaden its product line by installing two new extrusion lines for the manufacture of plastic strapping products.

     Customers. Principal markets served by Acme Packaging include the agricultural, automotive, brick, construction, fabricated and primary metals, forest products and paper industries. Acme Packaging's sales are primarily in the U.S. Acme Packaging sells steel strapping through private label distributors, independent distributors and its own in-house sales force. No one customer accounted for more than 10% of Acme Packaging's 1997 net sales.

     ALPHA TUBE

     Products and Markets. Alpha Tube is a leading producer of high quality, welded carbon steel tubing used for furniture, recreational, contractors' and automotive applications. Alpha Tube receives a significant portion of its flat rolled steel supply from Acme Steel. Sales by Alpha Tube constituted approximately 17% of the Company's total sales in 1997, 16% in 1996 and 15% in 1995.

     Customers. Alpha Tube's products are used in the appliance, automotive, construction, heating and cooling equipment, household and leisure furniture, material handling, recreational products, service centers and truck exhaust industries. Alpha Tube's manufacturing customers generally are serviced by its own in-house sales force. However, Alpha Tube also uses exclusive distributors in an effort to increase sales in certain target markets. The Company believes that Alpha Tube has a 10% share of its targeted tubing sales market. Alpha Tube's top ten customers accounted for approximately 43% of its total net sales in 1997, and no one customer accounted for more than 10% of its net sales in 1997.

     UNIVERSAL

     Products and Markets. Universal, a manufacturer of automotive and light truck jacks, was sold by the Company on March 9, 1998. See "Business--Recent Developments." Sales by Universal constituted approximately 8% of the Company's total sales in 1997, 7% in 1996 and 8% in 1995.

EMPLOYEE RELATIONS

     As of March 29, 1998, the Company had a work force of 2,107 employees, of which 605 are salaried employees and 1,502 are paid hourly. The unionized work force totals approximately 1,400, or approximately

67% of total employment. None of the salaried work force is unionized, and the hourly work force at one site, Alpha Tube, is also non-union.

     The Company's relationships with its unions are good. There have been no strikes or work stoppages at any location since the Company's purchase of its plants in Connecticut, Alabama and California. The last strike at the Riverdale and Chicago locations was in 1959 during a major steel industry work stoppage. In 1996, the Company instituted Cooperative Partnership (formerly administered under the Labor Management Participation Team and Total Quality Improvement Program) as a vehicle for problem solving in a team environment to establish standards to maximize the highest quality product from the existing facilities. Union members participate extensively in this program. See "Risk Factors--Unionized Workforce."

     Acme Steel has a contract in place with the United Steelworkers covering 1,272 employees at the Acme Steel and Acme Packaging operations in Chicago and Riverdale, Illinois. The contract expires in 1999 and contains a no-strike provision. The six-year contract, which was ratified on October 1, 1993, provided for a mid-term renegotiation of specific wage and benefit issues. On October 25, 1996, the Company reached an agreement with the United Steelworkers on the mid-term wage reopener. The settlement was largely consistent with the pattern established within the steel industry.

PROPERTIES

     Acme Steel's principal properties are located in Chicago, Illinois and in Riverdale, Illinois. The facilities in Chicago include coke ovens, blast furnaces and pigging machines. The facilities in Riverdale include the basic oxygen furnaces, the New Facility, pickle lines, cold mills, annealing furnaces, slitter lines, and cut-to-length lines. In June 1997, the Company completed decommissioning the operations of the steel ingot producing and narrow steel rolling mill facilities which had been made redundant by the operations at the New Facility. Acme Steel also owns an equity interest in an iron ore mining venture in Eastern Canada. See "Business--Raw Materials and Energy." In addition, during 1996 Acme Steel and a joint venture partner began construction of the NACME Facility in Chicago, adjacent to the Riverdale operations, for the pickling, oiling and slitting of steel products. The NACME Facility began limited operations during the fourth quarter of 1996 and is expected to achieve full capability during 1998. See "Risk Factors--NACME Facility."

     Acme Packaging's principal properties consist of four steel strapping plants, which include slitting and painting equipment, in Riverdale, Illinois; New Britain, Connecticut; Leeds, Alabama; and Bay Point, California. Two plastic strapping extrusion lines are currently being installed in an existing facility in Riverdale, Illinois and are expected to be completed during the first half of 1998.

     Alpha Tube currently has two leased facilities, with a lease expiring February 1999 and a month to month lease, located in the Toledo, Ohio metropolitan area, which include two manufacturing and office buildings and rolling mills for the production of welded steel tubing. Alpha Tube is presently consolidating the two tubing facilities consisting of five tube mills for the production of steel tube and pipe, and a tube and pipe slitting operation, into a new larger facility in Walbridge, Ohio where Alpha Tube has entered into a long term lease. The consolidation will result in an upgrade of tube mill diameter and capacity and the reduction of various operating costs. This consolidation is expected to be completed during the second quarter of 1998.

     All of these properties are owned in fee simple except for the Alpha Tube facilities, as discussed above.

     In the opinion of management, the manufacturing facilities of the Company's subsidiaries are properly maintained, and their production capability is adequate to meet their requirements.

RAW MATERIALS AND ENERGY

     STEEL MAKING SEGMENT

     Acme Steel's principal raw materials are iron ore, coal and scrap, which are used in the steel making process. The Company believes Acme Steel's sources of iron ore, coal, scrap and other raw materials are adequate to provide for its foreseeable needs. Under Acme Steel's ingot based operations, Acme Steel was not required to purchase scrap from external sources; however, the operations of the New Facility will require

Acme Steel to purchase scrap from external sources, and Acme Steel believes its sources for the purchase of scrap will be adequate to meet its requirements.

     Iron ore requirements are expected to continue to be satisfied through Acme Steel's indirect equity interest (of approximately 15.1%) in an iron ore mining venture, Wabush Mines ("Wabush"), in Eastern Canada, and through term contracts and purchases on the open market. The managing agent of Wabush is Cliffs-Mining Company, a subsidiary of Cleveland-Cliffs Inc. Acme Steel is required to pay its proportionate share of all fixed operating costs, regardless of the quantity of ore received, plus the variable operating costs of minimum ore production for the Company's account. Normally, the Company reimburses the joint venture for these costs through its purchase of ore. Acme Steel acquired approximately 37% of its iron ore needs from Wabush under this agreement during 1997 (down from approximately 41% during 1996), with the balance of ore requirements purchased on the open market at a competitive delivered cost. In 1997, the Company took 705,914 tons from Wabush of which 447,918 tons were used for the Company's requirements and the remainder was exchanged for iron ore pellets with other users.

     Currently there is a world-wide surplus of metallurgical coal. Accordingly, Acme Steel is able to satisfy its coal requirements at competitive prices through short-term contracts and purchases on the open market.

     Acme Steel's steel making operations require substantial amounts of both natural gas and electricity. From mid 1995 to December 31, 1997, Acme Steel purchased all of its natural gas from MidCon Gas Services Corp. pursuant to a written agreement, and the Company has a one-year contract for the supply of its natural gas requirements for 1998 and is currently negotiating a long term natural gas purchasing contract. Acme Steel also uses blast furnace gas and coke oven gas. Acme Steel purchases electricity from Commonwealth Edison Company pursuant to written agreements approved by the Illinois Commerce Commission.

     STEEL FABRICATING SEGMENT

     Acme Packaging purchases virtually all of its flat rolled steel from Acme Steel. Alpha Tube purchases a portion of its steel needs from Acme Steel and purchases the remainder of its steel from other steel suppliers from time to time when such purchases are deemed advantageous to the Company on a consolidated basis. The Steel Fabricating Segment subsidiaries' purchases of steel from Acme Steel are made at prices that approximate market prices.

COMPETITION

     COMPETITIVE CONDITIONS FOR THE STEEL MAKING SEGMENT

     General Steel Market. U.S. steel producers face intensive competition from integrated steel producers, mini-mills and foreign producers (often government subsidized). See "Risk Factors--Competition."

     U.S. Despite significant reductions in raw steel production capacity by major U.S. producers over the last decade, the U.S. industry continues to be adversely affected, from time to time, by excess world capacity. According to the AISI, annual U.S. raw steel production capacity was reduced from approximately 154 million tons in 1982 to approximately 121 million tons in 1996. This reduction resulted in higher utilization rates. Average utilization of U.S. industry capacity changed from approximately 61% in the 1982 to 1986 period to approximately 83% in the 1987 to 1991 period, to approximately 89% in 1993, to 93% in 1994 and 1995, to 91% in 1996 and to 89% in 1997. Recent
improved production efficiencies and new minimill capacity also have begun to increase overall production capacity in the United States. Excess production capacity exists in certain product lines in U.S. markets and, to a greater extent, worldwide. Increased industry overcapacity, coupled with economic recession, would intensify an already competitive environment.

     Over the last decade, extensive downsizings have necessitated costly restructuring charges that, when combined with highly competitive market conditions, have resulted at times in substantial losses for some U.S. integrated steel producers. A number of U.S. integrated steel producers have gone through bankruptcy reorganization. These reorganizations have resulted in somewhat reduced capital costs for these producers and may permit them to price their steel products at levels below those that they could have otherwise maintained.

     Non-U.S. U.S. steel producers face significant competition from certain non-U.S. steel producers who may have lower labor costs. In addition, U.S. steel producers may be adversely affected by fluctuations in the relationship between the U.S. dollar and non-U.S. currencies. Furthermore, some non-U.S. steel producers have been owned, controlled or subsidized by their governments, and their decisions with respect to production and sales may be, or may have been in the past, influenced more by political and economic policy considerations than by prevailing market conditions. Some non-U.S. producers of steel and steel products have continued to ship into the U.S. market despite decreasing profit margins or losses, including steel companies affected by the current Asian economic downturn. If certain relevant U.S. trade laws are weakened, world demand for steel eases or the U.S. dollar strengthens, an increase in the market share of imports may occur, which could adversely affect the pricing of the Company's products. The costs for current and future environmental compliance may place U.S. steel producers, including the Company, at a competitive disadvantage with respect to non-U.S. steel producers, which are not subject to environmental requirements as stringent as those in the United States.

     Over the long-term, steel prices will be set by the lowest cost producers and the lowest costs will be attained through the implementation of new technologies. The flat rolled steel market provides strong evidence of this downward trend in real steel prices due in part to decreasing costs. Recently developed thin slab casting technologies, such as that utilized in the New Facility, have allowed some mini-mill producers and other steel producers to enter certain sectors of the flat rolled market which have traditionally been supplied by integrated producers. Technological innovation is likely to continue in the steel industry and producers will be required to achieve significant, sustainable cost reductions to succeed. The Company's investment of approximately $400 million (excluding capitalized interest and certain internal costs) in the New Facility is expected to enable it to compete.

     Special Grade Market. This component of the hot rolled market represents the medium-carbon, high-carbon, HSLA and alloy markets. The total annual market is approximately 3 million tons, of which Acme Steel's current share is estimated by management to be 6% to 7%. Acme Steel's principal customer markets are agricultural, industrial, tools, conversion, automotive components and construction.

     Low Carbon Hot Rolled Market. Low carbon hot rolled products comprise approximately 20% to 25% of the U.S. steel market, or approximately 24 million tons per year, of which the majority is in low-carbon sheet and strip. Acme Steel's share is estimated by management to be less than 2%. The key end users are automotive OEMs, automotive stampers, can and container manufacturers, the construction industry, appliance makers, tubing manufacturers and steel service centers.

     Acme Steel's Competitive Position. For commercial sales to unaffiliated customers, Acme Steel currently competes in the low-, mid- and high-carbon and alloy steel markets. Acme Steel has numerous competitors composed principally of steel service centers, a substantial portion of which use imported steel and, to a lesser extent, other small integrated mills and mini-mills.

     Acme Steel faces the same challenges as the rest of the steel industry. The primary factors which have affected competition include price, quality, delivery, performance and customer service. The Company believes that the New Facility will significantly enhance its ability to compete in each of these areas. In addition, the Company believes it is able to differentiate itself from its competitors by focusing on niche markets and targeting customers with small order sizes and special metallurgical requirements such as high carbon, alloy and HSLA steel. See "Risk Factors--Competition."

     COMPETITIVE CONDITIONS FOR THE STEEL FABRICATING SEGMENT

     Acme Packaging. In the steel strapping market, Acme Packaging's primary competitor is ITW Signode, a division of Illinois Tool Works, Inc., which management believes has a U.S. market share approximating that of Acme Packaging. The Company believes Acme Packaging's strong market position is attributable to (i) a broad product line, (ii) high quality, low cost strapping produced in modern facilities, (iii) the location of its production facilities in close proximity to a broad customer base and (iv) the benefits of a close relationship with Acme Steel, which supplies all of Acme Packaging's steel. The steel strapping market, however, is a mature market that is not expected to grow significantly in future years. Furthermore,
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competition from plastic strapping, especially the higher strength polyester products, is expected by the Company to intensify in the traditional steel strapping markets of lumber, paper, textiles, wood and synthetic fibers, primarily due to improvements in product strength characteristics. As a result, Acme Packaging is installing two plastic strapping manufacturing lines to strengthen its competitive position in the marketplace. The new strapping lines are expected to be operational in the second half of 1998.

     Alpha Tube. Alpha Tube operates in a highly competitive market characterized by numerous participants with widely varying capabilities. Alpha Tube's customers are increasingly demanding products with increased formability, greater gauge control and lighter weight in combination with higher strength and different steel chemistries. Customers, especially in the automotive market, also are increasingly demanding just-in-time inventory delivery, which has the effect of increasing inventory carrying costs at the tubing manufacturer level. Unlike Alpha Tube, many of its competitors compete only on price and generally offer little or no technical service. To improve Alpha Tube's competitive position, they have undertaken a consolidation project which will result in an upgrade of tube mill diameter and capacity and the reduction of various operating costs.

ENVIRONMENTAL COMPLIANCE

     The operations of the Company are subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment, the handling, storage, transport and disposal of solid and hazardous wastes and the remediation of certain waste disposal sites by responsible parties for the protection of public health and the environment. In addition, various federal and state occupational safety and health laws and regulations apply to the work place environment. See "Business--Legal Proceedings--Environmental" for a complete discussion of environmental proceedings.

LEGAL PROCEEDINGS

     GENERAL

     Pursuant to an Agreement and Plan of Reorganization as of March 5, 1986, the Company and The Interlake Company ("Interlake"), its former parent company, entered into a Tax Indemnification Agreement ("TIA"). The TIA generally provides for Interlake to indemnify the Company for certain tax matters. Per the TIA, Interlake is solely responsible for any additional income taxes it is assessed for adjustments relating to all tax years prior to 1982. With respect to any additional income taxes that are finally determined to be due with respect to the tax years beginning in 1982 through the date of the "Spin-Off" (as said term is identified in the Reorganization documents), the Company is responsible for taxes relating to "Timing Differences" related to the Company's "Continuing Operations." A "Timing Difference" is defined generally as an adjustment to income, deductions or credits which is required to be reported in a tax year beginning subsequent to 1981 through the Spin-Off, but which will reverse in a subsequent year. "Continuing Operations" is defined generally as any business and operations conducted by the Company as of the Spin-Off date. Interlake is principally responsible for any additional income taxes the Company is assessed relating to all other adjustments prior to the Spin-Off.

     On March 17, 1994, the Company received a Statutory Notice of Deficiency ("Notice") in the amount of $16.9 million in tax as a result of the Internal Revenue Service's examination of the 1982 through 1984 tax years. During 1997, Interlake and the Internal Revenue Service settled significantly all issues that created the additional tax, reducing it to $5.1 million. Certain issues for the tax years beginning 1984 through the Spin-Off remain unresolved. Interlake has been principally responsible, pursuant to the TIA, for representing the Company before the Internal Revenue Service for the 1982 through 1984 tax years. Substantial interest could also be due (potentially in an amount greater than the tax claimed). The taxes claimed relate principally to adjustments for which the Company is indemnified by Interlake pursuant to the TIA. The Company has adequate reserves to cover that portion of the tax for which it believes it may be responsible per the TIA. The Company is contesting the unresolved issues and the Notice.

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

     To date, Interlake has met its obligations under the TIA with respect to all covered matters. In the event Interlake for any reason is unable to fulfill its obligations under the TIA, the Company could have increased future obligations.

     The Company's subsidiaries also have various litigation matters pending which arise out of the ordinary course of their businesses. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

     ENVIRONMENTAL

     In addition to the general matters noted above, the operations of the Company and its subsidiary companies are subject to numerous federal, state and local laws and regulations providing a comprehensive program of controlling the discharge of materials into the environment and remediation of certain waste disposal sites by responsible parties for the protection of public health and the environment. Various federal and state occupational safety and health laws and regulations also apply to the work place environment.

     These current environmental control requirements are comprehensive and continue to reflect a long-term trend towards increasing stringency as these laws and regulations are subject to periodic renewal and revision. The Company expects these requirements will continue to become even more stringent in future years. The proposal of the U.S. Environmental Protection Agency ("U.S. EPA") for revision of the National Ambient Air Quality Standards for particulate matter and ozone are recent examples of this trend.

     The Company, principally through its operating subsidiaries, is and, from time to time in the future, will be involved in administrative proceedings involving the issuance, or renewal, of environmental permits relating to the conduct of its business. The final issuance of these permits is generally resolved on terms satisfactory to the Company. In the future, the Company expects such permits will be similarly resolved on satisfactory terms; however, from time to time, the Company is required to pursue administrative and/or judicial appeals prior to achieving a resolution of the terms of such permits.

     The Company, from time to time, may be involved in administrative or judicial proceedings with various regulatory agencies or private parties in connection with claims that the Company's operations have violated certain environmental laws, conditions of existing permits or with respect to the disposal of materials at waste disposal sites. The resolution of such matters may involve the payment of civil penalties, damages, remediation expenses and/or the expenditure of funds to add or modify pollution control equipment.

     The Company has made substantial capital investments in environmental control facilities to achieve compliance with these laws, incurring expenditures of $6.8 million for environmental projects (exclusive of any such expenditures related to the New Facility) in the period from 1995 through 1997. The New Facility was constructed under a lump sum fixed price contract of which it is estimated that $9.8 million was capitalized in 1996 for environmental compliance excluding capitalized interest. A nominal amount was expended during 1997 to maintain environmental compliance. The Company anticipates making further capital expenditures of approximately $3.9 million for environmental projects during 1998. In addition, maintenance, depreciation and operating expenses attributable to installed environmental control facilities are having, and will continue to have, an adverse effect upon the Company's earnings. Although all of the Company's operating subsidiary companies are affected by these laws and regulations, similar to other steel manufacturing operations, they have had, and are expected to continue to have, a greater impact upon the Company's steel manufacturing subsidiary than on the Company's other operating subsidiaries.

     Waste Remediation Matters. Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C., Section 9601 et seq. ("Superfund") and similar state statutes, liability for remediation of property, including waste disposal sites, contaminated by hazardous materials may be imposed on present and former owners or operators of such property and generators or transporters of such materials to a waste disposal site (i.e., Potentially Responsible Parties, "PRPs"). The Company and its operating subsidiaries have been named as PRPs with respect to several such sites. In each instance, the Company's investigation has evidenced either: i) the Company had not disposed of waste materials at the site and was not properly named as a PRP; or,

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

ii) the Company's proportion of materials disposed of at such sites is of sufficiently small volume to qualify the Company as a de minimis contributor of waste material at such sites. This de minimis status has been confirmed at essentially all of the applicable sites.

     Although no assurances can be given that new information will not be uncovered which would cause the Company and its subsidiaries to lose their de minimis status at these sites, or, that the Company, or its subsidiary companies, would not be named as PRPs at additional sites, the Company presently believes its total costs for existing sites will not be material.

     In addition to the foregoing Superfund sites, the following waste remediation matters relating to the Company's subsidiary companies are currently pending:

     Leeds, Alabama--Elevated Levels of Lead. In September 1992, Acme Packaging hired a consulting engineering firm for the purpose of providing soil sampling and analysis in connection with an application for a storm water permit for its Leeds, Alabama, plant. Pursuant to an investigation conducted by the consultant, elevated levels of lead were discovered on the property, including one area of the property wherein buried drums were discovered containing lead.

     In January 1993, Acme Packaging advised the seller of this plant site that the sampling program was initiated in conjunction with filing a Notice of Intent for the plant for coverage under the Alabama Department of Environmental Management's ("Alabama DEM's") General Storm Water Discharge Permit. The seller was advised that the results of the sampling program showed runoff from the west parking lot area contained elevated concentrations of lead in the samples. Pursuant to Acme Packaging's investigation, Acme Packaging advised the seller that all evidence indicated these conditions were present on the property at the time the seller owned the property and were present at the time the Leeds, Alabama, facility was sold to the Company on March 29, 1989; and, pursuant to the terms of the purchase and sale agreements relating to this property, the seller is responsible for remediating any lead or other contaminants located on this property. Without admitting or denying its liability, the seller has retained a consultant to conduct a full investigation, sampling and analysis of the property.

     During the first quarter of 1998, Acme Packaging and seller entered into an agreement to share the costs to remediate the lead contamination at the Leeds plant site consistent with the Alabama DEM's regulations. The Company presently believes, based upon contractor estimates, that Acme Packaging's share of the total costs for this remediation activity will not be material.

ADMINISTRATIVE AND LITIGATION MATTERS

     The Company, or its operating subsidiaries are currently involved in the following matters relating to administrative regulations which affect, or may affect, the operations, the permits or the issuance of permits; or litigation relating to the Company:

     Acme Steel Company--NPDES Permit. In 1991, the Illinois Environmental Protection Agency ("IEPA"), issued Acme Steel a permit, pursuant to the National Pollution Discharge Elimination System ("NPDES") regulating non-contact water discharges to the Calumet River from Acme Steel's coke and blast furnace plant facilities. The NPDES permit contains strict temperature and storm water discharge limitations. Acme filed an appeal of certain conditions of the permit with the Illinois Pollution Control Board ("IPCB"); and on July 7, 1995 the IPCB granted Acme Steel's Petition for an Adjusted Standard and relief from the temperature limitations. Subsequent to the IPCB's decision, Acme Steel and IEPA engaged in negotiations to resolve these permit conditions; and, through modification of certain provisions in the permit and the implementation of best management practices, Acme Steel anticipated achieving control of Acme Steel's storm water discharge to an extent that it will achieve compliance with other permit conditions. On September 13, 1996, Acme Steel received IEPA's new revised draft NPDES permit. Although this revised draft permit resolved all prior issues, it included for the first time additional discharge limits and biomonitoring requirements for certain chemicals used in the plant's water treatment system. On June 10, 1997, IEPA issued a draft final NPDES permit for Acme Steel's comment. Acme Steel and the IEPA continued to exchange data and comments regarding the interpretation of certain of the revised terms and conditions of this final

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

permit; and, in November, 1997 concluded all issues regarding the terms and conditions of the permit to Acme Steel's satisfaction. The new NPDES permit expires May 31, 2002.

     Acme Steel Company--Revised Construction Permit for New Facility. Acme Steel filed a revised construction permit application with the IEPA to correct certain operating assumptions underlying the original construction permit issued by IEPA on March 4, 1994. IEPA issued the revised construction permit and published notice for public comment and hearing on December 18, 1997 in a form acceptable to Acme Steel. Acme Steel has been advised by IEPA that the U.S. EPA has raised certain questions with IEPA regarding several of the revised terms of this revised construction permit. The IEPA and U.S. EPA, with additional information supplied by Acme Steel, continue to discuss these questions. Acme Steel believes the revised permit will ultimately be issued by IEPA and approved by U.S. EPA in a form and with revised terms acceptable to Acme Steel. No assurances can be given however that any changes required by U.S. EPA to the revised construction permit issued by will be acceptable to Acme Steel, or that a delay or failure by IEPA to issue the revised construction permit previously agreed to by Acme Steel would not have a material adverse effect on Acme Steel's operations.

     Removal Credits and Pretreatment. The Metropolitan Water Reclamation District of Greater Chicago ("MWRD") is a publicly owned treatment works ("POTW"). The MWRD applied to the U.S. EPA for authority to revise categorical pretreatment standards to reflect the actual treatment provided by the MWRD for waste water discharged to the MWRD's POTW by industrial users ("Removal Credits"). These revised categorical standards, reflecting Removal Credits are essential for Acme Steel to avoid expenditures for control of 4AAP phenol found in discharges from its coke by-products plant and for control of certain other pollutants. In 1987, the MWRD's application was denied by the U.S. EPA and the denial was upheld by the United States Court of Appeals for the Seventh Circuit. The U.S. EPA maintained that under the Clean Water Act and decisions of U.S. District Courts, it could not approve Removal Credits until it promulgated "sludge criteria."

     In 1993, the U.S. EPA promulgated sludge criteria which included the possibility of granting Removal Credits for phenols in certain circumstances. Acme Steel petitioned the MWRD for Removal Credits. Following this petition, the MWRD again applied to the U.S. EPA for authority to grant Removal Credits. While this application was denied, the U.S. EPA stated that if the Agency amends its regulations with respect to phenol 4AAP, either as a result of the petition filed by the MWRD or independently, the MWRD may then resubmit its application.

     Acme Steel, together with a similarly situated steel company, filed Comments and a Request for Reconsideration and Clarification concerning the 4AAP phenol component of U.S. EPA's Standards for Disposal of Sludges with the U.S. EPA and filed a Petition for Review of the U.S. EPA's decision with the Court of Appeals for the DC Circuit. Both the Comments and Request for Reconsideration and the Petition for Review are pending. The steel companies filed a motion with the DC Circuit Court to stay the appeal pending U.S. EPA's consideration of the Comments and Administrative Request for Reconsideration and Clarifications. The Court granted this Motion on September 14, 1994. On September 10, 1996 Acme Steel filed, along with the other steel company, with U.S. EPA a phenol risk assessment document supporting the granting of Removal Credits for 4AAP phenol. To date, there has been no decision by U.S. EPA. Acme Steel continues to challenge the U.S. EPA's denial of the Removal Credits application and pursue administrative and legal remedies. U.S. EPA is currently preparing a proposed administrative rule intended to address the Removal Credits issue, however, at this time Acme Steel is unable to determine whether such an administrative rule, if promulgated and adopted, will adequately address Acme Steel's 4AAP phenol Removal Credits issues. Acme Steel could be subject to allegations it is in violation of currently applicable pretreatment standards and could be required to negotiate appropriate resolutions with the U.S. EPA and the MWRD resulting in the payment of penalties if its administrative and/or legal challenges are unsuccessful. In the event Acme Steel is unsuccessful in its challenge of U.S. EPA's actions, capital expenditures required to bring its discharges to the MWRD into compliance with the current applicable pretreatment standards were estimated to be approximately $6 million in 1994.

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

     Although Acme Steel is vigorously pursuing its administrative and judicial remedies and would vigorously contest any action to assess civil penalties against Acme Steel, the Company does not have sufficient information to estimate its potential liability, if any, if Acme Steel's efforts to obtain such relief, or contest such penalty assessments, are not successful.

     Illinois State Implementation Plan for Particulates. Acme Steel, together with other Illinois steel companies, engaged in extensive discussions with the IEPA leading to the development of regulations governing the emissions of particulate matter from various steel manufacturing facilities operated by Acme Steel and others. These regulations were submitted to the U.S. EPA for approval as part of IEPA's State Implementation Plan ("SIP").

     On November 18, 1994, the U.S. EPA conditionally approved these regulations. The conditions imposed by the U.S. EPA for this SIP approval required a commitment by the IEPA to adopt more stringent rules for various sources at Acme Steel and other steel companies. Acme Steel, together with other steel companies, filed a Petition for Review of U.S. EPA's action in the U.S. Court of Appeals for the Seventh Circuit on January 4, 1995 (Docket No. 95-1025).

     The steel companies, including Acme Steel, are engaged in discussions with the U.S. EPA and the IEPA regarding the need for these more stringent rules and what additional particulate emission controls, if any, may be appropriate or required under Federal law. These discussions and the Petition for Review are pending and no estimate can be made when U.S. EPA and IEPA will resolve these issues or whether additional emission controls will be required or the cost of such controls at this time.

     Acme Steel Company-Melt Shop Desulfurization Fugitive and Coke Plant Pushing Emissions. Following internal reviews of current desulfurization requirements, Acme Steel determined that existing environmental controls for desulfurizing molten iron at its Riverdale, Illinois, melt shop were not satisfactory for the control of fugitive emissions from this process in view of the higher percentage of molten iron needing desulfurization as a result of increased market place demands for lower sulfur content in finished steel goods sold by Acme Steel and future melt shop operations when the New Facility is operational.

     Acme Steel, after completion of its internal review and preliminary engineering evaluation, requested a meeting and began discussions with the U.S. EPA and IEPA in August 1994 regarding an improved fugitive emission control program. During these discussions, concerns were raised regarding fugitive emissions from the iron transfer station and Acme Steel included this operation in its new emission control system. The cost of this emission control system, which was completed in the first quarter of 1996, was approximately $2.8 million.

     Although discussions were ongoing with the U.S. EPA and installation of the new melt shop iron desulfurization, iron transfer and skimming emission control system was nearing completion, on February 7 and March 1, 1996 U.S. EPA issued two Notices of Violation ("NOV") seeking penalties for past violations and for any economic benefit which may have accrued to Acme Steel by reason of a delay in achieving compliance with fugitive emission regulations for the iron desulfurization and transfer operations at the melt shop and pushing emissions at the Coke Plant under U.S. EPA's civil penalties policies. On April 10, 1996, a civil action was filed by the U.S. Attorney on behalf of U.S. EPA (U.S. vs. Acme Steel Company, U.S. Dist. C. N.D. Ill. E.D., Case No. 96 C 2076) seeking recovery of civil penalties with respect to emissions from its Riverdale steel plant melt shop. During the fourth quarter of 1997 Acme Steel and the U.S. Attorney's office in Illinois and Region V of U.S. EPA reached agreement upon the terms and conditions of a settlement of this civil action, subject to review and approval by the Department of Justice and U.S. EPA headquarters in Washington, D.C. Under the terms of the settlement agreement, Acme Steel has agreed to pay a civil penalty in the amount of $410,000 and to construct a supplemental environmental project ("SEP") in the amount of $2.8 million. The settlement agreement has been signed by U.S. EPA and lodged with the Court. Following the administrative procedures for receiving and responding to public comment, on May 5, 1998 the Court signed and entered the consent decree, without modification, as a final order in this case.

     Bay Point, California--California Proposition 65--Lead. On June 10, 1996, after service of a 60-day notice of intent to file suit, Communities for a Better Environment ("CBE") filed an action in the Superior Court of Contra Costa County, California (Communities for a Better Environment vs. Acme Packaging

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Corporation, et al., Case No. 96-02505) seeking injunctive and declaratory relief and civil penalties based on Acme Packaging's alleged failure to warn residents near the plant of exposure to lead emissions from the Bay Point plant ("Proposition 65").

     On February 18, 1998 the Court signed and entered an Order in this case approving a settlement agreement between Acme Packaging and CBE pursuant to which Acme Packaging agreed to install air pollution control equipment meeting a specified lead emission limitation commencing within 120 days following issuance of a permit to construct, pay CBE the sum of $35,000 for CBE's use in its efforts to further reduce toxic pollution in California and the sum of $175,000 for CBE's costs and attorney's fees.

     OTHER MATTERS

     1986 Reorganization Matters. Pursuant to an Agreement and Plan of Reorganization dated as of March 5, 1986, (the "Reorganization") between the Company and Interlake, both parties entered into a Cross-Indemnification Agreement, dated May 29, 1986, (the "Agreement") more specifically described in
Exhibit 10.2 to the Company's Annual Report/Form 10-K filed with the U.S. Securities Exchange Commission for the fiscal year 1992.

     Pursuant to the terms of this Agreement, for a period of ten (10) years following the date of the Spin-Off (as said term is identified in the Reorganization documents), the Company undertook to defend, indemnify and hold Interlake and its affiliates harmless from and against any and all Claims, as that term is defined in the Agreement, occurring either before or after the date of the Reorganization and which arose out of or are related to the Acme Business, as that term is defined in the Agreement. The Acme Business is more specifically defined in the Agreement as the iron and steel and domestic U.S. steel strapping business as conducted by the Company on or about May 29, 1986.

     Similarly, and for the same period of time, Interlake undertook to defend, indemnify and hold the Company and its affiliates harmless from and against all Claims, as that term is defined in the Agreement, occurring either before or after the date of the Reorganization related to the operation of all businesses and properties currently owned, directly or indirectly, by Interlake or any subsidiary of Interlake (other than the Company and its affiliates) and relating to the Transferred Property, as that term is defined in the Reorganization Agreement (but excluding the Acme Business), and, any business and properties discontinued or sold by Interlake Inc. prior to May 29, 1986, including any discontinued or sold businesses or property which, if continued, would be part of the Acme Business. The indemnification by Interlake with respect to any Claims incurred in connection with or arising out of or related to the Interlake Business, as that term is defined more specifically in the Agreement, includes but is not limited to environmental matters relating to the Interlake Businesses whether brought by governmental agencies or private entities. These environmental matters include, without limitation, the lawsuit captioned People of the State of Illinois v. Waste Management of Illinois, Interlake, Inc. and First National Bank of Western Springs, Circuit Court of Cook County, Illinois (No. 85 L 30162); the disposal of materials at the landfill operated by Conservation Chemical located at Gary, Indiana, to the extent such materials originated at the plant of Gary Steel Company; and, operation of facilities by predecessors of Interlake, Inc. at Duluth, Minnesota.

     Pursuant to this Agreement, Interlake has provided the defense and paid all costs in the matter of City of Toledo v. Beazer Materials and Services, Inc., Successor-in-interest to Koppers Company, Inc., Toledo Coke Corporation, The Interlake Corporation, successor-in-interest to Interlake, Inc., The Interlake Companies, Inc., successor-in-interest to Interlake, Inc., Acme Steel Company, Successor-in-interest to Interlake, Inc., United States District Court, Northern District of Ohio, Western Division, Case No. 90 CV 7344, which is an action for declaratory and injunctive relief by the City of Toledo (the "City") to recover its past and future costs and damages associated with the presence of and release of hazardous substances, hazardous wastes, solid waste, industrial waste and other waste at or about approximately 1.7 acres of property located on Front Street in Toledo, Ohio which the City acquired from Toledo Coke Corporation for road widening purposes (the "Site"). On September 30, 1996, the City, Beazer East, Inc. (successor-in-interest to Beazer Materials and Services, Inc./Koppers Company, Inc.) and the Toledo-Lucas County Port Authority entered into an agreement regarding the completion and funding of roadwork and related environmental work; and, the City,

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

Beazer East, Inc. and the Interlake Defendants (Acme Steel Company, The Interlake Corporation and The Interlake Companies, Inc.) entered into a settlement agreement wherein the City released Beazer East, Inc. and the Interlake Defendants from all claims and agreed to dismiss the City's action against these defendants. On October 10, 1996, the Court entered a consent order dismissing with prejudice all of the City's claims. The Court did not dismiss the cross-claims pending between Beazer East, Inc. and the Interlake Defendants. In November 1995, the Court granted the Interlake defendants' motion for summary judgment seeking indemnification by Beazer East, Inc. for any environmental liabilities owed to the City. Beazer filed its appeal of this decision. On November 22, 1996, the U.S. Sixth Circuit Court of Appeals reversed the District Court's summary judgment order in favor of the Interlake Defendants and remanded the indemnification issue back to the District Court for trial. During the fourth quarter of 1997, the Company was advised that Interlake, on behalf of all of the Interlake Defendants, and Beazer East, Inc. entered into a settlement agreement resolving all of the cross-claims between the parties. The settlement agreement releases the Interlake Defendants from the cross-claims asserted in the Beazer East, Inc. Cross-claims with respect to the Site and the Interlake Defendants agreed to indemnify and hold harmless Beazer East, Inc. for certain claims regarding materials transported off the Site by any Interlake Defendants prior to acquisition of the Site by Beazer East, Inc.

     Interlake also has and continues to provide indemnification to the Company for the Duluth, Minnesota, facility which has been designated as a Superfund Site pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (the "Duluth Site"). Interlake's estimate, obtained from publicly filed documents, of the potential remediation costs of contaminated soils pursuant to a plan approved on September 25, 1995 by the Minnesota environmental agency ("MPCA"). Interlake reported the soil remediation was substantially completed in 1997. The MPCA also requested Interlake to investigate and evaluate remediation alternatives for the underwater sediments at the Duluth Site. Interlake reports that consultants have substantially completed an investigation of the sediments; and, based on this investigation Interlake has commenced reviewing potential remediation alternatives with MPCA and other parties. Interlake indicates it is unable to provide meaningful estimates of the potential cost estimates of such remediation, if any is deemed appropriate, until the investigation is complete and remediation alternatives are reviewed with the MPCA.

     In March 1996, the MPCA named the successors of certain coal tar processors as additional parties responsible for a portion of the underwater sediments at the Duluth Site.

     To date, Interlake has met its obligations under the Cross-Indemnification Agreement with respect to all matters covered therein affecting the Company, including those matters related to litigation and environmental matters. The Company does not have sufficient information to determine the potential liability of the Company, if any, for the matters covered by the Agreement in the event Interlake fails to meet its obligations thereunder in the future. In the event Interlake, for any reason, was unable to fulfill its obligations under the Cross-Indemnification Agreement, the Company could have increased future obligations which could be significant.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of May 14, 1998 are listed below. Service with Acme Steel Company prior to the 1986 reorganization and the 1992 reorganization is considered service with the Company. All positions described in the table below are with the Company. All executive officers are elected annually by the Board of Directors of the Company to serve for a term of one year and until their successors are elected.

                NAME                     AGE                            POSITION
                ----                     ---                            --------
Stephen D. Bennett...................    49     President and Chief Executive Officer, Director
Derrick T. Bay.......................    50     Controller and Chief Accounting Officer
Robert W. Dyke.......................    51     Senior Vice President - Fabricating and President of
                                                Acme Packaging Corporation
James W. Hoekwater...................    51     Treasurer
James N. Howell......................    56     Senior Vice President - Steel and President of Acme
                                                Steel Company
Gerald J. Shope......................    55     Vice President - Human Resources
Edward P. Weber, Jr. ................    60     Vice President, General Counsel and Secretary
Jerry F. Williams....................    58     Vice President - Finance and Administration and Chief
                                                Financial Officer
Brian W. H. Marsden..................    66     Chairman, Director
Buddy W. Davis.......................    68     Director
Andrew R. Laidlaw....................    51     Director
John T. Lane.........................    56     Director
Frank A. LePage......................    70     Director
Reynold C. MacDonald.................    79     Director
Allan L. Rayfield....................    63     Director
William P. Sovey.....................    64     Director
L. Frederick Sutherland..............    46     Director
William R. Wilson....................    71     Director

     Stephen D. Bennett. Mr. Bennett has been President and Chief Executive Officer of the Company since April 15, 1996. Prior to that date, he was President and Chief Operating Officer of the Company from January 1, 1993 through April 15, 1996, and Group Vice President of the Company from May 1992 through December 1992. From January 1992 to May 1992, Mr. Bennett was Group Vice President of Acme Steel Company, and from June 1990 through December 1991, he served as Vice President - Operations of Acme Steel Company. Mr. Bennett served as General Manager of Fairfield Works, USS Division of USX Corporation (an integrated steel producer) from December 1987 through May 1990. Mr. Bennett has served as a Director of the Company since January 1993.

     Derrick T. Bay. Mr. Bay has been Controller and Chief Accounting Officer of the Company since January 19, 1998. Prior to that date, he was Vice President - Finance of Acme Steel Company from January 1992 to January 18, 1998. From September 1989 to January 1992 he was Director of Operational Accounting of Acme Steel Company. Mr. Bay is a Certified Public Accountant.

     Robert W. Dyke. Mr. Dyke has served as Senior Vice President - Fabricating of the Company since February 1, 1998. Prior to that date, he was Group Vice President of the Company from August 28, 1997 to January 31, 1998. Mr. Dyke has been President of Acme Packaging since January 1993. From March 1988 to December 1992, he was Controller of Acme Steel Company. For the fifteen years prior to 1988, Mr. Dyke served in a number of financial positions at Interlake.

     James W. Hoekwater. Mr. Hoekwater has served as Treasurer of the Company since July 1, 1994. From December 1989 through March 1994, he was Corporate Controller of ITT Rayonier, Inc., a subsidiary of ITT Corporation with approximately $1 billion in yearly sales (a producer of pulp and wood products). Mr. Hoekwater is a Certified Public Accountant.

     James N. Howell. Mr. Howell has served as Senior Vice President - Steel of the Company and President of Acme Steel Company since February 1, 1998. From September 1, 1997 to January 31, 1998, he was Executive Vice President of Acme Steel Company. Mr. Howell was Senior Vice President and Chief Operating Officer of National Steel Company from 1993 to 1994 and Vice President of National Steel Company from 1975 to 1993.

     Gerald J. Shope. Mr. Shope has been Vice President-Human Resources of the Company since April 1, 1995, and was Vice President-Human Resources of Acme Steel Company from January 1, 1992 through March 31, 1995. From June 1986 to December 1991, he was Director-Human Resources of Acme Steel Company.

     Edward P. Weber, Jr. Mr. Weber has been Vice President, General Counsel and Secretary of the Company since May 25, 1992. Prior to that date, he was Vice President, General Counsel and Secretary of Acme Steel Company from June 1986 through May 25, 1992. Prior to joining the Company in 1986, Mr. Weber held positions in private practice and elsewhere in the steel industry.

     Jerry F. Williams. Mr. Williams has been Vice President-Finance and Administration and Chief Financial Officer of the Company since May 25, 1992. From May 1986 to May 25, 1992 he was Vice President-Finance and Administration and Chief Financial Officer of Acme Steel Company. Mr. Williams also served as Director of Strategic Planning and Assistant to the Chairman of Interlake from 1981 to 1986. From 1965 to 1981, Mr. Williams served in a number of financial positions at Interlake.

     Brian W. H. Marsden. Mr. Marsden has served as Chairman of the Company since January 1, 1993, and also served as Chief Executive Officer of the Company from January 1, 1993 to April 15, 1996. From May 1992 to December 1992, Mr. Marsden was Chairman, President and Chief Executive Officer of the Company. He was President and Chief Executive Officer of Acme Steel Company from June 1986 to May 1992. Mr. Marsden was President of the Iron and Steel Division of Interlake from 1981 to 1986 and he joined Interlake in 1976 as Vice President Steel Operations. Prior to joining Interlake, Mr. Marsden was with Algoma Steel Corporation in Canada for 24 years, where his last position was Vice President and Assistant to the President.

     Buddy W. Davis. Mr. Davis has served as a Director of the Company since June 1996. From 1977 to 1993, he was District 34 Director of the United Steelworkers of America, AFL-CIO-CLC.

     Andrew R. Laidlaw. Mr. Laidlaw has served as a Director of the Company since May 1987 and has been the Chairman of the Executive Committee or Partner at the firm of Seyfarth, Shaw, Fairweather & Geraldson (law firm) since 1978.

     John T. Lane. Mr. Lane has served as a Director of the Company since April 1997. He served as Managing Director and Head of U.S. Private Banking of J.P. Morgan & Co. (investment banking firm) from 1990 to 1994 and in various other positions at J.P. Morgan & Co. from 1973 to 1990 and has been an Organizational Consultant since 1995.

     Frank A. LePage. Mr. LePage has served as a Director of the Company since May 1987. He retired in 1982 as a director and Executive Vice President of the Firestone Tire & Rubber Company (manufacturer of tires and related products).

     Reynold C. MacDonald. Mr. MacDonald has served as a Director of the Company since June 1986. He was Chairman of the Board of Acme Steel Company from June 1986 to May 1992. He is also a director of ARAMARK Corporation (diversified services management company) and Kaiser Ventures, Inc.

     Allan L. Rayfield. Mr. Rayfield has served as a Director of the Company since April 1996. He was Chief Executive Officer and Director of M/A Com, Inc. (microwave manufacturer) from November 1993 to December 1994, and President and Chief Operating Officer and Director of M/A Com, Inc. from March 1991 to November 1993. From April 1990 to March 1991, he was Chairman of the Board and Chief Executive Officer of International Telecharge Inc. (telecommunications operator service company). He is also a director of Parker-Hannifin Corporation and Arch Communications Group, Inc.

     William P. Sovey. Mr. Sovey has served as Director of the Company since June 1991. He has been Chairman of the Board of Newell Co. (manufacturing and marketing company for high volume hardware and housewares, office and industrial products) since January 1, 1998. Mr. Sovey was Vice Chairman of the Board and Chief Executive Officer of Newell Co. from 1992 to December 31, 1997. From 1986 to 1992, he served as President and Chief Operating Officer of Newell Co. He is also a director of Teco Energy, Inc.

     L. Frederick Sutherland. Mr. Sutherland has served as a Director of the Company since January 1995. Since May 1997, he has served as Executive Vice President and Chief Financial Officer of ARAMARK Corporation. From April 1993 to May 1997, he was President of the Uniform Services Group of ARAMARK Corporation, from February 1991 to April 1993, he served as Senior Vice President, Finance of ARAMARK Corporation, and from August 1988 to February 1991, he served as Vice President of Corporate Finance and Development of ARAMARK Corporation.

     William R. Wilson. Mr. Wilson has served as a Director of the Company since July 1992. He retired as Chairman of the Board and Chief Executive Officer of Lukens Inc. (manufacturer and seller of plate steel and stainless steel products) in December 1991. From April 1981 to December 1991, he served as Chairman of the Board and Chief Executive Officer of Lukens Inc. He is also a director of Columbia Gas System, Inc. and Provident Mutual Life Insurance Company.

                            DESCRIPTION OF NEW NOTES

     The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of December 18, 1997, between the Company, as issuer, and Harris Trust and Savings Bank (the "Trustee"). A copy of the Indenture is available upon request from the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." The Old Notes and New Notes are herein referred to collectively as the "Notes."

     The New Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes except that (i) interest thereon will accrue from the last date on which interest was paid on the Old Notes or, if no such interest has been paid, from December 18, 1997, (ii) the New Notes will not contain restrictions on transfer and (iii) the New Notes will not contain provisions relating to an increase in their interest rate under certain circumstances. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding.

GENERAL

     The Old Notes are, and the New Notes will be, unsecured senior obligations of the Company, initially limited to $200 million aggregate principal amount, and will mature at par on December 15, 2007. The Old Notes bear interest at 10 7/8% per annum from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing June 15, 1998. The interest rate on the Old Notes is subject to increase in certain circumstances as described under "--Registration Rights Agreement." The New Notes will bear interest at 10 7/8% per annum from the last day on which interest was paid on the Old Notes or, if no such interest has been paid, from December 18, 1997, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing December 15, 1998.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee or its affiliate at 88 Pine Street, 19th Floor, New York, New York 10005, Attention: Corporate Trust and Agency Group); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The New Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after December 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment
Date), if redeemed during the 12-month period commencing December 15, of the years set forth below:

                            YEAR                                REDEMPTION PRICE
                            ----                                ----------------
2002........................................................        105.438%
2003........................................................        102.719
2004 and thereafter.........................................        100.000

     In addition, at any time prior to December 15, 2000, the Company may redeem up to 35% of the principal amount of Notes with the proceeds from one or more Public Equity Offerings, at any time as a whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 110.0%; provided that after any such redemption at least $125 million aggregate amount of Notes remains outstanding.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no sinking fund payments for the Notes.

GUARANTEE

     The Company's obligations under the Notes are fully and unconditionally guaranteed on a senior unsecured basis by Acme Steel; provided that such guarantee shall not be enforceable against Acme Steel in an amount in excess of the net worth of Acme Steel at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such guarantee.

RANKING

     The Indebtedness evidenced by the Old Notes ranks, and the New Notes will rank, pari passu in right of payment with all existing and future unsubordinated and unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. As of March 29, 1998, the Company had (on an unconsolidated basis and excluding intercompany payables) approximately $216.4 million of indebtedness other than the Old Notes, all of which is secured. The 1994 Indentures, the Senior Secured Credit Agreement and the Working Capital Facility together are secured by substantially all of the assets of the Company and its subsidiaries. The Old Notes are and the New Notes will be, effectively subordinated to such indebtedness to the extent of such security interests. The Old Notes are, and the New Notes will be, guaranteed on a senior, unsecured basis by Acme Steel. However, all existing and future liabilities (including trade payables) of the Company's subsidiaries, other than Acme Steel, will be effectively senior to the Notes. As of March 29, 1998, the Company's subsidiaries had approximately $188.6 million of liabilities excluding intercompany payables (including $6.0 million of indebtedness), none of which is secured. See "Risk Factors--Substantial Indebtedness; Access to Capital; Covenant Restrictions" and "--Holding Company Structure; Priority of Secured Debt."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than Wabash and the joint venture in connection with the NACME Facility) that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided that an Affiliate of the Company or any of its Restricted Subsidiaries shall not include (i) Wabush, (ii) NACME or (iii) any other Restricted Subsidiary. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute all or substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales, transfers or other dispositions of assets with a fair market value not in excess of $1.0 million in any transaction or series of related transactions or (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause
(B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Borrowing Base" means, with respect to the Company and its Restricted Subsidiaries, the Borrowing Base as defined in (i) the Working Capital Facility so long as such definition is based on percentages of accounts receivable and inventories and if such definition is not based on accounts receivable and inventories, then (ii) the Amended and Restated Credit Agreement to be dated as of December 18, 1997 among the Company, Harris Trust and Savings Bank, as agent, The First National Bank of Chicago, as co-agent, and the lenders thereto, as amended on the Closing Date.

     "Capital Expenditure" means expenditures (whether paid in cash or accrued as liabilities and including Capital Lease Obligations) of the Company and its Restricted Subsidiaries relating to the acquisition of equipment used or useful in the business of the Company or any Restricted Subsidiary.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Old Notes were originally issued under the Indenture.

     "Commodity Agreement" means forward contracts, options, future contracts, future options or similar agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries to protect the Company or any of its Restricted Subsidiaries from fluctuations in the price of iron, iron ore, natural gas, oil, coal or any other commodity of a nature or type that is used in the business of the Company and its Restricted Subsidiaries existing on the date any such agreements or arrangements are entered into.

     "Company" means Acme Metals Incorporated.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof), (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, the consummation of the Credit Agreement and any amendment to the Working Capital Facility and in connection with any financing for Phase II to the extent permitted under the "Limitation on Indebtedness" covenant described below, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP and (iii) the interest portion of any amount deposited with the trustee to defease any outstanding 1994 Notes pursuant to the 1994 Indentures.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means the credit agreement entered into on or prior to the Closing Date among the Company, the lenders named therein, Morgan Stanley Senior Funding, Inc., as syndication agent and arranger, and Bankers Trust Company, as administrative agent, together with all other agreements, instruments and documents executed or delivered pursuant thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Old Notes or the Exchange Offer for the New Notes, the consummation of the Credit Agreement and any amendment to the Working Capital Facility and in connection with any financing for Phase II to the extent permitted under the "Limitation on Indebtedness" covenant described below and
(ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" means the registered holder of any Note.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
(viii) to the extent not otherwise included in this definition, obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     "Interest Payment Date" means each semiannual interest payment date on June 15 and December 15 of each year.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 20 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement or upon any bankruptcy or insolvency of any Person; (v) Investments in Interest Rate Agreements, Currency Agreements or Commodity Agreements to the extent permitted under "Limitation on Indebtedness" covenant described below;
(vi) Investments received in connection with Asset Sales meeting the requirements of clauses (i) and (ii) of the "Limitation on Asset Sales" covenant described below, Investments received in connection with sales, transfers or other dispositions of assets with a fair market value not in excess of $1.0 million in any transaction or series of related transactions or Investments received in connection with the sale of all of the Capital Stock or all or substantially all of the property and assets of Universal for a consideration at least equal to the fair market value of the assets sold or disposed of; (vii) Guarantees of Indebtedness to the extent permitted under the "Limitation on Indebtedness" covenant described below; (viii) obligations received by the Company from the employees of the Company or its Restricted Subsidiaries, to the extent the consideration therefor consists solely of the Capital Stock of the Company and (ix) purchase of shares of Common Stock in connection with the funding of the Company's directors deferred compensation program in an aggregate principal amount not to exceed $5 million.

     "Permitted Liens" means, with respect to the Company or any of its Restricted Subsidiaries, (i) Liens for taxes, assessments, governmental charges or claims not yet delinquent or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;
(viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of the Company or, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements and Commodity Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Phase II" means an expansion of the Company's facilities in Riverdale, Illinois to more fully utilize the available capacity of the Company's existing hot mill, which expansion may involve the addition of an electric arc furnace, a second caster, a second tunnel furnace and related machinery and equipment.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Revised Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made) and (vi) expenses in connection with the start-up of Phase II not to exceed $8.0 million in any fiscal quarter, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Revised Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Revised Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Revised Consolidated EBITDA for the then most recent fiscal quarter prior to such Transaction Date for which reports have been filed with the Commission or the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant (the "Single Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Single Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Single Reference Period") commencing on the first day of the Single Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Single Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Single Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Single Reference Period as if they had occurred and such proceeds had been applied on the first day of such Single Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Single Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Single Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the then most recent fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     "Senior Indebtedness" means the following obligations of the Company or any of its Restricted Subsidiaries, whether outstanding on the Closing Date or thereafter incurred: (i) all Indebtedness of the Company or any of its Restricted Subsidiaries under the Credit Agreement, the Working Capital Facility or any Interest Rate Agreement and (ii) all Indebtedness of the Company or any of its Restricted Subsidiaries under any other credit agreement or similar agreement, whether a term loan or revolving credit facility, with federally or state chartered banks, state chartered savings and loan associations or other financial institutions that offer investment banking services.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Service and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means (i) obligations of or guaranteed by the U.S. government, its agencies or government-sponsored enterprises; (ii) short-term commercial bank and corporate obligations that have received the highest rating from two of the following rating organizations: S&P, Moody's, Duff & Phelps Credit Rating Co., Fitch Investor Service, Inc., IBCA Ltd. and Thomson Bankwatch, Inc.; (iii) money market preferred stocks which, at the date of acquisition are accorded ratings of at least A- or A3 by S&P or Moody's, respectively; (iv) tax-exempt obligations that are accorded ratings at the time of purchase of at least A- or A3 (or equivalent short-term ratings) by S&P or Moody's, respectively; (v) master repurchase agreements with foreign or domestic banks having a capital and surplus of not less than $250,000,000 or primary dealers so long as such agreements are collateralized with obligations of the U.S. government or its agencies at a ratio of 102%, or with other collateral rated at least AA or Aa2 by S&P or Moody's, respectively, at a ratio of 103% and, in either case, marked-to-market weekly and held by a third-party agent;
(vi) guaranteed investment contracts and/or agreements of a bank, insurance company or other institution whose unsecured, uninsured and unguaranteed obligations (or claims-paying ability) have at the time of purchase ratings of at least AAA or Aaa by S&P or Moody's, respectively; (vii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $50,000,000; and
(viii) money market funds. In no event shall any of the Temporary Cash Investments described in clauses (i) through (vii) above have a final maturity more than one year from the date of purchase.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wabush Agreements" means Wabush Mine General Provisions Agreement among Interlake Steel Corporation, et. al., and the Royal Trust Company, as trustee, dated as of January 1, 1967 and the other agreements executed in connection therewith.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

     "Working Capital Facility" means the working capital facility pursuant to the Amended and Restated Credit Agreement to be dated as of December 18, 1997 among the Company, Harris Trust and Savings Bank, as agent, The First National Bank of Chicago, as co-agent, and the lenders thereto, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such Credit Agreement, in each case as such Credit Agreement or such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced, refinanced or otherwise modified from time to time.

COVENANTS

     Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company and any of its Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company or any of its Restricted Subsidiaries outstanding at any time in an aggregate principal amount not to exceed $175 million Incurred under the Credit Agreement less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) by a Restricted Subsidiary to the Company evidenced by an unsubordinated promissory note or (B) by the Company or a Restricted Subsidiary to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (vii), (viii), (xi) or (xii) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining

Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii);
(iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder; and (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly
(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company or any of its Restricted Subsidiaries by the Company or any Restricted Subsidiary provided the Guarantee of such Indebtedness, in the case of the Restricted Subsidiary, is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness of the Company and any of its Restricted Subsidiaries (in addition to Indebtedness permitted under clauses (i) through (vi) above and (viii) through (xii) below) in an aggregate principal amount outstanding at any time not to exceed $50 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below provided that each time the Company issues and sells its Capital Stock (other than Disqualified Stock) to Persons that are not Subsidiaries of the Company, to the extent such sale of Capital Stock has not been used (A) pursuant to clause (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment or
(B) pursuant to clause (ix)(B) of the second paragraph of the "Limitation on Indebtedness" covenant to incur Indebtedness, the Indebtedness that is available to the Company pursuant to this clause (vii) at such time shall be increased by the Net Cash Proceeds received by the Company from such sale but in no event shall such available Indebtedness be increased to an amount greater than $50 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (viii) Indebtedness of the Company and any of its Restricted Subsidiaries Incurred under the Working Capital Facility outstanding at any time in an aggregate amount not to exceed the greater of (A) $80 million or (B) the Borrowing Base;
(ix) Indebtedness of the Company and any of its Restricted Subsidiaries Incurred to finance Phase II, in an aggregate amount not to exceed at any one time outstanding the greater of (A) $100 million provided the Revised Interest Coverage Ratio is greater than 1.70:1 ($0 if the Revised Interest Coverage Ratio is less than or equal to 1.70:1) or (B) an amount, up to $100 million, equal to the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to Persons that are not Subsidiaries of the Company, to the extent such sale of Capital Stock has not been used pursuant to clause (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; (x) Indebtedness of the Company and any of its Restricted Subsidiaries Incurred to finance Capital Expenditures in an aggregate amount not to exceed $50 million; (xi) Capital Lease Obligations of the Company or Acme Packaging Incurred to finance plastic strapping manufacturing equipment of Acme Packaging in an aggregate amount not to exceed $5.3 million and (xii) deferred payment obligations of the Company or any of its Restricted Subsidiaries in connection with the Company's or Acme Steel's contracts with Raytheon Engineers & Constructors, Incorporated and SMS Schloemann-Siemag AG in an aggregate amount not to exceed $7 million.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Indebtedness Incurred under the Working Capital Facility up to an aggregate amount of the greater of (A) $80 million or (B) the Borrowing Base shall be treated as Incurred pursuant to clause (viii) of the second paragraph of this "Limitation on Indebtedness" covenant, (3) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (4) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clauses (1) and (2) of the preceding sentence), the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $10 million.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; (vii) the redemption, repurchase or defeasance of the 1994 Notes outstanding after the Closing Date in accordance with the 1994 Indentures, including accrued and unpaid interest, if any; (viii) Investments in or payments to Wabush pursuant to the Company's or its Restricted Subsidiaries' obligations under the Wabush Agreement; (ix) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company, or options to purchase such shares, held by directors, employees, or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon their death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares of Capital Stock or options after the Closing Date does not exceed $5 million in the aggregate; or (x) Investments in a joint venture or joint ventures that is or are similar or related to the nature or type of the business of the Company and its Restricted Subsidiaries existing on the date of such investment with any Person or Persons by the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed $15 million; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Agreement, the Indenture, the Working Capital Facility or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;
(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) if, immediately after giving effect to such issuance or sale, the Company and/or any of its Restricted Subsidiaries would own at least 80% of shares of each class of Capital Stock of such Restricted Subsidiary and the Net Cash Proceeds, if any, of any such sale are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

     Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness, other than the Notes or Senior Indebtedness of the Company or any of its Restricted Subsidiaries permitted under the "Limitation on Indebtedness" covenant, which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless
(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, until the Notes have been indefeasibly paid in full; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of the 1994 Notes outstanding on the Closing Date. If the Guaranteed Indebtedness is
(A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

     Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which
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

the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, (a) the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

     Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens securing obligations under the Credit Agreement, the Working Capital Facility and other Senior Indebtedness of the Company or any of its Restricted Subsidiaries permitted under the "Limitation on Indebtedness" covenant, (iii) Liens securing obligations under any industrial revenue bonds or purchase money liens; (iv) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (v) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (vi) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (vii) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; (viii) Permitted Liens; or (ix) Liens on plastic strapping manufacturing equipment of Acme Packaging securing Indebtedness Incurred under clause (xi) of the second paragraph of the "Limitations on Indebtedness" covenant.

     Limitation on Sale-Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties now owned, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred. The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

     Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale (other than the sale of all of the Capital Stock or all or substantially all of the property and assets of Universal for a consideration at least equal to the fair market value of the assets sold or disposed of), unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales (other than the sale of all of the Capital Stock or all or substantially all of the property and assets of Universal for a consideration at least equal to the fair market value of the assets sold or disposed of), occurring on or after the Closing Date in any period of 12 consecutive months, exceed $10 million or 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed such amount or 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

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

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (C) under "Events of Default" with respect to such clauses
(iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee and any existing default or compliance with any provision may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification, amendment or waiver may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; provided, further, amendments and supplements of the Indenture may be made without the consent of the Holders to, among other things, cure any ambiguity, defect or inconsistency or make any change that does not adversely affect the rights of any Holder.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

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

GOVERNING LAW

     The Indenture and the Notes are governed by the laws of the State of New York. The Trustee, the Company and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form without interest coupons. New Notes exchanged in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank.

     New Notes received in the Exchange Offer in exchange for Old Notes originally issued in reliance on Rule 144A will be represented by one or more permanent global New Notes in definitive, fully registered form without interest coupons (each a "New Global Note"; and together with the Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of, DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a New Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

     As long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the participants.

     Transfers between participants in DTC will be effected in the ordinary manner in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary manner with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in a Global Note is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for certificated Notes.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated Notes in exchange for Global Notes. Holders of an interest in a Global Note may receive certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

DEPOSITORY TRUST COMPANY

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

REGISTRATION RIGHTS

     The Company is a party to the Registration Rights Agreement with the Placement Agents, pursuant to which the Company has agreed, for the benefit of the Holders, to use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to the Exchange Offer to exchange the Old Notes for the New Notes. Upon such registration statement being declared effective, the Company has agreed to offer the New Notes in return for surrender of the Old Notes. For each Old Note surrendered to the Company under the Exchange Offer, the Holder will receive a New Note of equal principal amount. Interest on each New Note shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Old Notes, from the Closing Date. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company has agreed, at its cost, to use its best efforts to cause to become effective the Shelf Registration Statement with respect to resales of the Old Notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all Old Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit resales of the Old Notes. A Holder that sells its Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the Closing Date, the annual interest rate borne by the Old Notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

     If the Company effects the Exchange Offer, the Company will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Old Notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this Prospectus and be subject to all of the terms and conditions specified in the Indenture and to transfer restrictions.

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT AGREEMENT

     On December 18, 1997, the Company entered into a $175 million credit agreement (the "Senior Secured Credit Agreement"). The Senior Secured Credit Agreement matures on December 1, 2005 with annual principal payments of $1 million payable in equal quarterly installments for the first six years and the remaining principal amount amortized in equal installments over the final eight quarters, subject to additional mandatory prepayments from Excess Cash Flow (as defined therein) and under certain other circumstances. The Company's obligations under the Senior Secured Credit Agreement are guaranteed on a senior basis by all of the Company's subsidiaries and are secured by a pledge of the capital stock of the Company's subsidiaries and a security interest in certain existing and future real estate, equipment, fixtures and intellectual property owned by Acme Steel (which lien on such capital stock and real and personal property is pari passu to the lien of the holders of the 1994 Notes). Loans under the Senior Secured Credit Agreement bear interest from time to time at a rate of, at the Company's option, (i) prime plus a margin ranging from 1.250% to 2.250%, or (ii) LIBOR plus a margin ranging from 2.250% to 3.250%, depending upon the Company's leverage ratio of debt to EBITDA. In 1997, the Company entered into an extendable (at the option of the bank) interest rate swap agreement through September 1999, effectively fixing the base rate at 5.8 percent.

     The Senior Secured Credit Agreement includes, among other things, limitations on the incurrence of indebtedness, limitations on mergers, asset sales, joint ventures, limitations on sale-leaseback transactions, limitations on capital expenditures, limitations on the payment of dividends, limitations on investments, limitations on transactions with affiliates, prohibitions on voluntary prepayments or redemptions of other indebtedness and amendments thereto, limitations on liens, and financial maintenance covenants including, minimum interest coverage, minimum EBITDA, minimum fixed charge coverage and maximum leverage.

     Events of default under the Senior Secured Credit Agreement, which entitle the Lenders to terminate the facility and declare all amounts outstanding thereunder immediately due and payable and exercise their remedies as a secured party, include, but are not limited to: failure to pay principal when due; failure to pay interest or fees for more than five days after the date due; failure to meet any covenant or agreement (subject to a specified grace period for certain covenants); the untruth of any representation or warranty; certain bankruptcy or other insolvency proceedings; certain defaults in other indebtedness; the invalidity of any security document or any subsidiary guarantee; entry of certain final judgments not paid or otherwise covered by insurance; or the occurrence of a change of control (as defined therein).

     The Senior Secured Credit Agreement refinanced the Company's outstanding obligations under a $50 million Term Loan Facility (the "Term Loan") which bore interest at a floating rate of reserve adjusted LIBOR plus 4% and which was scheduled to mature on August 1, 2001.

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

     SENIOR SECURED NOTES -- In 1994, the Company issued $125 million of 12 1/2% Senior Secured Notes due 2002. 85.9% of the existing Senior Secured Notes were retired in connection with the refinancing in December 1997, and $17,623,000 principal amount of Senior Secured Notes is currently outstanding. See
"Business -- Recent Developments." The Company has the option to redeem the remaining Senior Secured Notes, in whole or in part, on or after August 1, 1998, at fixed redemption prices equivalent to or in excess of par, plus accrued interest to the date of redemption. The Senior Secured Notes contain certain restrictive covenants, rank pari passu with and share collateral and guarantees with the Senior Secured Credit Agreement.

     SENIOR SECURED DISCOUNT NOTES -- In 1994, the Company issued $117.9 million of 13 1/2% Senior Secured Discount Notes due 2004. 99.4% of the existing Senior Secured Discount Notes were retired in connection with the refinancing in December 1997, and $669,000 principal amount of Senior Secured Discount Notes is currently outstanding. See "Business -- Recent Developments." The Company has the option to redeem the remaining Senior Secured Discount Notes, in whole or in part, on or after August 1, 1999, at fixed redemption prices equivalent to or in excess of par, plus accrued interest to the date of redemption. The Senior Secured Discount Notes contain certain restrictive covenants, rank pari passu with and share collateral and guarantees with the Senior Secured Credit Agreement.

     WORKING CAPITAL FACILITY -- The Company's subsidiaries have a Working Capital Facility through January, 2002 with a group of banks which provides aggregate commitments of $80.0 million secured by the inventories and accounts receivable of the Company's subsidiaries of which approximately $79.4 million was available for borrowing at March 29, 1998 as calculated under the borrowing base calculation. The Company pays an annual commitment fee of one-half of one percent on the unused portion of the Working Capital Facility. Interest on borrowings under the facility are subject at the option of the Company to either LIBOR plus a margin ranging from 1.5% to 2.25% or prime plus a margin ranging from 0.50% to 1.25% determined by the Company's consolidated leverage ratio.

     The Working Capital Facility includes, among other things, limitations on the incurrence of indebtedness, limitations on mergers, asset sales and joint ventures, limitations on leases, limitations on the payment of dividends, limitations on transactions with affiliates, prohibitions on voluntary prepayments or redemptions of other indebtedness and amendments thereto, limitations on liens and certain financial maintenance covenants, including tangible net worth, maximum leverage and a minimum cash flow coverage. The Company and each of its subsidiaries are guarantors on a senior basis of amounts outstanding under the Working Capital Facility. As of March 29, 1998, there were no borrowing's outstanding under the Working Capital Facility.

     ENVIRONMENTAL IMPROVEMENT BONDS--The Environmental Improvement Bonds were issued in April and September of 1996, with the Company receiving gross proceeds of $11.3 million and $8.6 million at interest rates of 7.95% and 7.90%, respectively. The gross proceeds of the Environmental Improvement Bonds were reduced by debt issuance costs of $0.6 million which are being amortized over the lives of the respective notes. The Environmental Improvement Bonds are due April 1, 2025 and April 1, 2024, respectively. The Environmental Improvement Bonds may be redeemed at the option of the Company in whole or in part, on or after April 1, 2006, at fixed redemption prices equivalent to or in excess of par, together with accrued and unpaid interest to the redemption date. The Environmental Improvement Bonds are secured by a lien on certain personal property and fixtures of Acme Steel.

     NOTE PAYABLE--The Note Payable of $6.0 million is an unsecured obligation assumed by Acme Steel on May 29, 1986 as a result of the reorganization of The Interlake Corporation. The assumed debt was incurred in connection with the financing of certain facilities which were retained by the Company in the Spin-Off. The Note Payable bears an interest rate of 6.5% to 6.75% and principal payments are due in varying installments from 1998-2008.

                CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect holders of the Notes. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the consequences of the acquisition, ownership and disposition of the Notes may differ from the treatment described below.

     The tax treatment of a holder of the Notes may vary depending upon the particular situation of the holder. This summary is limited to investors who will hold the Notes as capital assets within the meaning of Section 1221 of the Code and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the U.S. dollar or holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). The summary is applicable only to purchasers of Notes in this Offering and does not address other purchasers.

     This summary is for general information only and does not address all aspects of federal income taxation that may be relevant to holders of the Notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the Notes.

     As used herein, a "United States Holder" of a Note means an individual that is a citizen or resident of the United States (including certain former citizens and former long-term residents), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and
(ii) one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

STATED INTEREST ON NOTES

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from U.S. sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     The issue price of the Notes (99.251%) represents a discount that produces original issue discount in an amount that is considered de minimis under applicable regulations. As a result, the amount of original issue discount is treated as zero (unless the interest rate on the Notes changes as described in the following paragraph) and will be treated as income (generally characterized as capital gain) at the time of payment of the principal amount of the Notes.

     Failure of the Company to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement as described under "Description of the Notes--Registration Rights" will cause additional interest to accrue on the Notes in the manner described therein. According to U.S. Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. In the unlikely event that the interest rate on the Notes is increased, such increased interest may be treated as original issue discount, includable by a United States Holder in income as such interest accrues, in advance of receipt of any cash payment thereof.

MARKET DISCOUNT

     If a United States Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless

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

such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition (including a gift) of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM

     A United States Holder that purchases a Note for an amount in excess of the principal amount will be considered to have purchased the Note at a "premium" equal to such excess and may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the Note is purchased at a time when the Note may be optionally redeemed by the Company for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the Note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. A United States Holder that elects to amortize bond premium must elect to reduce its tax basis in the Note by the premium amortized. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition and such holder's adjusted tax basis of the Note. A United States Holder's adjusted tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount or except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss. For certain noncorporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (i) the taxpayer's holding period in the capital asset (with preferential rates available for capital assets held more than 12 months or 18 months) and (ii) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

     The exchange of an Old Note by a United States Holder for a New Note should not constitute a taxable exchange. A United States Holder will have the same tax basis and holding period in the New Note as it did in the Old Note.

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

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no United States federal withholding tax will be imposed with respect to the payment by the Company or its paying agent of principal, premium, if any, or interest on a Note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided (i) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (iii) such Non-United States Holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

          (b) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individuals death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current temporary U.S. Treasury regulations, which generally apply to interest on a Note before January 1, 1999 and to payments before such date of proceeds from a sale, exchange or other disposition of a Note, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder (which certification may be made on an IRS Form W-8 (or substitute form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on a Note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or substitute form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Recently issued Treasury regulations modify certain of the certification requirements described above. These modifications will become generally effective for interest payments made beginning January 1, 2000. The Company or its paying agent may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. For example, under recently issued Treasury regulations, a Non-United States Holder will be required to provide a Form W-8 (or substitute form) to the withholding agent on which such holder provides its name, address and taxpayer identification number and states, under penalty of perjury, that the interest paid on a Note and the gain on the sale, exchange or other disposition of a Note is effectively connected with such holder's United States trade or business in order to obtain an exemption from withholding tax on such payments made beginning January 1, 2000.

     If a Non-United States Holder is engaged in a trade or business in the United States and if interest on a Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such interest and on gain realized on the sale, exchange or other disposition of a Note on a net income basis in the same manner as if the holder were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or applicable lower tax treaty rate of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's effectively connected earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note by a Non-United States Holder generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments on a Note and to the proceeds of the sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such amounts if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or its paying agent to Non-United States Holders if a statement described in (a)(iv) under "--Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable U.S. Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Recently issued Treasury regulations modify certain of the certification requirements for backup withholding. These modifications will become generally effective for interest payments made beginning January 1, 2000. It is possible that the Company or its paying agent may request new withholding exemption forms from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

     Any amounts withheld under the backup withholding rules will be credited toward such Holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Holder's tax liability, the excess may be refunded to the Holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the Holder must file a United States tax return in order to obtain a refund of the excess withholding.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE UNITED STATES HOLDERS AND NON-UNITED STATES HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                              PLAN OF DISTRIBUTION

     Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 180 days after the Exchange Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the New Notes may be deemed underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Exchange Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange, or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the New

Notes. However, the Placement Agents are not obligated to do so, and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities.

                                 LEGAL MATTERS

     The validity of the New Notes and certain other legal matters regarding the New Notes will be passed upon for the Company by Ungaretti & Harris, Chicago, Illinois.

                            INDEPENDENT ACCOUNTANTS

     The consolidated balance sheets of the Company at December 29, 1996 and December 28, 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1995, December 29, 1996 and December 28, 1997 included in this Prospectus have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon appearing herein.

     With respect to the unaudited consolidated financial information of the Company for the three-month period ended March 29, 1998, included in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 1998 appearing herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, materials filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Electronic filings made by the Company through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web Site (http://www.sec.gov).

     This Prospectus constitutes a part of a Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                           INCORPORATION BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997;

          (b) the Company's Current Report on Form 8-K filed with the Commission on March 20, 1998; and

          (c) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 29, 1998.

     In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the Expiration Date shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded. The information relating to the Company contained in this Prospectus should be read together with the information in the documents incorporated by reference.

     Copies of the above documents (other than exhibits not specifically incorporated by reference into the text of such documents) may be obtained upon written or oral request without charge to each person to whom this Prospectus is delivered from the Company at 13500 South Perry Avenue, Riverdale, Illinois 60827-1182, Attention: Edward P. Weber, Jr., Vice President, General Counsel and Secretary. Requests for such information should be received by June 11, 1998 to ensure timely delivery.

                            ACME METALS INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

     The following Consolidated Financial Statements of Acme Metals Incorporated and the related Report of Independent Accountants are included in Item 12:

                                                                PAGE
                                                                ----
Report of Independent Accountants...........................     F-2
Report of Management........................................     F-3
Consolidated Statements of Operations for the fiscal years
  ended December 28, 1997, December 29, 1996 and December
  31, 1995..................................................     F-4
Consolidated Balance Sheets at December 28, 1997 and
  December 29, 1996.........................................     F-5
Consolidated Statements of Cash Flows for the fiscal years
  ended December 28, 1997, December 29, 1996 and December
  31, 1995..................................................     F-6
Consolidated Statements of Changes in Shareholders' Equity
  for the fiscal years ended December 28, 1997, December 29,
  1996 and December 31, 1995................................     F-7
Notes to Consolidated Financial Statements..................     F-8
Quarterly Results (Unaudited)...............................    F-33
Schedule VIII -- Valuation and Qualifying Accounts and
  Reserves..................................................    F-34
Unaudited Consolidated Statements of Operation for the three
  months ended March 29, 1998 and March 30, 1997............    F-35
Unaudited Consolidated Balance Sheets at March 29, 1998 and
  December 28, 1997.........................................    F-36
Unaudited Consolidated Statements of Cash Flows for the
  three months ended March 29, 1998 and March 30, 1997......    F-37
Notes to Consolidated Financial Statements for the three
  months ended March 29, 1998 and March 30, 1997............    F-38

     All other schedules have been omitted because they are not applicable, or not required, or because the required information is shown in the Consolidated Financial Statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Acme Metals Incorporated

     In our opinion, the accompanying consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Acme Metals Incorporated and its subsidiaries at December 28, 1997 and December 29, 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in the Note entitled "Cumulative Effect of a Change in Accounting Principle" to the consolidated financial statements, the Company changed its method of accounting for expenditures associated with the upgrade of its management information systems.

/s/ PRICE WATERHOUSE LLP
------------------------------------------------------------
Price Waterhouse LLP

January 23, 1998, except as to the Note entitled "Assets Held for Sale", which is as of March 10, 1998, and except as to the Note entitled "Summary of Significant Accounting Policies -- Comprehensive Income", which is as of May 6, 1998.

Chicago, Illinois

                              REPORT OF MANAGEMENT

     The management of Acme Metals Incorporated has prepared and is responsible for the consolidated financial statements and other financial information included in this Form 10-K Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based upon informed judgments and estimates by management. The other financial information in this annual report is consistent with the consolidated financial statements.

     The Company maintains a system of internal accounting controls. Management believes the internal accounting controls provide reasonable assurance that transactions are executed and recorded in accordance with Company policy and procedures and that the accounting records may be relied on as a basis for preparation of the consolidated financial statements and other financial information.

     The financial statements have been audited by Price Waterhouse LLP, the Company's independent accountants, whose report is included herein. In addition, the Company has a professional staff of internal auditors who coordinate their financial audits with the procedures performed by the independent accountants and conduct operational and special audits.

     The Audit Review Committee of the Board of Directors, composed of directors who are not employees of the Company, meets periodically with management, the internal auditors and the independent accountants to discuss the adequacy of internal accounting controls and the quality of financial reporting. Both the independent accountants and internal auditors have full and free access to the Audit Review Committee.

/s/ S. D. BENNETT                                    /s/ J. F. WILLIAMS
---------------------------------------------------  ---------------------------------------------------
Stephen D. Bennett                                   Jerry F. Williams
President and Chief Executive Officer                Vice President Finance and Administration and Chief
                                                     Financial Officer

                            ACME METALS INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             FOR THE YEAR ENDED
                                                                --------------------------------------------
                                                                DECEMBER 28,    DECEMBER 29,    DECEMBER 31,
                                                                    1997            1996            1995
                                                                ------------    ------------    ------------
NET SALES...................................................     $  488,030      $  498,242      $  521,619
COSTS AND EXPENSES:
  Cost of products sold.....................................        445,256         431,957         424,158
  Depreciation..............................................         38,623          15,820          13,013
                                                                 ----------      ----------      ----------
Gross profit................................................          4,151          50,465          84,448
  Selling and administrative................................         39,208          35,496          35,636
  Training and Pre-Start-up -- New Facility.................                          9,933
                                                                 ----------      ----------      ----------
Operating income (loss).....................................        (35,057)          5,036          48,812
NON-OPERATING INCOME (EXPENSE):
  Interest expense..........................................        (41,632)         (6,193)        (20,801)
  Interest income...........................................            508           5,620          14,278
  Other -- net..............................................           (461)            630           1,846
                                                                 ----------      ----------      ----------
Income (loss) before income taxes, extraordinary loss and
  cumulative effect of a change in accounting principle.....        (76,642)          5,093          44,135
Income tax provision (benefit)..............................        (29,124)          2,426          15,889
                                                                 ----------      ----------      ----------
                                                                    (47,518)          2,667          28,246
Extraordinary loss, net of tax..............................        (23,411)
Cumulative effect of a change in accounting principle, net
  of tax....................................................         (6,276)
                                                                 ----------      ----------      ----------
Net income (loss)...........................................     $  (77,205)     $    2,667      $   28,246
                                                                 ==========      ==========      ==========
EARNINGS (LOSS) PER SHARE:
BASIC:
  Income (loss) before extraordinary loss and cumulative
    effect of a change in accounting principle..............     $    (4.09)     $     0.23      $     2.44
  Extraordinary loss, net of tax............................          (2.01)
  Cumulative effect of a change in accounting principle, net
    of tax..................................................          (0.54)
                                                                 ----------      ----------      ----------
  Net income (loss).........................................     $    (6.64)     $     0.23      $     2.44
                                                                 ----------      ----------      ----------
Weighted average shares outstanding.........................     11,628,497      11,597,675      11,573,642
                                                                 ==========      ==========      ==========
DILUTED:
  Income (loss) before extraordinary loss and cumulative
    effect of a change in accounting principle..............     $    (4.09)     $     0.23      $     2.44
  Extraordinary loss, net of tax............................          (2.01)
  Cumulative effect of a change in accounting principle, net
    of tax..................................................          (0.54)
                                                                 ----------      ----------      ----------
  Net income (loss).........................................     $    (6.64)     $     0.23      $     2.44
                                                                 ----------      ----------      ----------
Weighted average shares outstanding.........................     11,628,497      11,662,643      11,595,886
                                                                 ==========      ==========      ==========

         The accompanying notes are an integral part of this statement.

                            ACME METALS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 28,    DECEMBER 29,
                                                                  1997            1996
                                                              ------------    ------------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   6,454       $  33,224
  Short-term investments....................................                      11,817
  Accounts receivable trade, less allowances of $1,296, and
     $1,320, respectively...................................      59,646          52,502
  Inventories...............................................      81,630          68,884
  Income tax receivable.....................................      24,936
  Net assets held for sale..................................       3,808
  Deferred income taxes.....................................      14,082          14,957
  Other current assets......................................       1,887           1,453
                                                               ---------       ---------
       Total current assets.................................     192,443         182,837
                                                               ---------       ---------
INVESTMENTS AND OTHER ASSETS:
  Investments in associated companies.......................      17,395          17,862
  Noncurrent cash
  Other assets..............................................      20,357          19,028
  Deferred income taxes.....................................      48,536          25,297
                                                               ---------       ---------
       Total investments and other assets...................      86,288          62,187
                                                               ---------       ---------
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment.............................     854,445         841,034
  Construction in progress..................................       9,747           6,319
  Accumulated depreciation..................................    (313,842)       (286,628)
                                                               ---------       ---------
       Total property, plant and equipment..................     550,350         560,725
                                                               ---------       ---------
                                                               $ 829,081       $ 805,749
                                                               =========       =========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  64,691       $  73,796
  Accrued expenses..........................................      34,109          39,966
  Current installments of long-term debt....................       1,500
  Income taxes payable......................................                       2,178
                                                               ---------       ---------
       Total current liabilities............................     100,300         115,940
                                                               ---------       ---------
LONG-TERM LIABILITIES:
  Long-term debt............................................     423,243         310,085
  Other long-term liabilities...............................      17,791          13,026
  Postretirement benefits other than pensions...............      95,814          93,247
  Retirement benefit plans..................................       5,590          12,750
                                                               ---------       ---------
       Total long-term liabilities..........................     542,438         429,108
                                                               ---------       ---------
Commitments and contingencies
SHAREHOLDERS' EQUITY:
  Preferred stock, $1 par value, 2,000,000 shares
  authorized, no shares issued Common stock, $1 par value,
  20,000,000 shares authorized, 11,627,380 and 11,610,723
  shares issued and outstanding, respectively...............      11,627          11,611
  Additional paid-in capital................................     165,608         165,342
  Retained earnings.........................................      21,427          98,632
  Accumulated other comprehensive loss......................     (12,319)        (14,884)
                                                               ---------       ---------
       Total shareholders' equity...........................     186,343         260,701
                                                               ---------       ---------
                                                               $ 829,081       $ 805,749
                                                               =========       =========

         The accompanying notes are an integral part of this statement.

                            ACME METALS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                            FOR THE YEARS ENDED
                                                                --------------------------------------------
                                                                DECEMBER 28,    DECEMBER 29,    DECEMBER 31,
                                                                    1997            1996            1995
                                                                ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................     $ (77,205)      $   2,667       $  28,246
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
    BY OPERATING ACTIVITIES:
    Gain on sale of assets..................................
    Depreciation............................................        39,410          16,591          13,613
    Accretion of senior discount notes......................         8,803          13,324          11,776
    Loss on early extinguishment of debt....................        37,759
    Cumulative effect of a change in accounting principle,
      net of tax............................................         6,276
    Deferred income taxes...................................       (19,506)         (2,073)         (7,100)
    Pension contribution....................................        (3,691)                         (1,988)
    CHANGE IN OPERATING ASSETS AND LIABILITIES:
      Accounts receivable...................................       (10,880)          2,842           5,534
      Income tax receivable.................................       (24,936)
      Inventories...........................................       (14,050)        (16,952)         (6,950)
      Accounts payable......................................        (8,478)         18,345           6,761
      Other current accounts................................        (7,051)         (3,429)          1,066
    Other, net..............................................        12,837          14,719           8,583
                                                                 ---------       ---------       ---------
  Net cash (used for) provided by operating activities......       (60,712)         46,034          59,541
                                                                 ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments..................................          (331)        (26,929)       (459,749)
  Sales and/or maturities of investments....................        12,148         149,173         603,469
  Investments in associated companies.......................                        (1,750)         (1,754)
  Reclass as restricted case................................
  Capital expenditures......................................       (16,852)        (27,909)        (27,664)
  Capital expenditures -- New Facility......................       (23,564)       (178,147)       (197,849)
                                                                 ---------       ---------       ---------
  Net cash used for investing activities....................       (28,599)        (85,562)        (83,547)
                                                                 ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from 10.875 percent Unsecured Senior Notes, net
    of discount.............................................       198,502
  Proceeds from Senior Secured Credit Agreement.............       175,000
  Redemption of 13.5 percent Senior Secured Discount
    Notes...................................................      (117,289)
  Redemption of 12.5 percent Senior Secured Notes...........      (107,377)
  Payment long term debt....................................
  Proceeds from sale of assets..............................
  Debt redemption costs.....................................       (29,947)
  Payment of Term Loan......................................       (50,000)
  Borrowings under revolving credit line agreement..........       269,000
  Repayments of revolving credit line agreement.............      (264,000)
  Issuance of Environmental Improvement Bonds, net of
    discount................................................                        19,873
  Debt issuance costs and fees..............................       (11,630)           (550)
  Exercise of stock options and other.......................           282             386              41
                                                                 ---------       ---------       ---------
  Net cash provided by financing activities.................        62,541          19,709             410
                                                                 ---------       ---------       ---------
  Net (decrease) in cash and cash equivalents...............       (26,770)        (19,819)        (23,596)
  Cash and cash equivalents at beginning of period..........        33,224          53,043          76,639
                                                                 ---------       ---------       ---------
  Cash and cash equivalents at end of period................     $   6,454       $  33,224       $  53,043
                                                                 =========       =========       =========

         The accompanying notes are an integral part of this statement.

                            ACME METALS INCORPORATED

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   ACCUMULATED
                                                     ADDITIONAL                       OTHER
                                   COMMON STOCK,       PAID-IN        RETAINED    COMPREHENSIVE    COMPREHENSIVE
                                   $1 PAR VALUE        CAPITAL        EARNINGS    INCOME/(LOSS)    INCOME/(LOSS)
                                   -------------     ----------       --------    -------------    -------------
BALANCE -- DECEMBER 25, 1994.....     $11,558         $164,599        $67,719       $(20,598)
                                      -------         --------        -------       --------         --------
  Net income.....................                                      28,246                        $ 28,246
  Stock plans -- issuance of
     shares......................          22              382
  Tax benefit arising from stock
     plan transactions...........                            6
  Comprehensive (loss)...........                                                     (3,823)          (3,823)
                                      -------         --------        -------       --------         --------
BALANCE -- DECEMBER 31, 1995.....      11,580          164,987         95,965        (24,421)          24,423
                                      -------         --------        -------       --------         --------
  Net income.....................                                       2,667                           2,667
  Stock plans -- issuance of
     shares......................          31              325
  Tax benefit arising from stock
     plan transactions...........                           30
  Comprehensive income...........                                                      9,537            9,537
                                      -------         --------        -------       --------         --------
BALANCE -- DECEMBER 29, 1996.....      11,611          165,342         98,632        (14,884)          12,204
                                      -------         --------        -------       --------         --------
  Net loss.......................                                     (77,205)                        (77,205)
  Stock plans -- issuance of
     shares......................          16              266
  Comprehensive income...........                                                      2,565            2,565
                                      -------         --------        -------       --------         --------
BALANCE -- DECEMBER 28, 1997.....     $11,627         $165,608        $21,427       $(12,319)        $(74,640)
                                      =======         ========        =======       ========         ========

         The accompanying notes are an integral part of this statement.

                            ACME METALS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The consolidated financial statements include the accounts of Acme Metals Incorporated and its wholly-owned subsidiaries (the "Company" or "Acme"). Investments in associated companies are accounted for by the equity method. All intercompany transactions have been eliminated.

     The Company's fiscal year ends on the last Sunday in December. Fiscal year 1995 contained 53 weeks as compared to 52 weeks for fiscal years 1997 and 1996.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Accounts receivable from sales to customers are unsecured. The Company recognizes revenue upon shipment of products.

Comprehensive Income

     During the quarter ended March 29, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the Company to disclose, in financial statement format, all non-owner changes in equity. The Consolidated Statements of Changes in Shareholders' Equity for the years ended December 28, 1997, December 29, 1996 and December 28, 1997 have been reclassified to reflect the adoption of this standard. All changes in equity resulted from minimum pension liability adjustments.

Cash and Cash Equivalents

     Cash and cash equivalents include cash balances and highly liquid investments with an original maturity of three months or less. The funds are invested in compliance with the Company's debt instruments which restrict the type, quality and maturity of investments.

Short-Term Investments

     Short-term investments have an original maturity of more than three months and a remaining maturity of less than one year. These investments are stated at cost as it is the intent of the Company to hold these securities until maturity. The funds are invested in compliance with the Company's debt instruments which restrict the type, quality and maturity of investments.

Inventories

     Inventories are stated at the lower of cost or market using the last-in, first-out ("LIFO") method to determine inventory costs.

Property, Plant, and Equipment

     Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed principally on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of plant and equipment range from 3 to 50 years with the majority of assets having 18 year lives. Expenditures for maintenance, repairs and minor renewals and betterments are charged to expense as incurred. Furnace relines and major renewals and betterments are capitalized.

                            ACME METALS INCORPORATED

     Upon disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is recognized.

Construction in Progress

     Construction in progress includes all costs related to capital projects which were not completed at the end of the reporting period.

Training and Pre-Start-up -- New Facility

     During the fourth quarter of 1996, the Company's continuous caster and hot strip mill facility ("New Facility") was completed. Prior thereto, training and ramp-up related costs were expensed as incurred within the Consolidated Statements of Operations as "Training and Pre-Start-up -- New Facility."

Retirement Benefit Plans

     Pension costs include service cost, interest cost, return on plan assets and amortization of unrecognized gains and losses. The Company's policy is to fund not less than the minimum funding required under ERISA.

     The Company has unfunded postretirement health care and life insurance plans. Provisions for postretirement costs are determined pursuant to the provisions of Financial Accounting Standard ("FAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

Income Taxes

     Income taxes are determined pursuant to the provisions of FAS No. 109, "Accounting for Income Taxes." Under this standard, the benefit for deferred income taxes represents the tax effect of temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year's presentation.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE:

     On November 20, 1997 the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board issued EITF No. 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract for an Internal Project that Combines Business Process Reengineering and Information Technology Transformation." EITF No. 97-13 requires that certain costs related to reengineering, as defined, be expensed as incurred. Under the Company's previous accounting policy, a portion of such costs related to ongoing expenditures to upgrade the Company's management information systems were capitalized during 1996 and 1995 and amortized over the estimated life of the systems.

     In accordance with EITF No. 97-13, the Company changed its policy on October 1, 1997 and recorded a cumulative effect adjustment in the fourth quarter of 1997 of $10.1 million, $6.2 million after tax.

     Pro forma amounts assuming the new accounting method is applied retroactively are as follows:

                                                      1997           1996          1995
                                                      ----           ----          ----
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (loss) before extraordinary loss.........    $(53,106)      $(1,008)      $24,957
  Earnings (loss) per share.....................    $  (4.57)      $  (.09)      $  2.16
Net Income (loss)...............................    $(76,517)      $(1,008)      $24,957
  Earnings (loss) per share.....................    $  (6.58)      $  (.09)      $  2.16

                            ACME METALS INCORPORATED

EARNINGS PER SHARE:

     During 1997, the Company adopted FAS No. 128, "Earnings per share," which requires the presentation of basic and diluted earnings per share. Basic earnings (loss) per share excludes dilution and is computed by dividing income
(loss) by the weighted average number of common shares outstanding during each period. Diluted earnings (loss) per share reflects the potential dilution that could occur if common stock options are exercised and is computed by dividing income (loss) by the weighted average number of common shares outstanding, including common stock equivalent shares, issuable upon exercise of outstanding stock options, to the extent that they would have a dilutive effect on the per share amounts. During the periods presented, the Company's common stock equivalents did not have a dilutive effect on the earnings (loss) per share amounts.

INVENTORIES:

     Inventories are summarized as follows:

                                                               1997         1996
                                                               ----         ----
                                                                 (IN THOUSANDS)
Raw materials.............................................    $13,510      $15,642
Semi-finished and finished products.......................     62,126       46,493
Supplies..................................................      5,994        6,749
                                                              -------      -------
                                                              $81,630      $68,884
                                                              =======      =======

     On December 28, 1997 and December 29, 1996, inventories valued on the LIFO method were less than the current costs of such inventories by $52.7 million and $57.6 million, respectively.

ASSETS HELD FOR SALE:

     In March 1998, the Company completed the sale of Universal Tool & Stamping Company, Inc., through a stock sale generating proceeds to the Company of approximately $18.0 million and a gain of approximately $12.0 million. At December 28, 1997, the net assets of Universal (excluding cash and intercompany accounts) were $3.8 million and were classified as a current asset.

     Proceeds from the sale of Universal are restricted by the Indentures covering the Company's Senior Secured Notes issued in 1994 and have been deposited with the Trustee. The Company is permitted to apply the proceeds to related business investments or to offer to redeem on a pro rata basis the remaining 1994 Notes. To the extent an offer to redeem is not accepted, the proceeds become unrestricted.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                                            1997           1996
                                                            ----           ----
                                                               (IN THOUSANDS)
Land..................................................    $   4,140      $   4,250
Buildings.............................................      104,532        106,334
Equipment.............................................      745,773        730,450
Construction in progress..............................        9,747          6,319
                                                          ---------      ---------
                                                            864,192        847,353
Less accumulated depreciation.........................     (313,842)      (286,628)
                                                          ---------      ---------
                                                          $ 550,350      $ 560,725
                                                          =========      =========

     The difference between depreciation expense presented in the Consolidated Statements of Cash Flows and the Consolidated Statements of Operations represents the portion of depreciation expense classified in selling and administrative expense on the Consolidated Statements of Operations.

                            ACME METALS INCORPORATED

     Cumulative capitalized expenditures related to the New Facility totaled $459.5 million at December 28, 1997, including $48.0 million of capitalized interest. The New Facility commenced depreciation at a rate of approximately $2.0 million per month beginning in mid-November 1996. Although the New Facility has been placed in service, a limited amount of additional expenditures are expected before the entire project is completed.

     Accounts payable at December 28, 1997 includes an accrual of $15.5 million for services rendered in 1997 in relation to the New Facility which due to its non-cash nature has been excluded from the Statement of Cash Flows. At December 29, 1996, accounts payable included a similar accrual of $12.0 million.

     At December 28, 1997, construction in progress primarily included expenditures for Acme Packaging's plastic strapping lines and expenditures to upgrade the Company's management information system.

INVESTMENTS IN ASSOCIATED COMPANIES:

     The Company has a 39.9 percent equity interest (15.1 percent participation) as a member of an iron ore mining venture. The Company's carrying value is $14.3 million at December 28, 1997 and December 29, 1996, respectively. In 1997, 1996 and 1995, the Company made iron ore purchases of $27.3 million, $23.8 million, and $21.8 million, respectively, from the venture. At December 28, 1997, $6.3 million was owed to the venture for iron ore purchases, ($4.0 million at December 29, 1996).

     The Company has a 37 percent interest in Olga Coal Company. In 1987, Olga Coal Company filed for protection under Chapter 11 of the U.S. Bankruptcy Act and the coal mining operation was idled. During the first quarter of 1998, the Bankruptcy Court approved the Chapter 11 Plan of Liquidation for Olga, including a direction for the dissolution of Olga under the West Virginia corporation laws. Olga's Trustee is currently implementing Olga's Plan of Liquidation. The coal mining investment is carried at no value in the Consolidated Balance Sheets.

     During 1996 and 1995, the Company invested capital of $1.7 million and $1.8 million, respectively, in a joint venture which performs processing of certain of the Company's steel products. The Company's cumulative invested capital of $3.5 million represents a total interest of 40 percent. The investment is accounted for by the equity method of accounting and has a carrying value of $3.1 million at December 28, 1997.

RETIREMENT BENEFIT PLANS:

     The Company has various retirement benefit plans covering substantially all salaried and hourly employees. Certain salaried employees with one full calendar quarter of service are eligible to participate in the Company's defined contribution plan and employee stock ownership plan ("ESOP"). Company contributions to the defined contribution plan and the ESOP are based upon 7.5 percent and 3.5 percent, respectively, of eligible compensation. Contributions were suspended during the last four months of 1997 and were restored early in 1998. Amounts charged to operations under these plans were $2.5 million in 1997, $3.7 million and $3.5 million in 1996 and 1995, respectively.

     Salaried employees who joined the Company prior to December 31, 1981 and certain hourly employees participate in defined benefit retirement plans which provide benefits based upon either years of service and final average pay or fixed amounts for each year of service.

                            ACME METALS INCORPORATED

     The net periodic defined benefit pension cost, as determined pursuant to the provisions of FAS No. 87, "Employer's Accounting for Pensions," included the following components:

                                                   1997          1996          1995
                                                   ----          ----          ----
                                                            (IN THOUSANDS)
Service cost.................................    $  2,347      $  2,830      $  2,492
Interest cost on projected benefit
  obligation.................................      15,955        15,489        15,924
Actual return on plan assets.................     (38,544)      (26,232)      (34,304)
Net amortization and deferral................      22,441        11,161        18,120
                                                 --------      --------      --------
Net periodic defined benefit pension cost....    $  2,199      $  3,248      $  2,232
                                                 ========      ========      ========

     Actuarial assumptions used for the Company's pension plan valuations were as follows:

                                                         1997       1996       1995
                                                         ----       ----       ----
Weighted average discount rate:
  For defined benefit pension cost...................    7.75%       7.5%       8.5%
  For projected benefit obligation...................    7.25%      7.75%       7.5%
Expected rate of increase in future compensation
  levels.............................................     5.0%       5.0%       5.0%
Expected long-term rate of return on plan assets.....    9.75%      9.75%      9.75%

     The following table sets forth the funded status of the Company's defined benefit retirement plans and amounts recognized in the balance sheets. Plan assets are invested primarily in the publicly traded companies and U.S. government bonds and notes.

                                                                   1997           1996
                                                                -----------    -----------
                                                                UNDERFUNDED    UNDERFUNDED
                                                                   PLANS          PLANS
                                                                -----------    -----------
                                                                      (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
     of $204,918 and $186,489, respectively.................     $ 221,788      $ 207,817
  Effect of increase in compensation levels.................         3,160          3,564
                                                                 ---------      ---------
  Projected benefit obligation for service rendered to
     date...................................................       224,948        211,381
Plan assets at fair value...................................      (216,244)      (195,042)
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions........       (28,624)       (36,058)
Unrecognized prior service cost.............................        (3,742)        (4,232)
Unrecognized net asset at December 30, 1985 being recognized
  over 15 years.............................................         5,776          7,702
Minimum pension liability adjustment........................        23,476         28,999
                                                                 ---------      ---------
Accrued pension cost........................................     $   5,590      $  12,750
                                                                 =========      =========

     In accordance with FAS No. 87, the Company has recorded an adjustment, as shown in the table above, to recognize a minimum pension liability relating to certain underfunded pension plans. This liability is offset by an intangible asset in the amounts of $3.6 million and $4.2 million for the years ended December 28, 1997 and December 29, 1996, respectively, included in the Consolidated Balance Sheets caption "Other assets", with the remainder reflected as a net-of-tax reduction of equity.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     The Company and its subsidiaries sponsor several unfunded defined benefit postretirement plans that provide medical, dental, and life insurance for retirees and eligible dependents.

                            ACME METALS INCORPORATED

     The net periodic postretirement benefit cost for 1997, 1996, and 1995, net of retiree contributions of approximately 10 percent of costs, included the following components:

                                                          1997      1996       1995
                                                          ----      ----       ----
                                                               (IN THOUSANDS)
Service cost.........................................    $2,040    $ 2,230    $1,696
Interest cost........................................     7,800      8,248     8,131
Net amortization and deferral........................      (192)       679      (144)
                                                         ------    -------    ------
Net periodic postretirement benefit cost.............    $9,648    $11,157    $9,683
                                                         ======    =======    ======

     The following table sets forth the plans' combined unfunded status at December 28, 1997 and December 29, 1996:

                                                               1997        1996
                                                               ----        ----
                                                                (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees...............................................    $ 77,926    $ 63,710
  Fully eligible active plan participants................      14,431      26,180
  Other active plan participants.........................      24,036      24,141
                                                             --------    --------
                                                              116,393     114,031
Unrecognized net loss and prior service cost.............     (13,514)    (14,646)
                                                             --------    --------
Accrued postretirement benefit cost......................    $102,879    $ 99,385
                                                             ========    ========

     The accumulated postretirement benefit obligation was determined by application of the terms of medical, dental, and life insurance plans, together with relevant actuarial assumptions and health care cost trend rates projected at annual rates ranging ratably from 8 percent in 1996 to 5 percent through 1999 and beyond. The effect of a 1 percent annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $13.7 million and the net periodic postretirement benefit cost by approximately $1.6 million. The obligation for postretirement benefits as of December 28, 1997 was determined using a 7.25 percent discount rate, as compared to the 7.75 percent discount rate used at December 29, 1996. The decrease in the discount rate resulted in an increase in the obligation of approximately $6.1 million.

ACCRUED EXPENSES:

     Accrued expenses include the following:

                                                                1997       1996
                                                                ----       ----
                                                                 (IN THOUSANDS)
Accrued salaries and wages.................................    $12,075    $13,941
Accrued postretirement benefits other than pensions........      7,067      6,138
Accrued taxes other than income taxes......................      4,837      5,834
Accrued worker's compensation..............................      2,446      2,222
Accrued interest...........................................      2,466      7,357
Other current liabilities..................................      5,218      4,474
                                                               -------    -------
                                                               $34,109    $39,966
                                                               =======    =======

                            ACME METALS INCORPORATED

INCOME TAXES:

     The provision for income taxes consisted of the following:

                                                     1997         1996         1995
                                                     ----         ----         ----
                                                             (IN THOUSANDS)
Taxes on income:
Current provision (benefit):
  Federal......................................    $ (9,215)     $ 4,018      $18,510
  State........................................        (403)         481        4,479
                                                   --------      -------      -------
                                                     (9,618)       4,499       22,989
Deferred benefit...............................     (19,506)      (2,073)      (7,100)
                                                   --------      -------      -------
                                                   $(29,124)     $ 2,426      $15,889
                                                   ========      =======      =======

     The 38 percent effective income tax rate for 1997 is used to compute the income tax benefit on the Company's loss from operations, extraordinary item and cumulative effect of a change in accounting principle.

     The effective income tax rates for the years ended 1997, 1996 and 1995 are reconciled to the Federal statutory tax rate in the following table:

                                                           1997       1996       1995
                                                           ----       ----       ----
Federal statutory income tax rate......................    35.0%      35.0%      35.0%
Change in tax rate due to:
  Federal audit adjustment.............................                           2.5
  State income taxes -- net of Federal tax effect......     3.6        9.6        5.0
  Municipal bond interest..............................               (1.0)      (7.8)
  Disallowed meals and entertainment...................    (0.1)       1.9        0.2
  Penalties............................................    (0.1)
  Employee life insurance premiums.....................    (0.1)       2.0        0.2
  Other -- net.........................................    (0.3)       0.1        0.9
                                                           ----       ----       ----
                                                           38.0%      47.6%      36.0%
                                                           ====       ====       ====

                            ACME METALS INCORPORATED

     Significant components of the Company's deferred tax liabilities and assets at December 28, 1997 and December 29, 1996 are summarized below:

                                                                1997       1996
                                                                ----       ----
                                                                (IN THOUSANDS)
DEFERRED TAX LIABILITIES
Property, plant and equipment.............................    $ 53,897    $28,077
Other assets..............................................                    432
                                                              --------    -------
  Gross deferred tax liabilities..........................      53,897     28,509
                                                              --------    -------
DEFERRED TAX ASSETS
Postretirement benefits other than pensions...............      39,988     38,442
Pensions..................................................       2,517      3,752
Other employee benefits...................................       1,025      3,176
Inventories...............................................       8,111      5,224
Interest expense..........................................                 11,249
Other assets..............................................         922
Other liabilities.........................................       1,771      2,832
Net operating loss carryforward...........................      55,414
Alternative minimum tax credits...........................       6,767      4,088
                                                              --------    -------
  Gross deferred tax assets...............................     116,515     68,763
                                                              --------    -------
     Net deferred tax asset...............................    $ 62,618    $40,254
                                                              ========    =======

     The change in deferred tax asset primarily represents the effect of the Company's inability to currently utilize net operating losses as well as changes in the amounts of temporary differences from the prior year. Significant changes in such temporary differences related to: (i) the use of accelerated depreciation methods in relation to the New Facility resulting in a larger deferred tax liability; (ii) a reduction in the deferred tax asset for pensions associated with a lower minimum pension liability; (iii) an increase in the deferred tax asset for inventories due to additional capitalization of indirect costs required by Internal Revenue Code Section 263A; and (iv) the elimination of the deferred tax asset for interest related to the deduction of previously nondeductible interest on the Company's Senior Secured Discount Notes.

     The Company had available, at December 28, 1997, a net operating loss carryforward for regular federal income tax purposes of $138.7 million which will expire in the year 2012. Additionally, in conjunction with the Alternative Minimum Tax ("AMT") rules, the Company had available AMT credit carryforwards at December 28, 1997 and December 29, 1996, of $6.8 million and $4.1 million, respectively. AMT credits may be used indefinitely to reduce regular federal income taxes.

     The Company believes it is more likely than not that it will realize the net deferred tax asset and accordingly no valuation allowance has been provided. This conclusion is based on: (i) reversing deductible temporary differences (excluding postretirement benefit amounts) being offset by reversing taxable temporary differences; (ii) the extremely long period that is available to realize the future tax benefits associated with the postretirement related deductible temporary differences; and (iii) the achievement of the benefits associated with the New Facility and return to profitable operations.

                            ACME METALS INCORPORATED

DEBT REFINANCING AND LONG-TERM DEBT:

     The Company's long-term debt at March 29, 1998, December 28, 1997 and December 29, 1996 is summarized as follows:

                                                               1997        1996
                                                               ----        ----
                                                                (IN THOUSANDS)
10.875 percent Senior Unsecured Notes, net of
  discount(A)............................................    $198,506    $
Senior Secured Credit Agreement(B).......................     175,000
12.5 percent Senior Secured Notes(C).....................      17,623     125,000
13.5 percent Senior Secured Discount Notes(D)............         669     109,155
Term Loan(E).............................................                  50,000
Note Payable(F)..........................................       6,000       6,000
Environmental Improvement Bonds 7.95 percent(G)..........      11,345      11,345
Environmental Improvement Bonds 7.90 percent(G)..........       8,585       8,585
Working Capital Facility(H)..............................       5,000
Other long-term debt.....................................       2,015
                                                             --------    --------
                                                             $424,743    $310,085
                                                             ========    ========

     In December 1997, the Company completed a refinancing to lower its interest rates, extend maturities and provide financial flexibility. As part of the refinancing, the Company entered into a new $175 million Senior Secured Credit Agreement, and issued $200 million of Senior Unsecured Notes. The proceeds from these transactions were used to: (i) retire 85.9 percent of the existing 12.5 percent Senior Secured Notes, and 99.4 percent of the existing 13.5 percent Senior Secured Discount Notes (collectively, the "1994 Notes"), which were successfully tendered; (ii) retire the existing $50 million Term Loan; and (iii) pay borrowings under its Working Capital Facility.

     In connection with the repurchase of the 1994 Notes, the Company paid premiums aggregating $30.0 million and incurred expense of $7.8 million relating primarily to the write-off of previously capitalized debt issuance costs. These amounts are recorded as an Extraordinary Loss ($23.4 million net of tax) for the year ended December 28, 1997.

     The Company capitalized $11.6 million of debt issuance costs related to the refinancing which will be amortized over the lives of the applicable debt instruments. The Company amortized deferred debt issuance costs of $2.1 million in 1997, and $1.9 million in 1996 and 1995, a portion of which in 1996 and 1995 was capitalized.

     A. 10.875 Percent Senior Unsecured Notes -- In December 1997, the Company issued $200 million of 10.875 percent Senior Unsecured Notes at a discount (0.749 percent) to yield 11 percent, due December 15, 2007. The Senior Unsecured Notes are redeemable at the option of the Company, in whole or in part, on or after December 15, 2002 at fixed redemption prices equivalent to or in excess of par, plus accrued interest to the date of redemption. In addition, at any time prior to December 15, 2000 the Company may redeem up to 35 percent of the principal amount of the Senior Unsecured Notes with the proceeds from one or more public equity offerings at 110 percent of the principal amount of the Senior Unsecured Notes, plus accrued interest, provided that $125 million aggregate principal amount of the Senior Unsecured Notes remains outstanding after any such redemption. The Senior Unsecured Notes are guaranteed on a senior, unsecured basis by the Company's subsidiary, Acme Steel Company (see footnote entitled "Guarantor's Financial Statements").

     B. Senior Secured Credit Agreement -- In December 1997, the Company entered into a $175 million Senior Secured Credit Agreement, which matures in December, 2005. At the option of the Company, the Senior Secured Credit Agreement provides for interest at prime plus a margin ranging from 1.25 percent to 2.25 percent, or LIBOR plus a margin ranging from 2.25 percent to 3.25 percent determined by the leverage ratio of debt to earnings before interest, taxes and depreciation. The effective interest rate under the Senior

                            ACME METALS INCORPORATED

Secured Credit Agreement was 8.7 percent at December 28, 1997. The Senior Secured Credit Agreement requires annual payments of $1.0 million from 1998 through 2003; the remaining principal balance is due in equal quarterly installments over the final two years. In addition to customary mandatory repayment provisions, beginning in 2000 based on the prior year, 75 percent of excess cash flow as defined in the Senior Secured Credit Agreement is required to be repaid. In 1998, the Company entered into an extendable (at the option of the bank) interest rate swap agreement through September, 1999 effectively fixing the base rate at 5.8 percent. The Senior Secured Credit Agreement contains certain restrictive financial covenants. The Agreement ranks pari passu with the 1994 Notes and is secured by a senior security interest in certain real and personal property of Acme Steel Company and the stock of the Company's subsidiaries. Each of the Company's subsidiaries is a guarantor under the Agreement.

     C. 12.5 Percent Senior Secured Notes -- The Company issued $125 million of
12.5 percent Senior Secured Notes in 1994. 85.9 percent of the existing Senior Secured Notes were retired in connection with the refinancing in December 1997. The Company has the option to redeem the remaining Senior Secured Discount Notes, in whole or in part, on or after August 1, 1998, at fixed redemption prices equivalent to or in excess of par, plus accrued interest to the date of redemption. The Senior Secured Discount Notes rank pari passu and share collateral and guarantees with the Senior Secured Credit Agreement.

     D. 13.5 Percent Senior Secured Discount Notes -- The Company issued $117.9 million of 13.5 percent Senior Secured Discount Notes in 1994. 99.4 percent of the existing Senior Secured Discount Notes were retired in connection with the refinancing in December 1997. The Company has the option to redeem the remaining Senior Secured Discount Notes, in whole or in part, on or after August 1, 1999, at fixed redemption prices equivalent to or in excess of par, plus accrued interest to the date of redemption. The Senior Secured Discount Notes rank pari passu and share collateral and guarantees with the Senior Secured Credit Agreement.

     E. Term Loan -- The Company retired the Term Loan issued in 1994 in connection with the refinancing.

     F. Note Payable -- The Note Payable of $6.0 million is an unsecured obligation assumed by the Acme Steel Company on May 29, 1986 as a result of the reorganization of The Interlake Corporation. The assumed debt was incurred in connection with the financing of certain facilities which were retained by the Company in the Spin-Off. The Note Payable bears an interest rate of 6.5 percent to 6.75 percent and principal payments are due in varying installments from 1998-2008.

     G. Environmental Improvement Bonds -- The Environmental Improvement Bonds were issued in April and September of 1996, with the Company receiving gross proceeds of $11.3 million and $8.6 million at interest rates of 7.95 percent and
7.90 percent, respectively. The gross proceeds of the Environmental Improvement Bonds were reduced by debt issuance costs of $0.6 million which are being amortized over the lives of the respective notes. The Environmental Improvement Bonds are due April 1, 2025 and April 1, 2024, respectively. The Environmental Improvement Bonds may be redeemed at the option of the Company in whole or in part, on or after April 1, 2006, at fixed redemption prices equivalent to or in excess of par, together with accrued and unpaid interest to the redemption date. The Environmental Improvement Bonds are secured by a lien on certain personal property and fixtures of Acme Steel Company.

     H. Working Capital Facility -- The Company's subsidiaries have a Working Capital Facility agreement through January, 2002 with a group of banks which provides aggregate commitments of $80.0 million secured by the inventories and accounts receivable of the Company's subsidiaries of which approximately $72.0 million was available for borrowing at December 28, 1997 as calculated under the borrowing base calculation. The Company pays an annual commitment fee of one-half of one percent on the unused portion of the Working Capital Facility. Interest on borrowings under the facility are subject at the option of the Company to either LIBOR plus a margin ranging from 1.5 percent to 2.25 percent or prime plus a margin ranging from 0.50 percent to 1.25 percent determined by the Company's consolidated leverage ratio. The Working Capital

                            ACME METALS INCORPORATED

Facility contains certain restrictive financial covenants. The Company and each of its subsidiaries are guarantors of amounts outstanding under the Working Capital Facility.

     The debt instruments contain certain restrictive covenants that limit the Company's ability to incur additional indebtedness, lease property, create liens, pay dividends, repurchase capital stock, engage in transactions with affiliates, purchase or sell assets, make capital expenditures, engage in sale or leaseback transactions and engage in mergers or consolidations.

     The maturities, excluding excess cash flow payments required under the Senior Secured Credit Agreement, during the five years ending December 2002 are as follows: $1.5 million in 1998; $1.2 million in 1999; $1.2 million in 2000; $1.3 million in 2001; and $18.9 million in 2002. Cash flows from operating activities were reduced by cash paid for interest on debt of $35.5 million in 1997, $21.8 million in 1996 and $21.6 million in 1995. Increased cash payments during 1997 for interest were primarily due to $11.9 million of accrued interest paid in connection with the refinancing for the 1994 Notes, the Term Loan and the Working Capital Facility.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

Cash and Cash Equivalents, Short-term Investments and Restricted Cash and Investments

     The carrying value of cash and cash equivalents and short-term investments approximates fair value.

Long-term Debt

     The fair value of the Company's Senior Unsecured Notes, Senior Secured Notes and Senior Secured Discount Notes is determined by using the quoted market price at the end of the reporting period.

     The fair value of the Senior Secured Credit Agreement, the Term Loan Facility, the Term Loan, the Environmental Improvement Bonds and the Note Payable is estimated by calculating the present value of the remaining interest and principal payments on the debt to maturity. The present value of the Term Loan and the Note Payable in 1996 was calculated based upon a discount rate equal to the three month LIBOR rate plus 400 basis points at the end of each reporting period. The present value of the Senior Secured Credit Agreement and the Note Payable in 1997 is calculated based upon a discount rate equal to the base rate plus the current margin. The Environmental Improvement Bonds present value computation uses a discount rate equal to the 30 year U.S. Treasury Bond rate at the end of the reporting period plus or minus the spread between the U.S. Treasury bond rate and the rate negotiated at the inception of the loans.

     The following table presents information on the Company's financial instruments:

                                                                1997                    1996
                                                        --------------------    --------------------
                                                        CARRYING      FAIR      CARRYING      FAIR
                                                         AMOUNT      VALUE       AMOUNT      VALUE
                                                        --------     -----      --------     -----
                                                                       (IN THOUSANDS)
Cash and cash equivalents...........................    $  6,454    $  6,454    $ 33,224    $ 33,224
Short-term investments..............................                              11,817      11,817
Long-term debt
  - Senior Secured Notes............................      17,623      19,209     125,000     135,312
  - Senior Secured Discount Notes...................         669         746     109,155     112,429
  - Term Loan.......................................                              50,000      50,000
  - Note Payable....................................       6,000       5,194       6,000       4,958
  - Environmental Improvement Bonds.................      19,930      22,166      19,930      20,389
  - Senior Unsecured Notes..........................     198,506     197,000
  - Senior Secured Credit Agreement.................     175,000     175,000
  - Other long-term debt............................       2,015       2,015

                            ACME METALS INCORPORATED

STOCK COMPENSATION PLANS:

     The Company has a Fixed Stock Incentive Program which, among other benefits, allows for the granting of stock options and stock awards to its officers and key employees.

     The Company has a 1986 and a 1994 Stock Incentive Program which reserves shares of common stock for issuance to officers and employees of the Company and its subsidiaries. Both Programs provide for the issuance of stock options, stock appreciation rights, stock awards and restricted stock to officers and employees of the Company and its subsidiaries; since inception of the Programs, only stock options and stock awards have been granted. The 1986 Stock Incentive Program, which reserved 1,080,000 shares for issuance, granted 805,700 stock options and 249,925 stock awards, was frozen in 1994. Some of the stock options and stock awards granted under this Program prior to April 1994 are still outstanding. No stock options or stock awards have been granted from this Program since April 1994. The 1994 Stock Incentive Program provided for the reservation of 550,000 shares for issuance; to date, 402,000 stock options and 57,800 stock awards have been granted under this Program in the form of stock options and awards. Through December 28, 1997, a total of 42,100 stock options and stock awards have been canceled and returned to the 1994 Stock Incentive Program for future issuance, leaving a total of 132,300 shares available for issuance. In addition, the Company has a Non-Employee Directors' Stock Option Plan which reserves shares for issuance to non-employee directors of the Company. Each non-employee director is granted 2,000 options at the Annual Meeting of the Board of Directors, commencing April 24, 1997. Under this plan 150,000 shares were reserved for issuance and through December 27, 1997, 22,000 stock options have been granted.

     Under all three plans, the exercise price of stock options is fixed and equals the market value of the stock on the date of grant. Vesting of options granted prior to April 1997 occurs in two equal installments on the first and second anniversaries of the date of grant; vesting of options granted during or after April 1997 occurs in four equal installments on the first four anniversaries of the date of grant. Stock options expire ten years after the date of grant.

     The Company has adopted the disclosure-only provisions of FAS No. 123 "Accounting for Stock-Based Compensation." No compensation cost has been recognized under the provisions of FAS No. 123 for the fixed stock options granted under its Fixed Stock Incentive Program. Had compensation cost for options granted under the program been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of FAS No. 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                                         1997       1996      1995
                                                         ----       ----      ----
                                                              (IN THOUSANDS,
                                                          EXCEPT PER SHARE DATA)
Net income (loss) -- pro-forma.....................    $(77,699)   $2,040    $27,758
Net income (loss) per share -- pro-forma...........    $  (6.68)   $ 0.18    $  2.39

     The fair value of options at the date of grant were estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for option grants in each year:

                                                         1997       1996       1995
                                                         ----       ----       ----
Expected life of options............................    7 years    7 years    7 years
Risk-free interest rate.............................       5.75%      6.00%      6.00%
Expected stock price volatility.....................       42.0%      37.6%      37.6%
Expected dividend yield.............................         --         --         --
Forfeiture rate.....................................         14%        11%        11%

     The assumption regarding the vesting of stock options relating to executive's compensation in 1997, 1996 and 1995 is calculated on a pro-rata basis determined by specific issuance dates. Options granted during the

                            ACME METALS INCORPORATED
years 1997, 1996, 1995, 1994 and 1993 were considered in the appropriate period, using a two-year vesting schedule.

     Option groups outstanding and option life information at December 28, 1997 is as follows:

                                                    OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                          ---------------------------------------    ------------------------------
                                                          WEIGHTED-     WEIGHTED-                      WEIGHTED-
                                                           AVERAGE       AVERAGE                        AVERAGE
               RANGE OF                     OPTIONS      CONTRACTUAL    EXERCISE       OPTIONS          EXERCISE
           EXERCISE PRICES                OUTSTANDING       LIFE          PRICE      EXERCISABLE         PRICE
           ---------------                -----------    -----------    ---------    -----------       ---------
$13.65 to $14.50......................      201,300       5.3 years      $13.95        162,300           $13.99
$16.625 to $17.875....................      347,950       4.3 years      $16.67        228,950           $17.24
$18.75 to $24.25......................      186,100       4.7 years      $22.35        179,100           $22.50
                                            -------                                    -------
                                            735,350                                    570,350
                                            -------                                    -------

     Information regarding stock options outstanding and changes in option activity for the three years ended December 28, 1997 is summarized below:

                                                1997                    1996                    1995
                                        --------------------    --------------------    --------------------
                                                   WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                    AVERAGE                 AVERAGE                 AVERAGE
                                        OPTION     EXERCISE     OPTION     EXERCISE     OPTION     EXERCISE
                                        SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                        ------     ---------    ------     ---------    ------     ---------
Stock options outstanding at
  beginning of year.................    685,150     $17.86      606,950     $17.71      520,700     $17.79
Options granted.....................    127,000     $14.66      105,000     $16.90      108,500     $17.28
Options exercised...................    (10,500)    $13.92      (22,150)    $ 8.37       (7,600)    $14.18
Options canceled....................    (66,300)    $17.84       (4,650)    $21.32      (14,650)    $19.40
                                        -------     ------      -------     ------      -------     ------
Stock options outstanding at end of
  year..............................    735,350     $17.36      685,150     $17.86      606,950     $17.71
                                        -------     ------      -------     ------      -------     ------
Options exercisable at end of
  year..............................    570,350     $17.97      528,650     $18.11      466,450     $17.31
                                        -------     ------      -------     ------      -------     ------
Weighted-average fair value of
  options granted during the year...    $  7.58                 $  8.52                 $  8.84
                                        -------                 -------                 -------

     Compensation cost related to stock awards was $0.2 million in 1997, 1996 and 1995. Stock awards granted in 1997 totaled 15,100 shares at a value of $12.81, $13.88 or $18.125 per share depending on the date of grant. Stock awards granted in 1996 totaled 20,000 shares at a value of $17.25. Stock awards granted in 1995 totaled 22,700 shares at a value of either $17.25 or $18.375 per share, depending on the grant date. The compensation expense for the value of stock awards granted is generally recognized ratably over the vesting period of 5 years except in the case of 4,200 awards granted in 1995 for which the compensation expense for the value of the stock awards is recognized ratably over a vesting period of 3 years.

SHAREHOLDER RIGHTS PLAN:

     On July 15, 1994, the Company adopted a shareholders' rights plan ("Rights Plan") to protect shareholders against unsolicited attempts to acquire control of the Company that do not offer what the Company believes to be an adequate price to all shareholders. Preferred Share Purchase Rights ("Rights") were issued to holders of record of the Company's Common Stock on August 5, 1994, and will expire on August 5, 2004.

     The Rights Plan provides for the issuance of one Right for each outstanding share of the Company's Common Stock on and after August 5, 1994, until expiration. The Rights will become exercisable after the tenth day following the earlier to occur of (i) the date on which public disclosure is made that a person or affiliated persons are the beneficial owner of 15 percent or more of the Company's Common Stock or (ii) the

                            ACME METALS INCORPORATED
commencement or disclosure of intention to commence a tender or exchange offer by a person or affiliated persons which could result in the acquisition by such person or persons of 30 percent or more of the Company's Common Stock. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of the Company's Series A Preferred Share Stock at an exercise price of $80 per one one-hundredth of a share. The purchase price is subject to adjustment, to prevent dilution, in the event of certain merger/business combination situations involving the Company and in the event of other circumstances more specifically described in the Rights Agreement dated as of July 15, 1994 between the Company and First Chicago Trust Company of New York, which was filed in its entirety as Exhibit 1 to the Company's Form 8-A dated August 8, 1994, and to the Company's Form 8-A/A dated August 12, 1994.

COMMITMENTS AND CONTINGENCIES:

     The Company's interest in an iron ore mining joint venture requires payment of its proportionate share of all fixed operating costs, regardless of the quantity of ore received, plus the variable operating costs of minimum ore production for the Company's account. Normally, the Company reimburses the joint venture for these costs through its purchase of ore. During 1997, the Company obtained approximately 37 percent of its iron ore needs from the joint venture.

     The Company's interest in NACME requires Acme to comply with certain tonnage provision guarantees and cost plus return on investment payments. Due to a delay in reaching full operating levels, NACME was not in compliance with certain financial covenants and obtained a waiver and negotiated modification of those covenants under its financing arrangements with its lending institution. The Company expects NACME will meet the requirements of the financial covenants. However, there are no assurances NACME will achieve such compliance, or, if it fails to do so, that it will be able to negotiate further waivers or amendments of its covenants. Currently, the Company is unable to determine whether such failure would have an adverse effect on Acme's operations.

     During 1994, the Company entered into a turnkey contract with Raytheon Engineers & Constructors, Inc. ("Raytheon") to build the New Facility at its steel making facilities located in Riverdale, Illinois. Based on the turnkey contract without taking into account financing costs, internally generated costs directly related to the New Facility or additional changes that may be requested by Acme during construction, management estimates the cost of the New Facility, including ancillary facilities, construction, general contractor fees and certain other project costs that will be paid by the Company will approximate $400 million.

     The Company has long term operating lease commitments, principally for building space for its Alpha Tube Subsidiary and for various computer hardware and software. A current lease agreement relating to building space for the Alpha Tube subsidiary contains provisions for the Company to guarantee the lessor a recovery of a fixed percentage of its interest in the property upon termination of the lease. In the event the Company does not maintain compliance with financial covenants which are consistent with those of the Working Capital Facility, the Company could be required to purchase the lessors' interest in the property. Lease terms cover periods from 3 to 6 years. Rental expense under operating lease agreements amounted to $3.0 million in 1997, $1.4 million in 1996, and $1.2 million in 1995. The approximate minimum rental commitments under noncancelable leases at December 28, 1997 were as follows: 1998 $3.2 million; 1999 $2.8 million; 2000 $1.5 million; 2001 $1.1 million; and 2002 $12.5 million.

     The Company is subject to various Federal, state and local environmental statutes and regulations which provide a comprehensive program for controlling the release of materials into the environment and require responsible parties to remediate certain waste disposal sites. In addition, various health and safety statutes and regulations apply to the work-place environment. Administrative, civil and criminal penalties may be applicable for failure to comply with these laws. These environmental laws and regulations are subject to periodic revision and modification. The United States Environmental Protection Agency, for example, is currently evaluating changes to the National Air Quality Standards for particulate matter and ozone.

                            ACME METALS INCORPORATED

     From time to time, the Company is also involved in administrative proceedings involving the issuance, or renewal, of environmental permits relating to the conduct of its business. The final issuance of these permits have been resolved on terms satisfactory to the Company; and, in the future, the Company expects such permits will similarly be resolved on satisfactory terms.

     Although management believes it will be required to make further expenditures for pollution abatement facilities in future years, because of the continuous revision of these regulatory and statutory requirements, the Company is not able to reasonably estimate the specific pollution abatement requirements, the amount or timing of such expenditures to maintain compliance with these environmental laws. While such expenditures in future years may be substantial, management does not presently expect they will have a material adverse effect on the Company's future ability to compete within its markets.

     In those cases where the Company has been identified as a Potentially Responsible Party ("PRP") or is otherwise made aware of a possible exposure to incur costs associated with an environmental matter, management determines (i) whether, in fact, the Company has been properly named or is otherwise obligated,
(ii) the extent to which the Company may be responsible for costs associated with the site in question, (iii) an assessment as to whether another party may be responsible under various indemnification agreements or insurance policies the Company is a party to, and (iv) an estimate, if one can be made, of the costs associated with the clean-up efforts or settlement costs. It is the Company's policy to make provisions for environmental clean-up costs at the time that a reasonable estimate can be made. In December 1997 and 1996, the Company had recorded reserves of $1.0 million and $0.2 million, respectively, for environmental clean-up matters. While it is not possible to predict the ultimate costs of resolving environmental related issues facing the Company, based upon information currently available, they are not expected to have a material effect on the consolidated financial condition or results of operations of the Company.

     In connection with the Company's Spin-Off from Interlake on May 29, 1986, Acme entered into certain indemnification agreements with Interlake. Pursuant to the terms of the indemnification agreements, Interlake undertook to defend, indemnify and hold Acme harmless from any claims, as defined, relating to Acme operations or predecessor operations occurring before May 29, 1986, the inception of Acme. The indemnification agreements cover certain environmental matters including certain litigation and Superfund sites in Duluth, Minnesota and Gary, Indiana for which either Interlake or Acme's predecessor operations have been named as defendants or PRP's, as applicable. To date, Interlake has met its obligations under the indemnification agreements and has provided the defense and paid all costs related to these environmental matters. The Company does not have sufficient information to determine the potential liability, if any, for the matters covered by the indemnification agreements in the event Interlake fails to meet its obligations thereunder in the future. In the event that Interlake, for any reason, was unable to fulfill its obligations under the indemnification agreements, the Company could have increased future obligations which could be significant.

     Also in connection with the Spin-Off from Interlake, Acme entered into a Tax Indemnification Agreement ("TIA") which generally provides for Interlake to indemnify Acme for certain tax matters. While certain issues have been negotiated and settled between the Company, Interlake and the Internal Revenue Service, certain significant issues for the tax years beginning in 1982 through 1986 remain unresolved.

     On March 17, 1994, Acme received a Statutory Notice of Deficiency ("Notice") in the amount of $16.9 million in tax as a result of the Internal Revenue Service's examination of the 1982-1984 tax years. During 1997 Interlake and the Internal Revenue Service settled significantly all issues that created the additional tax, reducing the additional tax to $5.1 million. Substantial interest could also be due (potentially in an amount greater than the tax claimed). The taxes claimed relate principally to adjustments for which Acme is indemnified by Interlake pursuant to the TIA. The Company has adequate reserves to cover that portion for which it believes it may be responsible per the TIA. To date, Interlake has met its obligations under the TIA

                            ACME METALS INCORPORATED
with respect to all covered matters. In the event that Interlake, for any reason, were unable to fulfill its obligations under the TIA, the Company could have increased future obligations.

     The Company's subsidiaries also have various litigation matters pending which arise out of the ordinary course of their businesses. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position of the Company.

BUSINESS SEGMENTS:

     The Company presents its operations in two segments, Steel Making and Steel Fabricating.

     Steel Making operations include the manufacture of sheet, strip and semifinished steel in low-, mid-, and high-carbon alloy and specialty grades. Principal markets include agricultural, automotive, industrial equipment, industrial fasteners, welded steel tubing, processor and tool manufacturing industries.

     The Steel Fabricating segment processes and distributes steel strapping, strapping tools and industrial packaging (Acme Packaging Corporation), welded steel tubing (Alpha Tube Corporation) and auto and light truck jacks (Universal Tool & Stamping Company, Inc.). The Steel Fabricating segment sells to a number of markets.

     All sales between segments are recorded at current market prices. Income from operations consists of total sales less operating expenses. Operating expenses include an allocation of expenses incurred at the Corporate Office that are considered by the Company to be operating expenses of the segments rather than general corporate expenses. Income from operations does not include other non-operating income or expense, interest income or expense, income taxes, extraordinary items, or a cumulative effect of a change in accounting principle. Identifiable assets are those that are associated with each business segment. Corporate assets are principally cash and cash equivalents, short-term investments and restricted cash, other investments and income tax assets.

     The products and services of the Steel Making and Steel Fabricating segments are distributed through their own respective sales organizations which have sales offices at various locations in the United States. Export sales are insignificant for the years presented.

                            ACME METALS INCORPORATED

                              SEGMENT INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                       FOR THE FISCAL YEARS
                                                                ----------------------------------
                                                                  1997        1996         1995
                                                                --------    ---------    ---------
Net Sales:
  Steel Making
     Sales to unaffiliated customers........................    $202,331    $ 222,642    $ 234,903
     Intersegment sales.....................................      97,233      112,700      121,929
                                                                --------    ---------    ---------
                                                                 299,564      335,342      356,832
  Steel Fabricating
     Sales to unaffiliated customers........................     285,699      275,600      286,716
     Intersegment sales.....................................         984        1,553        1,703
                                                                --------    ---------    ---------
                                                                 286,683      277,153      288,419
     Eliminations...........................................     (98,217)    (114,253)    (123,632)
                                                                --------    ---------    ---------
       Total................................................    $488,030    $ 498,242    $ 521,619
                                                                ========    =========    =========
Income (loss) from Operations:
     Steel Making...........................................    $(61,897)   $ (14,921)   $  28,461
     Steel Fabricating......................................      26,840       19,957       20,351
                                                                --------    ---------    ---------
       Total................................................    $(35,057)   $   5,036    $  48,812
                                                                ========    =========    =========
Identifiable Assets:
  Steel Making..............................................    $685,712    $ 660,672    $ 495,338
  Steel Fabricating.........................................      95,100      107,652      115,332
  Corporate.................................................      48,269       37,425      144,073
                                                                --------    ---------    ---------
       Total................................................    $829,081    $ 805,749    $ 754,743
                                                                ========    =========    =========
Depreciation:
  Steel Making..............................................    $ 35,511    $  12,572    $   9,749
  Steel Fabricating.........................................       3,883        3,696        3,747
  Corporate.................................................          16          323          117
                                                                --------    ---------    ---------
       Total................................................    $ 39,410    $  16,591    $  13,613
                                                                ========    =========    =========
Capital Expenditures:
  Steel Making..............................................    $ 34,861    $ 195,297    $ 238,177
  Steel Fabricating.........................................      11,053        3,778        6,078
  Corporate.................................................          15           47          119
                                                                --------    ---------    ---------
       Total................................................    $ 45,929    $ 199,122    $ 244,374
                                                                ========    =========    =========
Operating Data (in tons)
  Steel production (hot band)...............................     749,526      685,595      672,610
  Steel shipments (flat roll)...............................     629,212      611,882      619,052

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

GUARANTOR'S FINANCIAL STATEMENTS:

     In December 1997, Acme Metals Incorporated, as issuer, and Acme Steel Company, a wholly owned subsidiary of the Company, as guarantor, entered into an offering pursuant to which $200 million of 10.875 percent Senior Unsecured Notes due 2007 were offered pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"). The Company intends to register the Senior Unsecured Notes under the Act.

     Following is consolidating condensed financial information pertaining to the Company and its subsidiary guarantor and its subsidiary nonguarantors.

                                                       FOR THE YEAR ENDED DECEMBER 28, 1997
                                        -------------------------------------------------------------------
                                                   SUBSIDIARY    SUBSIDIARY                       TOTAL
                                         PARENT    GUARANTOR    NONGUARANTORS   ELIMINATIONS   CONSOLIDATED
                                         ------    ----------   -------------   ------------   ------------
NET SALES.............................  $          $ 299,564      $286,683        $(98,217)      $488,030
COST AND EXPENSES.....................               342,684       239,412         (98,217)       483,879
                                        --------   ---------      --------        --------       --------
Gross Profit..........................               (43,120)       47,271                          4,151
Selling and administrative............                18,777        20,431                         39,208
                                        --------   ---------      --------        --------       --------
Operating income (loss)...............               (61,897)       26,840                        (35,057)
Net interest income (expense) and
  other...............................    16,860     (54,493)       (3,952)                       (41,585)
                                        --------   ---------      --------        --------       --------
Income (loss) before income taxes,
  extraordinary loss and cumulative
  effect of a change in accounting
  principle...........................    16,860    (116,390)       22,888                        (76,642)
Income tax provision (benefit)........     6,415     (44,235)        8,696                        (29,124)
                                        --------   ---------      --------        --------       --------
                                          10,445     (72,155)       14,192                        (47,518)
Extraordinary loss, net of tax........   (23,411)                                                 (23,411)
Cumulative effect of a change in
  accounting principle, net of tax....                (4,821)       (1,455)                        (6,276)
                                        --------   ---------      --------        --------       --------
Net income (loss) before equity
  adjustment..........................   (12,966)    (76,976)       12,737                        (77,205)
Equity loss in subsidiaries...........   (64,239)                                   64,239
                                        --------   ---------      --------        --------       --------
Net income (loss).....................  $(77,205)  $ (76,976)     $ 12,737        $ 64,239       $(77,205)
                                        ========   =========      ========        ========       ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                            FOR THE YEAR ENDED DECEMBER 29, 1996
                                         ---------------------------------------------------------------------------
                                                                      SUBSIDIARY
                                                      SUBSIDIARY         NON                               TOTAL
                                         PARENT       GUARANTOR       GUARANTORS      ELIMINATIONS      CONSOLIDATED
                                         ------       ----------      ----------      ------------      ------------
NET SALES............................                  $335,342        $277,153        $(114,253)         $498,242
COST AND EXPENSES....................                   325,326         236,704         (114,253)          447,777
                                         ------        --------        --------        ---------          --------
Gross profit.........................                    10,016          40,449                             50,465
Training and Pre-Start-up -- New
  Facility...........................                     9,933                                              9,933
Selling and administrative...........                    15,004          20,492                             35,496
                                         ------        --------        --------        ---------          --------
Operating income (loss)..............                   (14,921)         19,957                              5,036
Net interest income (expense) and
  other..............................     9,903          (7,461)         (2,385)                                57
                                         ------        --------        --------        ---------          --------
Income (loss) before income taxes....     9,903         (22,382)         17,572                              5,093
Income tax provision (benefit).......     4,106          (8,850)          7,170                              2,426
                                         ------        --------        --------        ---------          --------
Net income (loss) before equity
  adjustment.........................     5,797         (13,532)         10,402                              2,667
Equity loss in subsidiaries..........    (3,130)                                           3,130
                                         ------        --------        --------        ---------          --------
Net income (loss)....................    $2,667        $(13,532)       $ 10,402        $   3,130          $  2,667
                                         ======        ========        ========        =========          ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                        ---------------------------------------------------------------------------
                                                                     SUBSIDIARY
                                                     SUBSIDIARY         NON                               TOTAL
                                        PARENT       GUARANTOR       GUARANTORS      ELIMINATIONS      CONSOLIDATED
                                        ------       ----------      ----------      ------------      ------------
NET SALES...........................    $             $356,832        $288,419        $(123,632)         $521,619
COST AND EXPENSES...................                   314,517         246,286         (123,632)          437,171
                                        -------       --------        --------        ---------          --------
Gross profit........................                    42,315          42,133                             84,448
Selling and administrative..........                    13,854          21,782                             35,636
                                        -------       --------        --------        ---------          --------
Operating income....................                    28,461          20,351                             48,812
Net interest income (expense) and
  other.............................     (1,571)          (818)         (2,288)                            (4,677)
                                        -------       --------        --------        ---------          --------
Income (loss) before income taxes...     (1,571)        27,643          18,063                             44,135
Income tax provision (benefit)......     (1,415)        10,599           6,705                             15,889
                                        -------       --------        --------        ---------          --------
Net income (loss) before equity
  adjustment........................       (156)        17,044          11,358                             28,246
Equity income in subsidiaries.......     28,402                                         (28,402)
                                        -------       --------        --------        ---------          --------
Net income..........................    $28,246       $ 17,044        $ 11,358        $ (28,402)         $ 28,246
                                        =======       ========        ========        =========          ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 28, 1997
                                      ----------------------------------------------------------------
                                                              SUBSIDIARY
                                                 SUBSIDIARY      NON                         TOTAL
                                       PARENT    GUARANTOR    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                      --------   ----------   ----------   ------------   ------------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........  $          $   3,016     $  3,438      $              $  6,454
  Accounts receivable, net..........                33,154       26,492                       59,646
  Income tax receivable.............    24,936                                                24,936
  Inventories.......................                58,657       23,990        (1,017)        81,630
  Net assets held for sale..........                              3,808                        3,808
  Deferred income taxes.............    14,082                                                14,082
  Other current assets..............       614       1,145          128                        1,887
  Due to (from) affiliates..........   460,541    (434,649)     (26,909)        1,017
                                      --------   ---------     --------      --------       --------
          Total current assets......   500,173    (338,677)      30,947                      192,443
                                      --------   ---------     --------      --------       --------
INVESTMENTS AND OTHER ASSETS:
  Investments in associated
     companies......................    60,882      17,395                    (60,882)        17,395
  Other assets......................    14,629       4,391        1,337                       20,357
  Deferred income taxes.............    48,536                                                48,536
                                      --------   ---------     --------      --------       --------
          Total investments and
            other assets............   124,047      21,786        1,337       (60,882)        86,288
                                      --------   ---------     --------      --------       --------
PROPERTY, PLANT AND EQUIPMENT.......       217     522,096       28,037                      550,350
                                      --------   ---------     --------      --------       --------
                                      $624,437   $ 205,205     $ 60,321      $(60,882)      $829,081
                                      ========   =========     ========      ========       ========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses.......................  $  5,157   $  79,310     $ 14,333      $              $ 98,800
  Current installments of long-term
     debt...........................     1,000         500                                     1,500
                                      --------   ---------     --------      --------       --------
          Total current
            liabilities.............     6,157      79,810       14,333                      100,300
                                      --------   ---------     --------      --------       --------
LONG-TERM LIABILITIES:
  Long-term debt....................   412,743      10,500                                   423,243
  Other long-term liabilities.......    14,939       2,852                                    17,791
  Postretirement benefits other than
     pensions.......................     1,731      79,803       14,280                       95,814
  Retirement benefit plans..........     2,524       4,186       (1,120)                       5,590
                                      --------   ---------     --------      --------       --------
          Total long-term
            liabilities.............   431,937      97,341       13,160                      542,438
                                      --------   ---------     --------      --------       --------
SHAREHOLDERS' EQUITY:...............   186,343      28,054       32,828       (60,882)       186,343
                                      --------   ---------     --------      --------       --------
                                      $624,437   $ 205,205     $ 60,321      $(60,882)      $829,081
                                      ========   =========     ========      ========       ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 29, 1996
                                            ----------------------------------------------------------------
                                                                    SUBSIDIARY
                                                       SUBSIDIARY      NON                         TOTAL
                                             PARENT    GUARANTOR    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             ------    ----------   ----------   ------------   ------------
                                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............  $ 24,306    $  6,307     $ 2,611      $               $ 33,224
  Short-term investments..................    11,817                                                11,817
  Accounts receivable, net................       439      22,162      29,901                        52,502
  Inventories.............................                47,394      22,396           (906)        68,884
  Deferred income taxes...................    14,957                                                14,957
  Other current assets....................       609         662         182                         1,453
  Due to (from) affiliates................   436,651    (419,369)    (18,188)           906              0
                                            --------    --------     -------      ---------       --------
          Total current assets............   488,779    (342,844)     36,902                       182,837
                                            ========    ========     =======      =========       ========
INVESTMENTS AND OTHER ASSETS:
  Investments in associated companies.....    66,025      17,862                    (66,025)        17,862
  Other assets............................    12,589       5,278       1,161                        19,028
  Deferred income taxes...................    25,297                                                25,297
                                            --------    --------     -------      ---------       --------
          Total investments and other
            assets........................   103,911      23,140       1,161        (66,025)        62,187
                                            --------    --------     -------      ---------       --------
PROPERTY, PLANT AND EQUIPMENT.............       218     531,549      28,958                       560,725
                                            --------    --------     -------      ---------       --------
                                            $592,908    $211,845     $67,021      $ (66,025)      $805,749
                                            ========    ========     =======      =========       ========
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...  $ 10,500    $ 87,820     $15,442      $               $113,762
  Income taxes payable....................     2,178                                                 2,178
                                            --------    --------     -------      ---------       --------
          Total current liabilities.......    12,678      87,820      15,442                       115,940
                                            --------    --------     -------      ---------       --------
LONG-TERM LIABILITIES:
  Long-term debt..........................   304,085       6,000                                   310,085
  Other long-term liabilities.............     2,614      10,641        (229)                       13,026
  Postretirement benefits other than
     pensions.............................     1,655      78,009      13,583                        93,247
  Retirement benefit plans................    11,175       1,575                                    12,750
                                            --------    --------     -------      ---------       --------
          Total long-term liabilities.....   319,529      96,225      13,354                       429,108
                                            --------    --------     -------      ---------       --------
SHAREHOLDERS' EQUITY:.....................   260,701      27,800      38,225        (66,025)       260,701
                                            --------    --------     -------      ---------       --------
                                            $592,908    $211,845     $67,021      $ (66,025)      $805,749
                                            ========    ========     =======      =========       ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                            FOR THE YEAR ENDED DECEMBER 28, 1997
                                            ---------------------------------------------------------------------
                                                                       SUBSIDIARY
                                                         SUBSIDIARY       NON                           TOTAL
                                             PARENT      GUARANTOR     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                             ------      ----------    ----------    ------------    ------------
NET CASH FLOWS (USED FOR) PROVIDED BY
  OPERATING ACTIVITIES...................   $     521    $ (79,760)    $  18,527      $               $ (60,712)
                                            ---------    ---------     ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales and/or maturities of investments,
    net of purchases.....................      11,817                                                    11,817
  Capital expenditures...................         (16)     (31,362)       (9,038)                       (40,416)
                                            ---------    ---------     ---------      ---------       ---------
  Net cash (used for) provided by
    investing activities.................      11,801      (31,362)       (9,038)                       (28,599)
                                            ---------    ---------     ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from 10.875 percent Senior
    Unsecured Notes, net of discount.....     198,502                                                   198,502
  Proceeds from Senior Secured Credit
    Agreement............................     175,000                                                   175,000
  Redemption of 13.5 percent Senior
    Secured Discount Notes...............    (117,289)                                                 (117,289)
  Redemption of 12.5 percent Senior
    Secured Notes........................    (107,377)                                                 (107,377)
  Debt redemption costs..................     (29,947)                                                  (29,947)
  Payment of Term Loan...................     (50,000)                                                  (50,000)
  Borrowings under revolving credit
    agreement............................                  134,250       134,750                        269,000
  Repayments of revolving credit
    agreement............................                 (129,250)     (134,750)                      (264,000)
  Intercompany cash transactions.........    (112,469)     102,831         9,638                             --
  Debt issuance costs and fees...........     (11,630)                                                  (11,630)
  Payment of intercompany dividend.......      18,300                    (18,300)
  Exercise of stock options and other....         282                                                       282
                                            ---------    ---------     ---------      ---------       ---------
  Net cash (used for) provided by
    financing activities.................     (36,628)     107,831        (8,662)                        62,541
                                            ---------    ---------     ---------      ---------       ---------
  Net increase (decrease) in cash and
    cash equivalents.....................     (24,306)      (3,291)          827                        (26,770)
  Cash and cash equivalents at beginning
    of period............................      24,306        6,307         2,611                         33,224
                                            ---------    ---------     ---------      ---------       ---------
  Cash and cash equivalents at end of
    period...............................   $            $   3,016     $   3,438      $               $   6,454
                                            =========    =========     =========      =========       =========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                          FOR THE YEAR ENDED DECEMBER 29, 1996
                                          ---------------------------------------------------------------------
                                                                     SUBSIDIARY
                                                       SUBSIDIARY       NON                           TOTAL
                                           PARENT      GUARANTOR     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                           ------      ----------    ----------    ------------    ------------
NET CASH FLOWS PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES................    $  26,130    $   6,208      $ 13,696      $               $  46,034
                                          ---------    ---------      --------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales and/or maturities of
     investments, net of purchases....      122,244                                                   122,244
  Investment in associated
     companies........................                    (1,750)                                      (1,750)
  Capital expenditures................          (47)    (202,231)       (3,778)                      (206,056)
                                          ---------    ---------      --------      ---------       ---------
  Net cash (used for) provided by
     investing activities.............      122,197     (203,981)       (3,778)                       (85,562)
                                          ---------    ---------      --------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Environmental
     Improvement Bonds, net of
     discount.........................       19,873                                                    19,873
  Intercompany cash transactions......     (237,630)     229,925         7,705                             --
  Debt issuance costs and fees........         (550)                                                     (550)
  Exercise of stock options and
     other............................          386                                                       386
  Intercompany dividend payment.......       49,000      (33,000)      (16,000)
                                          ---------    ---------      --------      ---------       ---------
  Net cash (used for) provided by
     financing activities.............     (168,921)     196,925        (8,295)                        19,709
                                          ---------    ---------      --------      ---------       ---------
  Net increase (decrease) in cash and
     cash equivalents.................      (20,594)        (848)        1,623                        (19,819)
  Cash and cash equivalents at
     beginning of period..............       44,900        7,155           988                         53,043
                                          ---------    ---------      --------      ---------       ---------
  Cash and cash equivalents at end of
     period...........................    $  24,306    $   6,307      $  2,611      $               $  33,224
                                          =========    =========      ========      =========       =========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                          FOR THE YEAR ENDED DECEMBER 31, 1995
                                          ---------------------------------------------------------------------
                                                                     SUBSIDIARY
                                                       SUBSIDIARY       NON                           TOTAL
                                           PARENT      GUARANTOR     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                           ------      ----------    ----------    ------------    ------------
NET CASH FLOWS PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES................    $   9,513    $  31,846      $18,182       $               $  59,541
                                          ---------    ---------      -------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales and/or maturities of
     investments, net of purchases....      143,720                                                   143,720
  Investment in associated
     companies........................                    (1,754)                                      (1,754)
  Capital expenditures................         (119)    (219,316)      (6,078)                       (225,513)
                                          ---------    ---------      -------       ---------       ---------
  Net cash (used for) provided by
     investing activities.............      143,601     (221,070)      (6,078)                        (83,547)
                                          ---------    ---------      -------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Intercompany cash transactions......     (146,983)     169,072      (22,089)                             --
  Exercise of stock options and
     other............................          410                                                       410
                                          ---------    ---------      -------       ---------       ---------
  Net cash provided by (used for)
     financing activities.............     (146,573)     169,072      (22,089)                            410
                                          ---------    ---------      -------       ---------       ---------
  Net increase (decrease) in cash and
     cash equivalents.................        6,541      (20,152)      (9,985)                        (23,596)
  Cash and cash equivalents at
     beginning of period..............       38,359       27,307       10,973                          76,639
                                          ---------    ---------      -------       ---------       ---------
  Cash and cash equivalents at end of
     period...........................    $  44,900    $   7,155      $   988       $               $  53,043
                                          =========    =========      =======       =========       =========

                         QUARTERLY RESULTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FIRST       SECOND      THIRD       FOURTH
                                                        QUARTER     QUARTER     QUARTER     QUARTER
----------------------------------------------------------------------------------------------------
1997
  Net Sales.........................................    $125,331    $123,471    $115,250    $123,978
  Gross margin......................................      (4,317)        846         286       7,336
  Net loss..........................................     (15,867)    (12,753)    (10,540)    (38,045)
  Net loss per share................................       (1.36)      (1.10)      (0.91)      (3.27)
  Net loss before extraordinary loss and accounting
     change.........................................     (15,867)    (12,753)    (10,540)     (8,358)
  Net loss per share before extraordinary loss and
     accounting change..............................    $  (1.36)   $  (1.10)   $  (0.91)   $  (0.72)
----------------------------------------------------------------------------------------------------
1996
  Net Sales.........................................    $125,865    $127,268    $125,174    $119,935
  Gross profit......................................      14,445      14,257      16,345       5,418
  Net income (loss).................................       3,436       3,190       2,859      (6,818)
  Net income (loss) per share.......................    $   0.30    $   0.27    $   0.25    $  (0.59)
----------------------------------------------------------------------------------------------------
1995
  Net Sales.........................................    $131,548    $136,171    $122,211    $131,689
  Gross profit......................................      23,132      25,140      17,911      18,265
  Net income........................................       8,046       8,781       5,256       6,163
  Net income per share..............................    $   0.69    $   0.75    $   0.45    $   0.53
----------------------------------------------------------------------------------------------------

     The first quarter of 1995 includes a $1.6 million gain on the sale of the Company's interest in Virginia coal properties.

     The first quarter of 1998 includes a $12.0 million gain on the sale of its wholly owned subsidiary universal tool and stamping.

        SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (DOLLARS IN THOUSANDS)

                                                                  ADDITIONS
                                                           ------------------------
                                             BALANCE AT    CHARGED TO    CHARGED TO                     BALANCE
                                             BEGINNING     COSTS AND       OTHER                        AT END
               FISCAL YEAR                    OF YEAR       EXPENSES      ACCOUNTS     DEDUCTIONS       OF YEAR
               -----------                   ----------    ----------    ----------    ----------       -------
1997
  Allowance for doubtful accounts
     receivable..........................      $1,320         $ 61          $100(a)      $(185)(b)      $1,296
                                               ======         ====          ====         =====          ======
1996
  Allowance for doubtful accounts
     receivable..........................      $1,335         $144          $ 12(a)      $(171)(b)      $1,320
                                               ======         ====          ====         =====          ======
1995
  Allowance for doubtful accounts
     receivable..........................      $1,301         $123          $ 60(a)      $(149)(b)      $1,335
                                               ======         ====          ====         =====          ======

-------------------------
(a) Consists principally of recoveries of accounts charged off in prior years.

(b) Uncollectible accounts charged off.

                            ACME METALS INCORPORATED

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FOR THE THREE MONTHS ENDED
                                                                --------------------------
                                                                 MARCH 29,      MARCH 30,
                                                                   1998           1997
                                                                 ---------      ---------
NET SALES...................................................    $  144,996     $  125,331
COSTS AND EXPENSES:
  Cost of products sold.....................................       129,899        119,609
  Depreciation expense......................................         9,259         10,039
                                                                ----------     ----------
Gross margin................................................         5,838         (4,317)
  Selling and administrative expense........................         9,872         10,192
                                                                ----------     ----------
Operating loss..............................................        (4,034)       (14,509)
NON-OPERATING INCOME (EXPENSE):
  Interest expense..........................................       (10,937)        (9,870)
  Interest income...........................................           139            353
  Other -- net..............................................        12,257            (15)
                                                                ----------     ----------
Loss before income taxes....................................        (2,575)       (24,041)
Income tax benefit..........................................          (900)        (8,174)
                                                                ----------     ----------
Net loss....................................................    $   (1,675)    $  (15,867)
                                                                ==========     ==========
LOSS PER SHARE:
BASIC:
  Net loss..................................................    $    (0.14)    $    (1.36)
  Weighted average outstanding shares.......................    11,680,164     11,661,447
                                                                ==========     ==========
DILUTED:
  Net loss..................................................    $    (0.14)    $    (1.36)
                                                                ----------     ----------
  Weighted average outstanding shares.......................    11,680,164     11,661,447
                                                                ==========     ==========

    The accompanying notes are an integral part of this financial statement.

                            ACME METALS INCORPORATED

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                MARCH 29,    DECEMBER 28,
                                                                  1998           1997
                                                                ---------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  14,669     $   6,454
  Accounts receivable trade, less allowances of $1,305, and
     $1,296, respectively ..................................       68,785        59,646
  Inventories...............................................       64,408        81,630
  Income tax receivable.....................................        1,252        24,936
  Net assets held for sale..................................                      3,808
  Deferred income taxes.....................................       14,082        14,082
  Other current assets......................................        2,563         1,887
                                                                ---------     ---------
       Total current assets.................................      165,759       192,443
                                                                ---------     ---------
INVESTMENTS AND OTHER ASSETS:
  Investments in associated companies.......................       17,774        17,395
  Restricted cash and investments...........................       17,361
  Other assets..............................................       20,539        20,357
  Deferred income taxes.....................................       49,438        48,536
                                                                ---------     ---------
       Total investments and other assets...................      105,112        86,288
                                                                ---------     ---------
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment.............................      856,598       854,445
  Construction in progress..................................       13,765         9,747
  Accumulated depreciation..................................     (323,118)     (313,842)
                                                                ---------     ---------
       Total property, plant and equipment..................      547,245       550,350
                                                                ---------     ---------
                                                                $ 818,116     $ 829,081
                                                                =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $  51,109     $  64,691
  Accrued expenses..........................................       41,105        34,109
  Current installments of long-term debt....................        1,500         1,500
                                                                ---------     ---------
       Total current liabilities............................       93,714       100,300
                                                                ---------     ---------
LONG-TERM LIABILITIES:
  Long-term debt............................................      419,433       423,243
  Other long-term liabilities...............................       17,739        17,791
  Postretirement benefits other than pensions...............       96,548        95,814
  Retirement benefit plans..................................        5,550         5,590
                                                                ---------     ---------
       Total long-term liabilities..........................      539,270       542,438
                                                                ---------     ---------
Commitments and contingencies
SHAREHOLDERS' EQUITY:
  Preferred stock, $1 par value, 2,000,000 shares
     authorized, no shares issued Common stock, $1 par
     value, 20,000,000 shares authorized, 11,680,164 and
     11,627,380 shares issued and outstanding,
     respectively...........................................       11,680        11,627
  Additional paid-in capital................................      166,017       165,608
  Retained earnings.........................................       19,754        21,427
  Accumulated other comprehensive loss......................      (12,319)      (12,319)
                                                                ---------     ---------
       Total shareholders' equity...........................      185,132       186,343
                                                                ---------     ---------
                                                                $ 818,116     $ 829,081
                                                                =========     =========

         The accompanying notes are an integral part of this statement.

                            ACME METALS INCORPORATED

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                       FOR THE
                                                                  THREE MONTHS ENDED
                                                                ----------------------
                                                                MARCH 29,    MARCH 30,
                                                                  1998         1997
                                                                ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $  (1,675)   $(15,867)
     ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FROM
      OPERATING ACTIVITIES:
       Gain on sale of net assets held for sale.............      (12,000)
       Depreciation.........................................        9,466      10,151
       Deferred income taxes................................         (900)     (8,174)
       Accretion of Senior Discount Notes...................                    3,638
     CHANGE IN OPERATING ASSETS AND LIABILITIES:
       Accounts receivable..................................       (5,656)     (1,508)
       Income tax receivable................................       23,684
       Inventories..........................................       18,526       3,233
       Accounts payable.....................................      (11,939)    (12,713)
       Other current accounts...............................        4,756      (5,816)
       Other, net...........................................       (1,313)      3,191
                                                                ---------    --------
     Net cash (used for) provided by operating activities...       22,949     (23,865)
                                                                ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments..................................                     (331)
  Sales and/or maturities of investments....................                    6,690
  Reclassification of restricted cash.......................      (17,361)
  Capital expenditures......................................       (3,352)     (2,902)
  Capital expenditures -- New Facility......................       (7,233)     (4,330)
                                                                ---------    --------
  Net cash used for investing activities....................      (27,946)       (873)
                                                                ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of long term debt.................................         (250)
  Proceeds from net assets held for sale....................       18,000
  Borrowings under revolving credit line agreement..........      129,750
  Repayments of revolving credit line agreement.............     (134,750)
  Exercise of stock options and other.......................          462         355
                                                                ---------    --------
  Net cash provided by financing activities.................       13,212         355
                                                                ---------    --------
  Net (decrease) increase in cash and cash equivalents......        8,215     (24,383)
  Cash and cash equivalents at beginning of period..........        6,454      33,224
                                                                ---------    --------
  Cash and cash equivalents at end of period................    $  14,669    $  8,841
                                                                =========    ========

         The accompanying notes are an integral part of this statement.

                            ACME METALS INCORPORATED

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION:

     The accompanying consolidated financial statements for the periods ended March 29, 1998 and March 30, 1997 are unaudited. The statements should be read in conjunction with the audited financial statements included in the Company's 1997 Annual Report on Form 10-K. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such financial statements have been included. The financial statements have been subjected to a limited review by Price Waterhouse LLP, the Company's independent accountants, whose report appears on page 11 of this filing. Such report is not a "report" or "part of the Registration Statement" within the meaning of Sections 7 and 11 of the Securities Act of 1933 and the liability provisions of Section 11 of such Act do not apply.

     The Company's fiscal year ends on December 27, 1998 and will contain 52 weeks. First quarter results for 1998 and 1997 cover 13-week periods.

SEGMENT INFORMATION:

     The Company presents its operations in two segments, Steel Making and Steel Fabricating.

     Steel Making operations include the manufacture of sheet, strip and semifinished steel in low-, mid-, and high-carbon, alloy and special grades. Principal markets include agricultural, automotive, industrial equipment, industrial fasteners, welded steel tubing, processor and tool manufacturing industries.

     The Steel Fabricating Segment processes and distributes steel strapping, strapping tools and industrial packaging (Acme Packaging Corporation), welded steel tube (Alpha Tube Corporation) and auto and light truck jacks (Universal Tool & Stamping Company, Inc.) (see footnote entitled "Sale of Universal Tool & Stamping Company, Inc."). The Steel Fabricating Segment sells to a number of markets.

     All sales between segments are recorded at contractual prices determined on an annual basis and reviewed periodically to reflect current market conditions. Income from operations consists of total sales less operating expenses. Operating expenses include an allocation of expenses incurred at the Corporate Office that are considered by the Company to be operating expenses of the Segments rather than general corporate expenses. Income from operations does not include other non-operating income or expense, interest income or expense, or income taxes, or extraordinary items.

                            ACME METALS INCORPORATED

     The products and services of the Steel Making and Steel Fabricating Segments are distributed through their own respective sales organizations which have sales offices at various locations in the United States. Export sales are insignificant for the periods presented.

                                                                       FOR THE
                                                                  THREE MONTHS ENDED
                                                                ----------------------
                                                                MARCH 29,    MARCH 30,
                                                                  1998         1997
                                                                ---------    ---------
                                                                (DOLLARS IN THOUSANDS,
                                                                      EXCEPT FOR
                                                                   OPERATING DATA)
Net Sales:
  Steel Making:
     Sales to unaffiliated customers........................    $ 77,373       54,367
     Intersegment sales.....................................      24,520       24,754
                                                                --------     --------
                                                                 101,893       79,121
  Steel Fabricating:
     Sales to unaffiliated customers........................      67,623       70,964
     Intersegment sales.....................................         207          298
                                                                --------     --------
                                                                  67,830       71,262
     Eliminations...........................................     (24,727)     (25,052)
                                                                --------     --------
       Total................................................    $144,996     $'125,331
                                                                --------     --------
Income (loss) from Operations:
     Steel Making...........................................    $(10,419)    $(19,925)
     Steel Fabricating......................................       6,385        5,416
                                                                --------     --------
       Total................................................    $ (4,034)    $(14,509)
                                                                --------     --------
Depreciation:
     Steel Making...........................................    $  8,485     $  9,224
     Steel Fabricating......................................         964          922
     Corporate..............................................          17            5
                                                                --------     --------
       Total................................................    $  9,466     $ 10,151
                                                                --------     --------
Capital Expenditures:
     Steel Making...........................................    $  2,044     $ 10,565
     Steel Fabricating......................................       4,103        1,849
     Corporate..............................................          72           45
                                                                --------     --------
       Total................................................    $  6,219     $ 12,459
                                                                --------     --------
Operating Data (in tons)
  Steel Production (hot band)...............................     221,454      191,878
  Steel Shipments (flat rolled).............................     252,731      164,309

                            ACME METALS INCORPORATED

INVENTORIES:

     Inventories as determined on the last-in first-out method are summarized as follows:

                                                            MARCH 29,    DECEMBER 28,
                                                              1998           1997
                                                            ---------    ------------
Raw materials...........................................     $ 7,441       $13,510
Semi-finished and finished products.....................      49,257        62,126
Supplies................................................       7,711         5,994
                                                             -------       -------
                                                             $64,409       $81,630
                                                             =======       =======

PROPERTY, PLANT AND EQUIPMENT:

     The Company has capitalized expenditures related to the construction of a continuous thin slab caster and hot strip mill (the "New Facility") totaling $461.0 million at March 29, 1998, including total cash payments for the New Facility in the first quarter of 1998 of $7.2 million. Payments to the general contractor at March 29, 1998 and December 28, 1997 are $9.7 million and $17.2 million, respectively. Due to the non-cash nature of such payables at each date they have been excluded from the Statements of Cash Flows. The remainder of capital expenditures classified as construction in progress at March 29, 1998 was primarily for Acme Packaging's plastic strapping lines, and an upgrade of the Company's management information systems.

LONG-TERM DEBT:

     The Company's long-term debt (including current maturities) at March 29, 1998 and December 28, 1997 is summarized as follows:

                                                             MARCH 29,     DECEMBER 28,
                                                               1998            1997
                                                             ---------     ------------
                                                            (UNAUDITED)
                                                                  (IN THOUSANDS)
10.875 percent Senior Unsecured Notes, net of
  discount..............................................      $198,544       $198,506
Senior Secured Credit Agreement.........................       174,750        175,000
12.5 percent Senior Secured Notes.......................        17,623         17,623
13.5 percent Senior Secured Discount Notes..............           669            669
Note Payable............................................         6,000          6,000
Environmental Improvement Bonds 7.95 percent............        11,345         11,345
Environmental Improvement Bonds 7.90 percent............         8,585          8,585
Working Capital Facility................................                        5,000
Other long-term debt....................................         3,417          2,015
                                                              --------       --------
                                                              $420,933       $424,743
                                                              ========       ========

SALE OF UNIVERSAL TOOL & STAMPING COMPANY, INC.:

     In March 1998, the Company completed the stock sale of Universal Tool & Stamping Company, Inc. ("Universal"), generating proceeds to the Company of $18.0 million and a gain of $12.0 million (classified under the account caption as "Other-net" on the Statement of Operation). At December 28, 1997, the net assets of Universal (excluding cash and intercompany accounts) were $3.8 million and were classified as a current asset, "Net assets held for sale."

     Proceeds from the sale of Universal are restricted by the Indentures covering the Company's Senior Secured Notes issued in 1994 and have been deposited with the Trustee. The sale proceeds of net closing costs of $17.3 million have been classified as restricted cash on the balance sheet at March 29, 1998. The Company is permitted to apply the proceeds to related business investments or to offer to redeem on a pro rata basis the remaining 1994 Notes. To the extent an offer to redeem is not accepted, the proceeds become unrestricted.

                            ACME METALS INCORPORATED

CASH FLOWS:

     Cash payments for interest expense were $5.2 million during the first three months of 1998 and $9.8 million in the first three months of 1997. Cash transactions in the first quarter of 1998 for the New Facility are discussed above in the footnote entitled "Property, Plant and Equipment."

COMPREHENSIVE INCOME:

     During the quarter ended March 29, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the Company to disclose, in financial statement format, all non-owner changes in equity. As of the quarter ended March 29, 1998, there was no effect on equity due to the adoption of SFAS No. 130.

COMMITMENTS AND CONTINGENCIES:

     The Company's interest in an iron ore mining joint venture requires payment of its proportionate share of all fixed operating costs, regardless of the quantity of ore received, plus the variable operating costs of minimum ore production for the Company's account. Normally, the Company reimburses the joint venture for these costs through its purchase of ore. During 1997, the Company obtained approximately 37 percent of its iron ore needs from the joint venture.

     The Company's interest in NACME requires Acme to comply with certain tonnage provision guarantees and cost plus return on investment payments. Due to a delay in reaching full operating levels, NACME was not in compliance with certain financial covenants and obtained a waiver and negotiated modification of those covenants under its financing arrangements with its lending institution. The Company expects NACME will meet the requirements of the financial covenants. However, there are no assurances NACME will achieve such compliance, or, if it fails to do so, that it will be able to negotiate further waivers or amendments of its covenants. Currently, the Company is unable to determine whether such failure would have an adverse effect on Acme's operations.

     During 1994, the Company entered into a turnkey contract with Raytheon Engineers & Constructors, Inc. ("Raytheon") to build the New Facility at its steel making facilities located in Riverdale, Illinois. Based on the turnkey contract without taking into account financing costs, internally generated costs directly related to the New Facility or additional changes that may be requested by Acme during construction, management estimates the cost of the New Facility, including ancillary facilities, construction, general contractor fees and certain other project costs that will be paid by the Company will approximate $400 million.

     The Company has long term operating lease commitments, principally for building space for its Alpha Tube subsidiary and for various computer hardware and software. A current lease agreement relating to building space for the Alpha Tube subsidiary contains provisions for the Company to guarantee the lessor a recovery of a fixed percentage of its interest in the property upon termination of the lease. In the event the Company does not maintain compliance with financial covenants which are consistent with those of the Working Capital Facility, the Company could be required to purchase the lessors' interest in the property.

     The Company is subject to various Federal, state and local environmental statutes and regulations which provide a comprehensive program for controlling the release of materials into the environment and require responsible parties to remediate certain waste disposal sites. In addition, various health and safety statutes and regulations apply to the work-place environment. Administrative, civil and criminal penalties may be applicable for failure to comply with these laws. These environmental laws and regulations are subject to periodic revision and modification. The United States Environmental Protection Agency, for example, is currently evaluating changes to the National Air Quality Standards for particulate matter and ozone.

     From time to time, the Company is also involved in administrative proceedings involving the issuance, or renewal, of environmental permits relating to the conduct of its business. The final issuance of these permits have been resolved on terms satisfactory to the Company; and, in the future, the Company expects such permits will similarly be resolved on satisfactory terms.

                            ACME METALS INCORPORATED

     Although management believes it will be required to make further expenditures for pollution abatement facilities in future years, because of the continuous revision of these regulatory and statutory requirements, the Company is not able to reasonably estimate the specific pollution abatement requirements, the amount or timing of such expenditures to maintain compliance with these environmental laws. While such expenditures in future years may be substantial, management does not presently expect they will have a material adverse effect on the Company's future ability to compete within its markets.

     In those cases where the Company has been identified as a Potentially Responsible Party ("PRP") or is otherwise made aware of a possible exposure to incur costs associated with an environmental matter, management determines (i) whether, in fact, the Company has been properly named or is otherwise obligated,
(ii) the extent to which the Company may be responsible for costs associated with the site in question, (iii) an assessment as to whether another party may be responsible under various indemnification agreements or insurance policies the Company is a party to, and (iv) an estimate, if one can be made, of the costs associated with the clean-up efforts or settlement costs. It is the Company's policy to make provisions for environmental clean-up costs at the time that a reasonable estimate can be made. At March 29, 1998, the Company had recorded reserves of $1.0 million for environmental clean-up matters. While it is not possible to predict the ultimate costs of resolving environmental related issues facing the Company, based upon information currently available, they are not expected to have a material effect on the consolidated financial condition or results of operations of the Company.

     In connection with the Company's Spin-Off from Interlake on May 29, 1986, Acme entered into certain indemnification agreements with Interlake. Pursuant to the terms of the indemnification agreements, Interlake undertook to defend, indemnify and hold Acme harmless from any claims, as defined, relating to Acme operations or predecessor operations occurring before May 29, 1986, the inception of Acme. The indemnification agreements cover certain environmental matters including certain litigation and Superfund sites in Duluth, Minnesota and Gary, Indiana for which either Interlake or Acme's predecessor operations have been named as defendants or PRPs, as applicable. To date, Interlake has met its obligations under the indemnification agreements and has provided the defense and paid all costs related to these environmental matters. The Company does not have sufficient information to determine the potential liability, if any, for the matters covered by the indemnification agreements in the event Interlake fails to meet its obligations thereunder in the future. In the event that Interlake, for any reason, was unable to fulfill its obligations under the indemnification agreements, the Company could have increased future obligations which could be significant.

     Also in connection with the Spin-Off from Interlake, Acme entered into a Tax Indemnification Agreement ("TIA") which generally provides for Interlake to indemnify Acme for certain tax matters. While certain issues have been negotiated and settled between the Company, Interlake and the Internal Revenue Service, certain significant issues for the tax years beginning in 1982 through 1986 remain unresolved.

     On March 17, 1994, Acme received a Statutory Notice of Deficiency in the amount of $16.9 million in tax as a result of the Internal Revenue Service's examination of the 1982-1984 tax years. During 1997 Interlake and the Internal Revenue Service settled significantly all issues that created the additional tax, reducing the additional tax to $5.1 million. Substantial interest could also be due (potentially in an amount greater than the tax claimed). The taxes claimed relate principally to adjustments for which Acme is indemnified by Interlake pursuant to the TIA. The Company has adequate reserves to cover that portion for which it believes it may be responsible per the TIA. To date, Interlake has met its obligations under the TIA with respect to all covered matters. In the event that Interlake, for any reason, were unable to fulfill its obligations under the TIA, the Company could have increased future obligations.

     The Company's subsidiaries also have various litigation matters pending which arise out of the ordinary course of their businesses. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position of the Company.

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

GUARANTORS FINANCIAL STATEMENTS

     In December 1997, Acme Metals Incorporated, as issuer, and Acme Steel Company, a wholly owned subsidiary of the Company, as guarantor, entered into an offering pursuant to which $200 million of 10.875 percent Senior Unsecured Notes due 2007 (the "Senior Unsecured Notes") were offered pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"). The Company intends to register the Senior Unsecured Notes under the Act.

     Following is consolidating condensed financial information pertaining to the Company and its subsidiary guarantor and its subsidiary nonguarantors.

                                                           FOR THE THREE MONTHS MARCH 29, 1998
                                             ---------------------------------------------------------------
                                                                    SUBSIDIARY
                                                       SUBSIDIARY      NON                         TOTAL
                                             PARENT    GUARANTOR    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             ------    ----------   ----------   ------------   ------------
NET SALES..................................  $          $101,893     $67,830       $(24,727)      $144,996
COST AND EXPENSES..........................              107,180      56,705        (24,727)       139,158
                                             -------    --------     -------       --------       --------
Gross Profit...............................               (5,287)     11,125                         5,838
Selling and administrative expense.........                5,132       4,740                         9,872
                                             -------    --------     -------       --------       --------
Operating income (loss)....................              (10,419)      6,385                        (4,034)
Other......................................                  257      12,000                        12,257
Net Interest income (expense)..............    3,817     (13,728)       (887)                      (10,798)
                                             -------    --------     -------       --------       --------
Income (loss) before income taxes..........    3,817     (23,890)     17,498                        (2,575)
Income tax provision (benefit).............    1,455      (8,234)      5,879                          (900)
                                             -------    --------     -------       --------       --------
Net income (loss) before equity
  adjustment...............................    2,362     (15,656)     11,619                        (1,675)
Equity loss in subsidiaries................   (4,037)                                 4,037
                                             -------    --------     -------       --------       --------
Net income (loss)..........................  $(1,675)   $(15,656)    $11,619       $  4,037       $ (1,675)
                                             =======    ========     =======       ========       ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                         FOR THE THREE MONTHS ENDED MARCH 30, 1997
                                        ----------------------------------------------------------------------------
                                                                      SUBSIDIARY
                                                      SUBSIDIARY         NON                               TOTAL
                                         PARENT       GUARANTOR       GUARANTORS      ELIMINATIONS      CONSOLIDATED
                                         ------       ----------      ----------      ------------      ------------
NET SALES...........................    $              $ 79,121        $71,262          $(25,052)         $125,331
COST AND EXPENSES...................                     94,214         60,486           (25,052)          129,648
                                        --------       --------        -------          --------          --------
Gross profit........................                    (15,093)        10,776                              (4,317)
Selling and administrative..........                      4,832          5,360                              10,192
                                        --------       --------        -------          --------          --------
Operating income (loss).............                    (19,925)         5,416                             (14,509)
Net interest income (expense) and
  other.............................       4,556        (13,473)          (615)                             (9,532)
                                        --------       --------        -------          --------          --------
Income (loss) before income taxes...       4,556        (33,398)         4,801                             (24,041)
Income tax provision (benefit)......       1,433        (11,296)         1,689                              (8,174)
                                        --------       --------        -------          --------          --------
Net income (loss) before equity
  adjustment........................       3,123        (22,102)         3,112                             (15,867)
Equity loss in subsidiaries.........     (18,990)                                         18,990
                                        --------       --------        -------          --------          --------
Net income (loss)...................    $(15,867)      $(22,102)       $ 3,112          $ 18,990          $(15,867)
                                        ========       ========        =======          ========          ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                            AS OF MARCH 29, 1998
                                      ----------------------------------------------------------------
                                                              SUBSIDIARY
                                                 SUBSIDIARY      NON                         TOTAL
                                       PARENT    GUARANTOR    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                      --------   ----------   ----------   ------------   ------------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........  $ 14,285   $             $    384      $              $ 14,669
  Accounts receivable, net..........       198      39,091       29,496                       68,785
  Income tax receivable.............     1,252                                                 1,252
  Inventories.......................                40,353       25,706        (1,651)        64,408
  Deferred income taxes.............    14,082                                                14,082
  Other current assets..............       586       1,844          133                        2,563
  Due to (from) affiliates..........   459,879    (446,367)     (15,163)        1,651
                                      --------   ---------     --------      --------       --------
       Total current assets.........   490,282    (365,079)      40,556                      165,759
                                      --------   ---------     --------      --------       --------
INVESTMENTS AND OTHER ASSETS:
  Investments in associated
     companies......................    56,845      17,774                    (56,845)        17,774
  Restricted cash and investments...    17,361                                                17,361
  Other assets......................    15,002       3,996        1,541                       20,539
  Deferred income taxes.............    49,438                                                49,438
                                      --------   ---------     --------      --------       --------
       Total investments and
          other assets..............   138,646      21,770        1,541       (56,845)       105,112
                                      --------   ---------     --------      --------       --------
PROPERTY, PLANT AND EQUIPMENT
  Net:..............................       272     515,639       31,334                      547,245
                                      --------   ---------     --------      --------       --------
                                      $629,200   $ 172,330     $ 73,431      $(56,845)      $818,116
                                      ========   =========     ========      ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses.......................  $  9,943   $  66,359     $ 15,912      $              $ 92,214
  Current maturities of long term
     debt...........................     1,000         500                                     1,500
                                      --------   ---------     --------      --------       --------
       Total current liabilities....    10,943      66,859       15,912                       93,714
                                      --------   ---------     --------      --------       --------
LONG-TERM LIABILITIES:
  Long-term debt....................   413,933       5,500                                   419,433
  Other long-term liabilities.......    14,956       2,783                                    17,739
  Postretirement benefits other than
     pensions.......................     1,731      80,522       14,295                       96,548
  Retirement benefit plans..........     2,505       4,268       (1,223)                       5,550
                                      --------   ---------     --------      --------       --------
       Total long-term
          liabilities...............   433,125      93,073       13,072                      539,270
                                      --------   ---------     --------      --------       --------
SHAREHOLDERS' EQUITY:...............   185,132      12,398       44,447       (56,845)       185,132
                                      --------   ---------     --------      --------       --------
                                      $629,200   $ 172,330     $ 73,431      $(56,845)      $818,116
                                      ========   =========     ========      ========       ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 28, 1997
                                      ----------------------------------------------------------------
                                                              SUBSIDIARY
                                                 SUBSIDIARY      NON                         TOTAL
                                       PARENT    GUARANTOR    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                      --------   ----------   ----------   ------------   ------------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........  $          $   3,016     $  3,438      $              $  6,454
  Accounts receivable, net..........                33,154       26,492                       59,646
  Income tax receivable.............    24,936                                                24,936
  Inventories.......................                58,657       23,990        (1,017)        81,630
  Net assets held for sale..........                              3,808                        3,808
  Deferred income taxes.............    14,082                                                14,082
  Other current assets..............       614       1,145          128                        1,887
  Due to (from) affiliates..........   460,541    (434,649)     (26,909)        1,017
                                      --------   ---------     --------      --------       --------
          Total current assets......   500,173    (338,677)      30,947                      192,443
                                      --------   ---------     --------      --------       --------
INVESTMENTS AND OTHER ASSETS:
  Investments in associated
     companies......................    60,882      17,395                    (60,882)        17,395
  Other assets......................    14,629       4,391        1,337                       20,357
  Deferred income taxes.............    48,536                                                48,536
                                      --------   ---------     --------      --------       --------
          Total investments and
            other assets............   124,047      21,786        1,337       (60,882)        86,288
                                      --------   ---------     --------      --------       --------
PROPERTY, PLANT AND
  EQUIPMENT -- NET..................       217     522,096       28,037                      550,350
                                      --------   ---------     --------      --------       --------
                                      $624,437   $ 205,205     $ 60,321      $(60,882)      $829,081
                                      ========   =========     ========      ========       =======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses.......................  $  5,157   $  79,310     $ 14,333      $              $ 98,800
  Current installments of long-term
     debt...........................     1,000         500                                     1,500
                                      --------   ---------     --------      --------       --------
          Total current
            liabilities.............     6,157      79,810       14,333                      100,300
                                      --------   ---------     --------      --------       --------
LONG-TERM LIABILITIES:
  Long-term debt....................   412,743      10,500                                   423,243
  Other long-term liabilities.......    14,939       2,852                                    17,791
  Postretirement benefits other than
     pensions.......................     1,731      79,803       14,280                       95,814
  Retirement benefit plans..........     2,524       4,186       (1,120)                       5,590
                                      --------   ---------     --------      --------       --------
          Total long-term
            liabilities.............   431,937      97,341       13,160                      542,438
                                      --------   ---------     --------      --------       --------
SHAREHOLDERS' EQUITY:...............   186,343      28,054       32,828       (60,882)       186,343
                                      --------   ---------     --------      --------       --------
                                      $624,437   $ 205,205     $ 60,321      $(60,882)      $829,081
                                      ========   =========     ========      ========       ========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                          FOR THE THREE MONTHS ENDED MARCH 29, 1998
                                             --------------------------------------------------------------------
                                                                       SUBSIDIARY
                                                         SUBSIDIARY       NON                           TOTAL
                                              PARENT     GUARANTOR     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                              ------     ----------    ----------    ------------    ------------
NET CASH FLOWS (USED FOR) PROVIDED BY
  OPERATING ACTIVITIES....................   $ 30,845    $  (1,922)     $ (6,607)       $ 633         $  22,949
                                             --------    ---------      --------        -----         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Reclassification to restricted cash.....    (17,361)                                                  (17,361)
  Capital expenditures....................        (72)      (7,812)       (2,701)                       (10,585)
                                             --------    ---------      --------        -----         ---------
  Net cash (used for) provided by
    investing activities..................    (17,433)      (7,812)       (2,701)                       (27,946)
                                             --------    ---------      --------        -----         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under revolving credit
    agreement.............................                 129,750                                      129,750
  Repayments of revolving credit
    agreement.............................                (134,750)                                    (134,750)
  Payment of long term debt...............       (250)                                                     (250)
  Intercompany cash transactions..........        661       11,718       (11,746)        (633)
  Proceeds from net assets held for
    sale..................................                                18,000                         18,000
  Exercise of stock options and other.....        462                                                       462
                                             --------    ---------      --------        -----         ---------
  Net cash (used for) provided by
    financing activities..................        873        6,718         6,254         (633)           13,212
                                             --------    ---------      --------        -----         ---------
  Net increase (decrease) in cash and cash
    equivalents...........................     14,285       (3,016)       (3,054)                         8,215
  Cash and cash equivalents at beginning
    of period.............................                   3,016         3,438                          6,454
                                             --------    ---------      --------        -----         ---------
  Cash and cash equivalents at end of
    period................................   $ 14,285    $              $    384        $             $  14,669
                                             ========    =========      ========        =====         =========

                            ACME METALS INCORPORATED

                             (DOLLARS IN THOUSANDS)

                                                     FOR THE THREE MONTHS ENDED MARCH 30, 1997
                                          ----------------------------------------------------------------
                                                                  SUBSIDIARY
                                                     SUBSIDIARY      NON                         TOTAL
                                           PARENT    GUARANTOR    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                           ------    ----------   ----------   ------------   ------------
NET CASH FLOWS PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES..................  $ (4,919)   $(23,111)    $ 4,288        $(123)        $(23,865)
                                          --------    --------     -------        -----         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales and/or maturities of
     investments, net of purchases......     6,359                                                 6,359
  Capital expenditures..................       (45)     (5,338)     (1,849)                       (7,232)
                                          --------    --------     -------        -----         --------
  Net cash (used for) provided by
     investing activities...............     6,314      (5,338)     (1,849)                         (873)
                                          --------    --------     -------        -----         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Intercompany cash transactions........   (19,996)     22,142      (2,269)         123
  Exercise of stock options and other...       355                                                   355
                                          --------    --------     -------        -----         --------
  Net cash (used for) provided by
     financing activities...............   (19,641)     22,142      (2,269)         123              355
                                          --------    --------     -------        -----         --------
  Net increase (decrease) in cash and
     cash equivalents...................   (18,246)     (6,307)        170                       (24,383)
  Cash and cash equivalents at beginning
     of period..........................    24,306       6,307       2,611                        33,224
                                          --------    --------     -------        -----         --------
  Cash and cash equivalents at end of
     period.............................  $  6,060    $            $ 2,781        $             $  8,841
                                          ========    ========     =======        =====         ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
Acme Metals Incorporated

     We have reviewed the accompanying consolidated balance sheet as of March 29, 1998, the consolidated statements of operations for the three-month periods ended March 29, 1998 and March 30, 1997, and the consolidated statements of cash flows for the three-month periods ended March 29, 1998 and March 30, 1997 (the "consolidated financial information") of Acme Metals Incorporated and its subsidiaries. This consolidated financial information is the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial information for it to be in conformity with generally accepted accounting principles.

     We previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 28, 1997, and the related consolidated statements of operations, of shareholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated January 23, 1998, except as to the Note entitled "Assets Held for Sale", which is as of March 10, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of December 28, 1997, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Chicago, Illinois
May 7, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

     It is the position of the Securities and Exchange Commission (the "Commission") that indemnification of trustees for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT   DESCRIPTION
-------   -----------
   3.     Articles of Incorporation and By-Laws

          3(i) Restated Certificate of Incorporation of the Registrant, as amended by the Certificate of Designation of Junior
                  Participating Preferred Stock, Series A. Filed as Exhibit
                  3(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K") and incorporated by reference herein.

          3(ii)   Amended and Restated By-Laws of the Registrant as adopted
                  February 27, 1997. Filed as Exhibit 3(ii) to the
                  Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 1996 (the "1996 10-K") and incorporated by reference herein.

   4.     Instruments Defining the Rights of Security Holders, Including
          Indentures

            4.1   Rights Agreement dated as of July 15, 1994 between the
                  Registrant and First Chicago Trust Company of New York,
                  Rights Agent. Filed as Exhibit 1 to the Form 8-A dated
                  August 8, 1994 and Form 8-A/A dated August 12, 1994 and incorporated by reference herein.

            4.2 Indenture dated as of August 11, 1994 among the Registrant and Guarantors and Shawmut Bank Connecticut, National
                  Association as trustee, relating to the 12 1/2% Senior
                  Secured Notes due 2002. Filed as Exhibit 4.2 to Amendment
                  No. 2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994 (Amendment No. 2 to the
                  "1994 10-K") and incorporated by reference herein.

EXHIBIT   DESCRIPTION
-------   -----------
            4.3   Form of 12 1/2% Senior Secured Note due 2002 (included as
                  Exhibit A to Exhibit 4.2). Filed as Exhibit 4.3 to Amendment
                  No. 2 to the 1994 10-K and incorporated by reference herein.

            4.4 First Supplemental Indenture dated as of December 3, 1997 among the Registrant and Guarantors and State Street Bank and Trust Company, as Trustee, relating to the 121/2% Senior
                  Secured Notes due 2002. Filed as Exhibit 4.4 to the
                  Registrant's Annual Report on Form 10-K for the Fiscal Year ended December 28, 1997 (the "1997 10-K") and incorporated by reference herein.

            4.5 Indenture dated as of August 11, 1994 among the Registrant and Guarantors and Shawmut Bank, Connecticut, National
                  Association as trustee, relating to the 13 1/2% Senior
                  Secured Discount Notes due 2004. Filed as Exhibit 4.4 to
                  Amendment No. 2 to the 1994 10-K and incorporated by reference herein.

            4.6   Form of 13 1/2% Senior Secured Discount Note due 2004
                  (included as Exhibit A to Exhibit 4.4). Filed as Exhibit 4.5 to Amendment No. 2 to the 1994 10-K and incorporated by reference herein.

            4.7 First Supplemental Indenture dated as of December 3, 1997 among the Registrant and Guarantors and State Street Bank and Trust Company, as Trustee, relating to the 13 1/2%
                  Senior Secured Discount Notes due 2004. Filed as Exhibit 4.7 to the 1997 10-K and incorporated by reference herein.

            4.8 Collateral Agency Agreement dated as of August 11, 1994 among the Registrant, Acme Steel Company ("Acme Steel"),
                  Acme Packaging Corporation ("Acme Packaging"), the Trustees, the Term Loan Agent and the Collateral Agent. Filed as
                  Exhibit 4.6 to Amendment No. 2 to the 1994 10-K and incorporated by reference herein.

            4.9   Amended and Restated Collateral Agency Agreement dated as of
                  December 18, 1997 by and among the Registrant, Acme Steel,
                  Acme Packaging, Bankers Trust Company and State Street Bank and Trust Company, as Collateral Agents. Filed as Exhibit
                  4.9 to the 1997 10-K and incorporated by reference herein.

            4.10 Company Stock Pledge Agreement dated as of August 11, 1994 between the Registrant and the Collateral Agent. Filed as
                  Exhibit 4.7 to Amendment No. 2 to the 1994 10-K and incorporated by reference herein.

            4.11  Subsidiary Stock Pledge Agreement dated as of August 11,
                  1994 among Acme Steel, Acme Packaging and the Collateral
                  Agent. Filed as Exhibit 4.8 to Amendment No. 2 to the 1994
                  10-K and incorporated by reference herein.

            4.12  Security Agreement dated as of August 11, 1994 between Acme
                  Steel and the Collateral Agent. Filed as Exhibit 4.9 to
                  Amendment No. 2 to the 1994 10-K and incorporated by reference herein.

            4.13  Mortgage dated as of August 11, 1994 from Acme Steel to the
                  Collateral Agent. Filed as Exhibit 4.10 to Amendment No. 2 to the 1994 10-K and incorporated by reference herein.

            4.14 Intercreditor Agreement dated as of August 11, 1994 among the Registrant, Acme Steel, Harris Trust and Savings Bank and the Collateral Agent. Filed as Exhibit 4.11 to Amendment
                  No. 2 to the 1994 10-K and incorporated by reference herein.

            4.15 Disbursement Agreement dated as of August 11, 1994 between the Registrant and the Collateral Agent. Filed as Exhibit
                  4.12 to Amendment No. 2 to the 1994 10-K and incorporated by reference herein.

            4.16 Form of Registration Rights Agreement dated March 28, 1994 among the Registrant and The Substituted Purchasers. Filed as Exhibit 4.13 to the Registrant's Annual Report on Form
                  10K for the fiscal year ended December 25, 1994 (the "1994
                  10-K") and incorporated by reference herein.

EXHIBIT   DESCRIPTION
-------   -----------
            4.17  Indenture dated as of December 18, 1997 between the
                  Registrant, as Issuer, Acme Steel, as Guarantor, and Harris
                  Trust and Savings Bank, as Trustee, relating to the 10 7/8%
                  Senior Notes due 2007. Filed as Exhibit 4.17 to the 1997
                  10-K and incorporated by reference herein.

            4.18 Registration Rights Agreement dated December 18, 1997 between the Registrant, Morgan Stanley & Co. Incorporated,
                  Salomon Brothers, Inc., First Chicago Capital Markets, Inc., and Nesbitt Burns Securities Inc., as placement agent. Filed as Exhibit 4.18 to the 1997 10-K and incorporated by reference herein.

           *4.19  Amended and Restated Intercreditor Agreement dated as of
                  December 18, 1997 among the Registrant, Acme Steel, Harris
                  Trust and Savings Bank and State Street Bank and Trust
                  Company.

  *5.     Opinion of Ungaretti & Harris

  *8.     Tax Opinion of Ungaretti & Harris

  10.     Material contracts

           10.1   Tax Indemnification Agreement between Acme Steel and The
                  Interlake Corporation ("Interlake") dated May 30, 1986.
                  Filed as Exhibit 10.1 to the Registrant's Annual Report on
                  Form 10-K for the fiscal year ended December 27, 1992, SEC
                  File# 0-14727 (the "1992 Form 10-K") and incorporated by reference herein.

           10.2   Cross-Indemnification Agreement between Acme Steel and
                  Interlake dated May 29,1986. Filed as Exhibit 10.2 to the
                  1992 Form 10-K and incorporated by reference herein.

           10.3   $80,000,000 Credit Agreement by and among Acme Group and
                  Harris Trust and Savings Bank individually and as Agent and the Lenders which are or become parties hereto dated as of August 11, 1994 (the "Credit Agreement"). Filed as Exhibit
                  10.3 to the 1994 10-K and incorporated by reference herein.

           10.4   First Amendment to the Credit Agreement dated as of May 21,
                  1995. Filed as Exhibit 10.4 to the 1995 10-K and incorporated by reference herein.
           10.5   Second Amendment to the Credit Agreement dated August, 1995.

                  Filed as Exhibit 10.5 to the 1995 10-K and incorporated by reference herein.
           10.6   Third Amendment to the Credit Agreement dated April 5, 1996.

                  Filed as Exhibit 10.6 to the 1996 10-K and incorporated by reference herein.
           10.7   Fourth Amendment to the Credit Agreement dated April 1,

                  1997. Filed as Exhibit 10.7 to the 1997 10-K and incorporated by reference herein.
           10.8   Fifth Amendment to the Credit Agreement dated September 27,

                  1997. Filed as Exhibit 10.8 to the 1997 10-K and incorporated by reference herein.
           10.9   Assignment and Acceptance dated August 24, 1994 relating to the Credit Agreement (National City Bank, Assignee). Filed as Exhibit 10.4 to the 1994 10-K and incorporated by reference herein.
           10.10  Assignment and Acceptance dated August 24, 1994 relating to the Credit Agreement (NBD Bank, N.A., Assignee). Filed as
                  Exhibit 10.5 to the 1994 10-K and incorporated by reference herein.
           10.11  Assignment and Acceptance dated August 24, 1994 relating to the Credit Agreement (Mercantile Bank of St. Louis National
                  Association, Assignee). Filed as Exhibit 10.6 to the 1994
                  10-K and incorporated by reference herein.

           10.12 Assignment and Acceptance dated September 1, 1994 relating to the Credit Agreement (General Electric Capital
                  Corporation, Assignee). Filed as Exhibit 10.7 to the 1994
                  10-K and incorporated by reference herein.

EXHIBIT   DESCRIPTION
-------   -----------
           10.13  Amended and Restated $80,000,000 Credit Agreement dated as of December 18, 1997 by and among Acme Group and Harris
                  Trust and Savings Bank and The First National Bank of
                  Chicago, as Co-Agents (the "Working Capital Facility").
                  Filed as Exhibit 10.13 to the 1997 10-K and incorporated by reference herein.
           10.14  First Amendment to the Working Capital Facility effective as of December 18, 1997. Filed as Exhibit 10.14 to the 1997
                  10-K and incorporated by reference herein.
           10.15  Second Amendment to Working Capital Facility, dated May 11,
                  1998. Filed as Exhibit 10.1 to the Form 10-Q filed on May
                  13, 1998 (the "1998 First Quarter 10-Q") and incorporated by reference herein.
           10.16  Term Loan Agreement dated August 4, 1994 among the
                  Registrant, the Lenders and Lehman Commercial Paper Inc.
                  (the "Term Loan"). Filed as Exhibit 10.8 to Amendment No. 2
                  to the 1994 10-K and incorporated by reference herein.
           10.17  Amendment to the Term Loan dated as of December 15, 1994.
                  Filed as Exhibit 10.9 to the 1994 10-K and incorporated by reference herein.
           10.18  $175,000,000 Credit Agreement dated as of December 18, 1997 among the Registrant, Various Lenders, Bankers Trust
                  Company, as Administrative Agent, and Morgan Stanley Senior
                  Funding, Inc., as Syndication Agent and Arranger, and
                  ancillary documents. Filed as Exhibit 10.17 to the 1997 10-K and incorporated by reference herein.
           10.19  First Amendment to $175,000,000 Credit Agreement dated May
                  12, 1998. Filed as Exhibit 10.2 to the 1998 First Quarter
                  10-Q and incorporated by reference herein.
           10.20  Form of Engineering, Procurement and Construction Contract
                  dated July 28, 1994 between Acme Steel and Raytheon
                  Engineers & Constructors, Inc. Filed as Exhibit 10.41 to
                  Amendment No. 3 to Form S-1 Registration Statement, No.
                  33-54101, and incorporated by reference herein.
           10.21  Amendment 1 to Engineering, Procurement and Construction
                  Contract between Acme Steel and Raytheon Engineers &
                  Constructors, Inc. dated as of July 28, 1994. Filed as
                  Exhibit 10.11 to the 1994 10-K and incorporated by reference herein.
           10.22  Amendment 2 to Engineering, Procurement and Construction
                  Contract between Acme Steel and Raytheon Engineers &
                  Constructors, Inc. dated as of March 21, 1995. Filed as
                  Exhibit 10.12 to the 1994 10-K and incorporated by reference herein.
           10.23  Joint Development Program Agreement dated July 28, 1994 between Acme Steel and SMS Schloemann-Siemag, AG. Filed as
                  Exhibit 10.13 to the 1994 10-K and incorporated by reference herein.
           10.24  Agreement between the Registrant and Reynold C. MacDonald dated June 1, 1992.(1) Filed as Exhibit 10.3 to the 1992
                  10-K and incorporated by reference herein.
           10.25  Amendment to the Agreement between Registrant and Reynold C.
                  MacDonald dated June 1, 1995. Filed as Exhibit 10.17 to the
                  1995 10-K and incorporated by reference herein.
           10.26  Retainer Agreement between Registrant and Brian W. H.
                  Marsden dated March 1, 1997. Filed as Exhibit 10.19 to the
                  1996 10-K and incorporated by reference herein.
           10.27  Non-Employee Directors Retirement Plan dated February 22,
                  1990 as adopted May 25, 1992.(1) Filed as Exhibit 10.4 to
                  the 1992 10-K and incorporated as reference herein.
           10.28  Form of Indemnification Agreement for directors and certain officers of the Registrant. Filed as Exhibit 10.20 to the
                  1995 10-K and incorporated as reference herein.
           10.29  Amendment and Restatement of the 1994 Executive Incentive
                  Compensation Plan of Acme Metals Incorporated as adopted
                  April 24, 1997.(1) Filed as Appendix B to the Proxy
                  Statement for the Annual Meeting of Shareholders held on
                  April 24, 1997 (the "1997 Proxy Statement") and incorporated by reference herein.

EXHIBIT   DESCRIPTION
-------   -----------
           10.30  Deferred Compensation Agreement dated May 24, 1986 between the Registrant and Brian W. H. Marsden as adopted May 25,
                  1992.(1) Filed as Exhibit 10.15 to the 1992 10-K and
                  incorporated by reference herein.

           10.31  Acme Metals Incorporated Deferred Compensation Plan as
                  Amended and Restated effective January 1, 1994 and adopted
                  November 21, 1994.(1) Filed as Exhibit 10.23 to the 1994
                  10-K and incorporated by reference herein.

           10.32 Key Executive Severance Pay Plan dated January 22, 1987, as adopted May 25, 1992.(1) Filed as Exhibit 10.24 to the 1995
                  10-K and incorporated by reference herein. Exhibit 1 amended through January 29, 1998.(1) Filed as Exhibit 10.30 to the
                  1997 10-K and incorporated by reference herein.

           10.33 Acme Metals Incorporated 1994 Stock Incentive Program as adopted April 28, 1994.(1) Filed as Exhibit 10.25 to the
                  1994 10-K and incorporated by reference herein.

           10.34  Acme Metals Incorporated 1997 Non-Employee Directors' Stock
                  Option Plan.(1) Filed as Appendix A to the 1997 Proxy
                  Statement and incorporated by reference herein.

           10.35  Acme Metals Incorporated Employee Stock Ownership Plan
                  Restated effective September 1, 1995. Filed as Exhibit 10.27 to the 1996 10-K and incorporated by reference herein.

           10.36  Acme Metals Incorporated Salaried Employees' Retirement
                  Savings Plan Restated effective September 1, 1995. Filed as
                  Exhibit 10.28 to the 1996 10-K and incorporated by reference herein.

           10.37  Consolidated Pension Plan for Acme Salaried and Hourly
                  Employees as Amended and Restated effective November 1, 1994
                  ("Consolidated Pension Plan") with Appendix A to the
                  Consolidated Pension Plan as Amended and Restated effective
                  July 31, 1994.(1) Filed as Exhibit 10.44 to the 1994 10-K and incorporated by reference herein.

           10.38  Appendix B to the Consolidated Pension Plan as Amended and
                  Restated effective September 1, 1993.(1) Filed as Exhibit
                  10.30 to the 1995 10-K and incorporated by reference herein.

           10.39  Appendix C to the Consolidated Pension Plan effective
                  December 31, 1993.(1) Filed as Exhibit 10.31 to the 1995
                  10-K and incorporated by reference herein.

           10.40  First Amendment to the Consolidated Pension Plan dated
                  September 19, 1995.(1) Filed as Exhibit 10.32 to the 1995
                  10-K and incorporated by reference herein.

           10.41 Acme Metals Incorporated Supplemental Benefits Plan effective January 1, 1994.(1) Filed as Exhibit 10.45 to the
                  1994 10-K and incorporated by reference herein.

           10.42  Acme Metals Incorporated Salaried Employees; Past Service
                  Pension Plan ("Past Service Pension Plan") dated June
                  1,1992.(1) Filed as Exhibit 10.37 to the 1992 10-K and incorporated by reference herein.

           10.43 Amendment No. 1 to the Past Service Pension Plan.(1) Filed as Exhibit 10.38 to the 1993 10-K and incorporated by reference herein.

           10.44 Amendment No. 2 to the Past Service Pension Plan.(1) Filed as Exhibit 10.48 to the 1994 10-K and incorporated by reference herein.

 *12.     Statement re: Computation of Ratios.

  21. Subsidiaries of the Registrant. Filed as Exhibit 21 to the 1997 10-K and incorporated by reference herein.

  23.     Consent of experts and counsel
          *23.1   Consent of Price Waterhouse LLP.
          *23.2   Consent of Ungaretti & Harris (included in Exhibit 5).
          *23.3   Price Waterhouse LLP Awareness Letter.

 *24.     Power of Attorney (see signature page).

 *25.     Statement of Eligibility of Trustee.


EXHIBIT   DESCRIPTION
-------   -----------
  27.     Financial Data Schedule. Filed as Exhibit 27 to the 1997 Form 10-K
          and as Exhibit 27 to the 1998 First Quarter 10-Q and incorporated by reference herein.
  99.     Additional Exhibits
          *99.1   Form of Letter of Transmittal.
          *99.2   Form of Notice of Guaranteed Delivery.
          *99.3   Form of Letter to Nominees.
          *99.4   Form of Letter to Clients of Nominees.

-------------------------
* Filed herewith.

     (b) Financial Statement Schedules:

          Not applicable.

     (c) Item 4(b) Information:

          Not applicable.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to other information called for by the other Items of the applicable form.

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Riverdale, State of Illinois, on the 14th day of May, 1998.

                                          ACME METALS INCORPORATED

                                          By:    /s/ STEPHEN D. BENNETT

                                            ------------------------------------
                                                Stephen D. Bennett, Director
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

                                          By:     /s/ JERRY F. WILLIAMS

                                            ------------------------------------
                                            Jerry F. Williams, Vice President -
                                            Finance and Administration and Chief
                                                Financial Officer (Principal
                                                      Financial Officer)

                                          By:      /s/ DERRICK T. BAY

                                            ------------------------------------
                                                 Derrick T. Bay, Controller
                                                and Chief Accounting Officer
                                               (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the following persons does hereby authorize and designate Edward P. Weber, Jr. and Jerry F. Williams, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments.

                      NAME                                          TITLE                        DATE
                      ----                                          -----                        ----

               /s/ BUDDY W. DAVIS                                 Director                   May 14, 1998
------------------------------------------------
                 Buddy W. Davis

             /s/ ANDREW R. LAIDLAW                                Director                   May 14, 1998
------------------------------------------------
               Andrew R. Laidlaw

                /s/ JOHN T. LANE                                  Director                   May 14, 1998
------------------------------------------------
                  John T. Lane

              /s/ FRANK A. LEPAGE                                 Director                   May 14, 1998
------------------------------------------------
                Frank A. LePage

            /s/ REYNOLD C. MACDONALD                              Director                   May 14, 1998
------------------------------------------------
              Reynold C. MacDonald

             /s/ BRIAN W.H. MARSDEN                               Director                   May 14, 1998
------------------------------------------------
               Brian W.H. Marsden

             /s/ ALLAN L. RAYFIELD                                Director                   May 14, 1998
------------------------------------------------
               Allan L. Rayfield

             /s/ WILLLIAM P. SOVEY                                Director                   May 14, 1998
------------------------------------------------
                William P. Sovey

          /s/ L. FREDERICK SUTHERLAND                             Director                   May 14, 1998
------------------------------------------------
            L. Frederick Sutherland

             /s/ WILLIAM R. WILSON                                Director                   May 14, 1998
------------------------------------------------
               William R. Wilson